AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 24, 1998

                                                REGISTRATION NO. 333-44469

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                          EXODUS COMMUNICATIONS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    4813                    77-0403076
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL            IDENTIFICATION NO.)
     INCORPORATION OR        CLASSIFICATION CODE
      ORGANIZATION)                NUMBER)

                                ---------------

                           2650 SAN TOMAS EXPRESSWAY
                         SANTA CLARA, CALIFORNIA 95051
                                (408) 346-2200

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                              K.B. CHANDRASEKHAR
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           2650 SAN TOMAS EXPRESSWAY
                         SANTA CLARA, CALIFORNIA 95051
                                (408) 346-2200

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                          OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:
    LAIRD H. SIMONS III, ESQ.                      LARRY W. SONSINI, ESQ.
      FRED M. GREGURAS, ESQ.                      DAVID C. DRUMMOND, ESQ.
   EILEEN DUFFY ROBINETT, ESQ.                    ROBERT D. SANCHEZ, ESQ.
     ROBERT A. FREEDMAN, ESQ.                 WILSON SONSINI GOODRICH & ROSATI
        JAY S. KOMAS, ESQ.                        PROFESSIONAL CORPORATION
        FENWICK & WEST LLP                           650 PAGE MILL ROAD
       TWO PALO ALTO SQUARE                     PALO ALTO, CALIFORNIA 94304
   PALO ALTO, CALIFORNIA 94306                         (650) 493-9300
          (650) 494-0600

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_] ________

                        CALCULATION OF REGISTRATION FEE

=============================================================================================
                                               PROPOSED
                                               MAXIMUM     PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF      AMOUNT TO BE  OFFERING PRICE    AGGREGATE         AMOUNT OF
SECURITIES TO BE REGISTERED  REGISTERED(1)    PER SHARE    OFFERING PRICE(2) REGISTRATION FEE
---------------------------------------------------------------------------------------------
 Common Stock, par value
  $0.001 per share......       4,600,000        $11.00        $50,600,000        $14,927(3)
=============================================================================================

(1) Includes 600,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated pursuant to Rule 457(a) solely for the purpose of calculating the amount of the registration fee.

(3) Includes the incremental registration fee for an increase of $4,600,000 to the Proposed Maximum Aggregate Offering Price. The Company paid a registration fee in the amount of $13,570.00 with its filing on January 16, 1998 and is transmitting the remaining $1,357.00 with this Amendment.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED FEBRUARY 24, 1998

                             4,000,000 SHARES

                          EXODUS COMMUNICATIONS, INC.
                                  COMMON STOCK
                         (PAR VALUE, $0.001 PER SHARE)
[LOGO OF EXODUS]

                                  -----------

  All of the 4,000,000 shares of Common Stock offered hereby are being sold by Exodus Communications, Inc. Prior to the offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $9.00 and $11.00 per share. For factors to be considered in determining the initial public offering price, see "Underwriting".

  SEE "RISK FACTORS" ON PAGE 6 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

  The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "EXDS" subject to official notice of issuance.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES  AND  EXCHANGE   COMMISSION  OR  ANY  STATE  SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                                       INITIAL PUBLIC   UNDERWRITING PROCEEDS TO
                                      OFFERING PRICE(1) DISCOUNT (2) COMPANY (3)
                                      ----------------- ------------ -----------
Per Share............................       $               $            $
Total (4)............................      $               $            $

-----

(1) In connection with the offering, the Underwriters have reserved up to 300,000 shares of Common Stock for sale at the initial public offering price to directors, officers, employees and friends of the Company.

(2) The Company and certain of the Company's stockholders (the "Selling Stockholders") have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".

(3) Before deducting estimated expenses of $1,400,000 payable by the Company.

(4) The Company and the Selling Stockholders have granted the Underwriters an option for 30 days to purchase up to an additional 550,000 shares and 50,000 shares, respectively, at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders". If such option is exercised in full, the total initial public offering price, underwriting discount, proceeds to Company and proceeds to Selling
    Stockholders will be $   , $   , $    and $   , respectively. See
    "Underwriting".

                                  -----------

  The shares offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York on
or about    , 1998, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
                       BT ALEX. BROWN
                                           NATIONSBANC MONTGOMERY SECURITIES LLC

                                  -----------

                   The date of this Prospectus is    , 1998.

[Description of inside front cover: In the background, representative customer names appear. The following text is superimposed over the background of customer names: "Exodus Communications, Inc. is a leading provider of Internet system and network management solutions for enterprises with mission-critical Internet operations. The Company's tailored solutions are designed to be seamlessly integrated with existing systems architectures and enable customers to outsource the monitoring, administration and optimatization of their overall Internet operations." The Exodus logo appears at the bottom of the page, above the following legend:


CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING." ]

[Description of gatefold: At the top appears the Exodus logo and "Internet System and Network Management Solutions for Enterprises with Mission-Critical Internet Operations" superimposed over "Exodus." Beneath that are the following diagrams and textual explanations:
        1. A rendering of the interior of an Internet Data Center, including CyberRacks, CyberCabinets, Virtual Data Centers and CyberVaults and related equipment and Company personnel. The following text appears next to the picture:
                "An Inside Look at an Exodus Internet Data Center"
                "Internet Data Centers are designed for high-availability, mission-critical operations."

                 "* 24x7 staffed Network Control Centers
                  * Multi-level physical site security
                  * Multiple physical fiber paths into each facility
                  * Raised-floor, HVAC computing environment
                  * Uninterruptible power supplies and back-up generators
                  * FM200 gas-based fire suppression systems"

        2. A map of the United States which identifies (i) the Company's Seattle, San Francisco, Los Angeles, New York and Washington metropolitan area Internet Data Centers, (ii) the Company's DS-3 backbone ring, (iii) various private and public peering interconnections and (iv) the public Internet exchange points. In addition, a map of England is included to show the Company's expected Internet Data Center to be located there, with a notation "coming in 1998." The maps are accompanied by a legend that identifies the symbols used for Internet Data Centers, public Internet exchange points, private or public peering with major carriers, the Exodus DS-3 SONET Ring and Exodus OC-3 ATM links.

        3. A diagram of how the various aspects of the Company's services fit together, including:

                a. Remote users, business users and home users (represented by computers with captions) connecting to an Internet "cloud," with the following captions:

                  "* Intelligent routing technologies direct user requests to the closest Internet Data Center."
                  "* End users connect via their local ISPs."

                b. Servers at a west coast and east coast Internet Data Center connected to an Internet "cloud" through Internet exchange points, with routers at the west coast and east coast Internet Data Centers connected through the Company's backbone ring across the United States. The following captions are associated with this diagram:

                  "* Internet traffic flows are continuously monitored and
                     dynamically rerouted to optimize end-user response times."
                  "* The Company's policy of undersubscribing its network
                     capacity allows for customer spikes in demand."
                  "* Content is mirrored across multiple Internet Data Centers via the Company's private fiber backbone, to maximize application availability."

                c. Representations of computer screens, which contain a report that can be generated through the Company's collaborative management services. One screen is shown at a customer location. The screens are connected to the Company's west coast and east coast Internet Data Centers. The following caption is associated with these depictions:

                  "* Collaborative management services enable customers and the
                     Company to manage customers' Internet operations jointly, proactively and continuously."

                d. Additional representations of computer screens containing data available through the Company's collaborative management and Internet technology services. The following captions are associated with these representations.

                   "Internet system and network management -- Sophisticated Internet system and network management solutions enable the Company to identify and begin to resolve problems -- frequently before the customer is even aware that a problem exists."
                   "Internet Technology Services -- Internet technology services, which include security and content distribution, integrate best of breed technologies with the Company's expertise to provide customers with scalable, secure and high performing Internet applications.]

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and Financial Statements and Notes thereto appearing elsewhere in this Prospectus, including the information under "Risk Factors."

  Except where otherwise indicated, all information in this Prospectus (i) reflects the conversion of all outstanding shares of redeemable convertible preferred stock of the Company (the "Preferred Stock") into shares of Common Stock upon the closing of this offering, (ii) assumes the Underwriters' over-allotment option will not be exercised and (iii) reflects a one-for-three reverse split of the Company's Common Stock and the Company's reincorporation into Delaware, which are expected to occur in February 1998, and associated changes in the Company's charter documents. See "Description of Capital Stock" and "Underwriting."

                                  THE COMPANY

  Exodus is a leading provider of Internet system and network management solutions for enterprises with mission-critical Internet operations. The Company's solutions include server hosting, Internet connectivity, collaborative systems management and Internet technology services, which together provide the high performance, scalability and expertise that enterprises need to optimize their Internet operations. The Company delivers its services from geographically distributed, state-of-the-art Internet Data Centers that are connected through a redundant high performance dedicated backbone ring. The Company's tailored solutions are designed to be seamlessly integrated with existing enterprise systems architectures and enable customers to outsource the monitoring, administration and optimization of their equipment, applications and overall Internet operations. As of December 31, 1997, the Company had over 200 Internet Data Center customers and managed over 2,000 customer servers. The Company's customers range from pioneering Internet-based businesses to Fortune 500 enterprises and include companies such as Computer Associates International, Inc., GeoCities, Hewlett-Packard Company, Hotmail Corporation, Inktomi Corporation, National Semiconductor Corporation, PC World Communications, Inc., Software.net (a Cybersource company) and USAToday Information Network.

  Use of the Internet, including intranets and extranets, has grown rapidly in recent years. As this use continues to grow, enterprises are increasing the breadth and depth of their Internet product and service offerings. These Internet operations are mission-critical for virtually all Internet-based businesses and are becoming increasingly mission-critical for many mainstream enterprises. In order to ensure the quality, reliability, availability and redundancy of these mission-critical Internet operations, corporate IT departments must make substantial investments in geographically distributed state-of-the-art facilities and networks that are monitored and managed 24x7 by experts in Internet technology, can be upgraded to reflect changing technologies and can be scaled as the needs of enterprises evolve. However, such a continuing significant investment of resources is often an inefficient use of enterprises' overall resources. As a result, corporate IT departments are increasingly seeking collaborative outsourcing arrangements that can increase performance, provide continuous operation of their Internet solutions and reduce Internet operating expenses. Exodus believes a significant opportunity exists for a highly-focused company to provide a combination of server hosting, Internet connectivity, collaborative systems management and Internet technology services that will enable reliable, high performance of enterprises' mission-critical Internet operations.

  The Company's Internet system and network management solutions are based on a core set of server hosting and Internet connectivity services, which are enhanced by a growing number of collaborative systems management and Internet technology services. The Company's Internet Data

Centers provide a secure platform for server hosting with uninterruptible power supply and back-up generators, fire suppression, raised floors, HVAC, separate cooling zones, seismically braced racks, 24x7 operations and high levels of physical security. The Company's national backbone ring of multiple high-speed, clear-channel DS-3 lines and private and public network peering interconnections provide the foundation for the Company's high performance, scalable Internet connectivity services. The Company's collaborative systems management services, including performance monitoring and site management reports, enable customers and the Company to manage customers' Internet operations jointly, proactively and continuously. Finally, the Company's Internet technology services, including security and content distribution, integrate best-of-breed technologies of leading vendors with the Company's expertise to provide customers with scalable, secure and high performing Internet applications. The Company's portfolio of layered services optimizes the development, deployment and proactive management of enterprises' mission-critical Internet operations.

  The Company began offering server hosting services in late 1995, opened its first dedicated Internet Data Center in August 1996 and introduced its collaborative systems management and Internet technology services in 1997. The Company currently operates six Internet Data Centers, consisting of approximately 110,000 gross square feet, located in five metropolitan areas:
Los Angeles, New York, San Francisco, Seattle and Washington, D.C. The Company intends to expand domestically and internationally, including the expected addition of an additional Internet Data Center in the San Francisco metropolitan area and a new site in the London metropolitan area in the first half of 1998.

  The Company's objective is to become the leading provider of Internet system and network management solutions for enterprises with mission-critical Internet operations. The key elements of this strategy include (i) extending the Company's market leadership, (ii) focusing on the development of new collaborative systems management services, (iii) expanding domestically and internationally by adding Internet Data Centers, (iv) leveraging the Company's significant expertise to address new market opportunities such as e-commerce and extranets and (v) establishing strategic relationships with leading technology developers and distribution alliances with content developers, system integrators, system vendors, consulting companies and ISPs.

  The Company is the successor to a Maryland corporation that was formed in August 1992 and reincorporated in California in May 1995. The Company expects to reincorporate in Delaware in February 1998. Unless the context otherwise requires, the term "Company" or "Exodus" refers to Exodus Communications, Inc. and its California and Maryland predecessors. The Company's principal executive offices are located at 2650 San Tomas Expressway, Santa Clara, California 95051. The Company's telephone number is (408) 346-2200.

  Exodus Communications, Exodus, CyberCabinet, CyberRack, HeadsUp Site Monitor, Multipath Site, Multipath Net, SystemHealth Monitoring and Virtual Data Center are trade names and trademarks of the Company. This Prospectus also includes trade names and trademarks of other companies, including Unicenter(R) and Unicenter(R) TNG(TM), which are trademarks of Computer Associates International, Inc., and National Semiconductor(R), which is a trademark of National Semiconductor Corporation.

                                  THE OFFERING

 Common Stock offered by the Company.....   4,000,000 shares
 Common Stock to be outstanding after
  this offering..........................  17,439,624 shares(1)
 Use of proceeds.........................  For repayment of indebtedness and working capital and other general
                                           corporate purposes. See "Use of
                                           Proceeds."
 Proposed Nasdaq National Market symbol..  "EXDS"

                         SUMMARY FINANCIAL INFORMATION

  The following summary financial information should be read in conjunction with the Company's Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The summary financial information for each of the years in the three-year period ended December 31, 1997, and as of December 31, 1997, is derived from financial statements of the Company that have been audited by KPMG Peat Marwick LLP, independent auditors. Historical results are not necessarily indicative of the results to be expected in the future.

                                                    YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                     1995     1996      1997
                                                    -------  -------  --------
                                                     (IN THOUSANDS, EXCEPT
                                                        PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
 Total revenues.................................... $ 1,408  $ 3,130  $ 12,408
 Operating loss....................................  (1,273)  (4,094)  (24,792)
 Net loss..........................................  (1,311)  (4,133)  (25,298)
 Cumulative dividends and accretion on redeemable
  convertible preferred stock......................      --       --    (1,413)
 Net loss attributable to common stockholders......  (1,311)  (4,133)  (26,711)
 Basic and diluted net loss per share (2)..........   (1.00)   (2.16)   (13.85)
 Pro forma basic and diluted net loss per share
  (2)..............................................                      (2.56)
 Shares used in computing basic and diluted net
  loss per share(2)................................   1,315    1,914     1,928
 Shares used in computing pro forma basic and
  diluted net loss per share(2)....................                      9,878
STATEMENT OF CASH FLOWS DATA:
 Net cash used for operating activities............ $  (453) $(2,998) $(15,296)
OTHER DATA (UNAUDITED):
 EBITDA (3)........................................ $(1,208) $(3,633) $(20,274)

                                                   DECEMBER 31, 1997
                                         --------------------------------------
                                         ACTUAL   PRO FORMA (4) AS ADJUSTED (5)
                                         -------  ------------- ---------------
                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and cash equivalents.............. $10,270     $10,270        $43,070
 Working capital (deficiency)...........  (3,707)     (3,707)        32,093
 Total assets...........................  40,973      40,973         73,773
 Debt and capital lease obligations,
  less current portion..................  15,135      15,135         15,135
 Redeemable convertible preferred stock
  and warrants..........................  39,247          --             --
 Total stockholders' (deficit) equity... (30,600)      8,647         44,447

--------

(1) Based on shares outstanding as of December 31, 1997. Does not include (i) 1,709,286 shares of Common Stock issuable upon the exercise of stock options outstanding under the Company's stock option plans as of December 31, 1997 with a weighted average per share exercise price of $0.76 or 333,334 shares of Common Stock issuable upon the exercise of stock options granted outside of the Company's stock option plans in January 1998 with a weighted average per share exercise price of $13.50, (ii) 649,929 shares of Common Stock available for future grant as of December 31, 1997 under the Company's 1997 Equity Incentive Plan (the "1997 Plan") and an additional 2,300,000 shares of Common Stock available for future grant or issuance immediately after the offering under the Company's 1998 Equity Incentive Plan (the "1998 Plan"), 1998 Directors Stock Option Plan (the "Directors Plan") and 1998 Employee Stock Purchase Plan (the "Purchase Plan"), (iii) 950,163 shares of Common Stock issuable upon the exercise of warrants outstanding as of December 31, 1997 with a weighted average per share exercise price of $4.29 (of which warrants to purchase 615,454 shares are expected to be exercised on or before the closing of the offering) or 6,667 shares of Common Stock issuable upon the exercise of a warrant granted in January 1998 at a per share exercise price of $8.55 or (iv) 39,181 shares issued by the Company in February 1998 at a per share purchase price of $8.55. See "Capitalization," "Management--Director Compensation," "Management--Employee Benefit Plans," "Description of Capital Stock" and Notes 5 and 8 of Notes to Financial Statements.

(2) See Note 1 of Notes to Financial Statements for an explanation of the determination of the number of shares used in computing per share data. The pro forma data is unaudited.

(3) Represents earnings (loss) before net interest expense, income taxes, depreciation, amortization (including amortization of deferred stock compensation) and other noncash charges ("EBITDA"). Although EBITDA should not be used as an alternative to operating loss or net cash used for operating activities, each as measured under generally accepted accounting principles, and, although EBITDA may not be comparable to other similarly titled information from other companies, the Company's management believes that EBITDA is an additional meaningful measure of performance and liquidity.

(4) Pro forma to reflect the conversion of all outstanding shares of Preferred Stock into shares of Common Stock upon the closing of this offering. This data is unaudited.

(5) As adjusted to reflect the application of the net proceeds from the sale of the 4,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share and after deducting the estimated underwriting discount and offering expenses.

                                 RISK FACTORS

  This offering involves a high degree of risk. In addition to the other information set forth in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing any of the shares of Common Stock of the Company. This Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed in this Prospectus. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this Prospectus.

LIMITED OPERATING HISTORY; HISTORY OF LOSSES

  While the Company began operations in 1992, it did not offer server hosting services until 1995 and did not open its first dedicated Internet Data Center until August 1996, at which time it refocused its business strategy on providing Internet system and network management solutions for enterprises' mission-critical Internet operations. As a result, the Company's business model is still in an emerging state. Since it began to offer server hosting services in 1995, the Company has experienced operating losses and negative cash flows from operations in each quarterly and annual period. As of December 31, 1997, the Company had an accumulated deficit of approximately $32.0 million. The revenue and income potential of the Company's business and market is unproven, and the Company's limited operating history makes an evaluation of the Company and its prospects difficult. Currently, the Company anticipates making significant investments in new Internet Data Centers and product development and sales and marketing programs and personnel and therefore believes that it will continue to experience net losses on a quarterly and annual basis for the foreseeable future. The Company and its prospects must be considered in light of the risks, expenses and difficulties encountered by companies in the new and rapidly evolving market for Internet system and network management solutions. To address these risks, among other things, the Company must market its brand name effectively, provide scalable, reliable and cost-effective services, continue to grow its infrastructure to accommodate new Internet Data Centers and increased bandwidth use of its network, expand its channels of distribution, retain and motivate qualified personnel and continue to respond to competitive developments. Failure of the Company's services to achieve market acceptance would have a material adverse effect on the Company's business, results of operations and financial condition. Although the Company has experienced significant growth in revenues in recent periods, the Company does not believe that this growth rate necessarily is indicative of future operating results, and there can be no assurance that the Company will ever achieve profitability on a quarterly or an annual basis or will sustain profitability if achieved. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POTENTIAL FLUCTUATIONS IN RESULTS OF OPERATIONS

  The Company has experienced significant fluctuations in its results of operations on a quarterly and an annual basis. The Company expects to continue to experience significant fluctuations in its future quarterly and annual results of operations due to a variety of factors, many of which are outside the Company's control, including: demand for and market acceptance of the Company's services and enhancements; introductions of services or enhancements by the Company and its competitors; capacity utilization of its Internet Data Centers; reliable continuity of service and network availability; the ability to increase bandwidth as necessary; the timing of customer installations; provisions for customer discounts and credits; the mix of services sold by the Company; customer retention; the timing and success of marketing efforts and service introductions by the Company; the timing and magnitude of capital expenditures, including construction costs relating to the expansion of operations;

the timely expansion of existing Internet Data Centers and completion of new Internet Data Centers; the introduction by third parties of new Internet and networking technologies; increased competition in the Company's markets; changes in the pricing policies of the Company and its competitors; fluctuations in bandwidth used by customers; the retention of key personnel; economic conditions specific to the Internet industry; and other general economic factors. In addition, a relatively large portion of the Company's expenses are fixed in the short-term, particularly with respect to telecommunications, depreciation, real estate and interest expenses and personnel, and therefore the Company's results of operations are particularly sensitive to fluctuations in revenues. Also, if the Company's agreement with Computer Associates International, Inc. ("Computer Associates") were to terminate and the Company continued to require Computer Associates' software, the license fees paid by the Company could increase fixed costs significantly. Furthermore, if the Company were to become unable to continue leveraging third party products in the Company's services offerings, the Company's product development costs could increase significantly. Although the Company has not encountered significant difficulties in collecting upon accounts receivable in the past, many of the Company's customers are in an emerging stage, and there can be no assurance that the Company will be able to collect receivables on a timely basis. For these and other reasons, in some future quarters, the Company's results of operations may fall below the expectations of securities analysts or investors, which could have a material adverse effect on the market price of the Company's Common Stock. See "--Risks Associated with Planned Business Expansion" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH PLANNED BUSINESS EXPANSION

  A key element of the Company's business strategy is the expansion of the Company's network through the opening of additional Internet Data Centers in geographically diverse locations. The Company opened five Internet Data Centers during 1997 and currently has six sites located in five metropolitan areas: San Francisco, New York, Los Angeles, Seattle and Washington, D.C. The Company intends to expand domestically and internationally, including the expected addition of an additional Internet Data Center in the San Francisco metropolitan area and a new site in the London metropolitan area in the first half of 1998. The Company's continued expansion and development of its network will depend on, among other things, the Company's ability to assess markets, identify Internet Data Center sites, install facilities and establish local peering interconnections with ISPs, all in a timely manner, at reasonable costs and on terms and conditions acceptable to the Company. The Company's ability to manage this expansion effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The Company's inability to establish additional Internet Data Centers or manage effectively its expansion would have a material adverse effect upon the Company's business, results of operations and financial condition.

  The establishment of each additional Internet Data Center will require the Company to expend substantial resources for leases of real estate, significant improvements of such facilities, purchase of equipment, implementation of multiple telecommunications connections and hiring of network, administrative, customer support and sales and marketing personnel. Capital expenditures, including those for new Internet Data Centers, will be funded primarily through existing and future equipment loans and lease lines. Moreover, the Company expects to make significant investments in sales and marketing and the development of new services as part of its expansion strategy. During the next 12 months, the Company expects to meet its working capital requirements, including such requirements associated with the Company's planned expansion, with existing cash and cash equivalents and short-term investments, the net proceeds from this offering, cash from sales of services and proceeds from existing and future working capital lines of credit and possibly other borrowings. However, there can be no assurance that the Company will be successful in generating sufficient cash from sales of services or in raising capital in sufficient amounts on terms acceptable to it. The failure to generate sufficient cash flows from sales of services or to raise sufficient funds may require the Company to delay or abandon some or all of its development and expansion plans or otherwise forego market opportunities and may make it difficult for the Company to respond to competitive pressures, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The Company typically requires at least six months to select the appropriate location for an Internet Data Center, construct the necessary facilities, install equipment and telecommunications infrastructure, and hire the operations and sales personnel needed to conduct business at that site. Expenditures related to an Internet Data Center commence well before the Internet Data Center opens, and it takes an extended period to approach break-even capacity utilization at each site. As a result, the Company expects that individual Internet Data Centers will generally experience losses for in excess of one year from the time they are opened. The Company experiences further losses from sales personnel hired to test market the Company's services in markets where there is no, and may never be an, Internet Data Center. As a result, the Company expects to make investments in expanding the Company's business rapidly into new geographic regions which, while potentially increasing the Company's revenues in the long term, will lead to significant losses for the foreseeable future. There can be no assurance that the Company will be able to anticipate accurately the customer demand for such additional Internet Data Centers or that the Company will be able to attract a sufficient number of customers to such facilities. The Company's inability to attract customers to new Internet Data Centers in a timely manner, or at all, would have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SUBSTANTIAL LEVERAGE AND DEBT SERVICE

  The Company is, and after the offering will continue to be, substantially leveraged. On December 31, 1997, the Company's total bank borrowings, debt and capital lease obligations were approximately $23.1 million and its borrowing availability under existing equipment loans and working capital lines of credit was approximately $15.8 million, subject to the borrowing conditions contained therein. The Company also expects to obtain additional equipment loans and lease lines and working capital lines of credit, and possibly other borrowings, during the next 12 months. The degree to which the Company is leveraged could have important consequences to the Company's future operations, including but not limited to: (i) increasing the Company's vulnerability to general adverse economic and industry conditions; (ii) limiting the Company's ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions and other general corporate requirements; (iii) requiring the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures or other general corporate requirements; (iv) limiting the Company's flexibility in planning for, or reacting to, changes in its business and the industry in which it competes; and (v) placing the Company at a competitive disadvantage vis-a-vis less leveraged or better capitalized competitors. Certain of the Company's indebtedness is secured by the Company's assets. A default under such indebtedness could result in the foreclosure on such collateral, which would have a material adverse effect on the Company's business, results of operations and financial condition.

  The Company's ability to fund planned capital expenditures and service its existing and future indebtedness will depend upon its future performance, which, in turn, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. If the Company is unable to generate sufficient cash flow from operations, or additional equipment loans or equipment and working capital lines of credit, in the future to service its debt, it may be required to sell assets, reduce capital expenditures, refinance all or a portion of its existing indebtedness or obtain other sources of financing. There can be no assurance that any such refinancing would be available on commercially reasonable terms, or at all, or that any other financing could be obtained, particularly in view of the Company's high level of indebtedness and the fact that substantially all of the Company's assets have been pledged to secure obligations under certain existing indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 3 and 6 of Notes to Financial Statements.

COMPETITION

  The market served by the Company is highly competitive. There are few substantial barriers to entry, and the Company expects that it will face additional competition from existing competitors and new market entrants in the future. The principal competitive factors in this market include Internet system engineering expertise, customer service, network capability, reliability, quality of service and scalability, broad geographic presence, brand name, technical expertise and functionality, the variety of services offered, the ability to maintain and expand distribution channels, customer support, price, the timing of introductions of new services, network security, financial resources and conformity with industry standards. There can be no assurance that the Company will have the resources or expertise to compete successfully in the future.

  The Company's current and potential competitors in the market include: (i) providers of server hosting services; (ii) national and regional Internet service providers ("ISPs"); (iii) global, regional and local telecommunications companies and Regional Bell Operating Companies ("RBOCs"); and (iv) large IT outsourcing firms. The Company's competitors may operate in one or more of these areas and include companies such as certain subsidiaries of GTE Corporation and WorldCom, Inc. ("WorldCom"), International Business Machines Corporation ("IBM") and certain business units of GlobalCenter, Inc. ("GlobalCenter"), which recently announced its proposed acquisition by Frontier Corporation.

  Many of the Company's competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than the Company. As a result, certain of these competitors may be able to develop and expand their network infrastructures and service offerings more quickly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisition and other opportunities more readily, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies than can the Company. In addition, these competitors have entered and will likely continue to enter into joint ventures or consortiums to provide additional services competitive with those provided by the Company.

  Certain of the Company's competitors may be able to provide customers with additional benefits in connection with their Internet system and network management solutions, including reduced communications costs, which could reduce the overall costs of their services relative to the Company's. There can be no assurance that the Company will be able to offset the effects of any such price reductions. In addition, the Company believes that the businesses in which the Company competes are likely to encounter consolidation in the near future, which could result in increased price and other competition that could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Competition."

DEPENDENCE ON NEW MARKET; UNCERTAINTY OF ACCEPTANCE OF SERVICES

  The market for Internet system and network management solutions has only recently begun to develop, is evolving rapidly and likely will be characterized by an increasing number of market entrants. There is significant uncertainty regarding whether this market ultimately will prove to be viable or, if it becomes viable, that it will grow. The Company's future growth, if any, will be dependent on the willingness of enterprises to outsource the system and network management of their mission-critical Internet operations and the Company's ability to market its services in a cost-effective manner to a sufficiently large number of customers. There can be no assurance that the market for the Company's services will develop, that the Company's services will be adopted or that businesses, organizations or consumers will use the Internet for commerce and communication. If this market fails to develop, or develops more slowly than expected, or if the Company's services do not achieve market acceptance, the Company's business, results of operations and financial condition would be materially and adversely affected. In addition, in order to be successful in this emerging market, the Company must be able to differentiate itself from its competition through its service offerings, such as its recently introduced collaborative systems management and Internet technology services. There can be no assurance that the Company will be successful in differentiating itself or achieving market acceptance of its services, or that it will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these services. If the Company incurs increased costs or is unable, for technical or other reasons, to develop and introduce new services or enhancements of existing services in a timely manner, including certain collaborative systems management and Internet technology services scheduled to be available in the first half of 1998, or if these or other new products or services do not achieve market acceptance in a timely manner or at all, the Company's business, results of operations and financial condition could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISK OF SYSTEM FAILURE

  The Company's operations are dependent upon its ability to protect its network infrastructure and customers' equipment against damage from human error, fire, earthquakes, floods, power loss, telecommunications failures, sabotage, intentional acts of vandalism and similar events. Despite precautions taken by, and planned to be taken by the Company, the occurrence of a natural disaster or other unanticipated problems at one or more of the Company's Internet Data Centers could result in interruptions in the services provided by the Company or significant damage to customer equipment. In addition, failure of any of the Company's telecommunications providers, such as WorldCom, to provide the data communications capacity required by the Company, as a result of human error, a natural disaster or other operational disruption, could result in interruptions in the Company's services. Any damage to or failure of the systems of the Company or its service providers could result in reductions in, or terminations of, services supplied to the Company's customers, which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company's reputation could be materially adversely affected.

  The Company's customer contracts currently provide a limited service level warranty related to the continuous availability of service on a 24 hours per day, seven days per week ("24x7") basis, except for certain scheduled maintenance periods. This warranty is generally limited to a credit consisting of free service for a specified limited period of time for disruptions in Internet transmission services. To date, only a limited number of customers has utilized this warranty to receive credits for free service. Should the Company incur significant obligations in connection with system downtime, there can be no assurance that the Company's liability insurance would be adequate to cover such expenses. The Company's customer contracts provide for liability of the Company for personal injury or equipment damage in only limited circumstances. Although these customer contracts typically provide for no recovery with respect to incidental, punitive, indirect and consequential damages resulting from damages to equipment or disruption of service, there can be no assurance that, in the event of such damages, the Company would not be found liable, and, in such event, that such damages would not exceed the Company's liability insurance. See "Business--Customers" and "--Network Design."

UNPROVEN NETWORK SCALABILITY

  The Company must continue to expand and adapt its network infrastructure as the number of users and the amount of information they wish to transport increase and to meet changing customer requirements. The expansion and adaptation of the Company's telecommunications infrastructure will require substantial financial, operational and management resources as the Company negotiates telecommunications capacity with its existing and other network infrastructure suppliers. If the Company is required to expand significantly and rapidly its network due to increased usage, additional stress will be placed upon the Company's network hardware and traffic management systems. Due to the limited deployment of the Company's services to date, the ability of the Company's network to connect and manage a substantially larger number of customers at high transmission speeds is as yet unknown, and the Company faces risks related to the network's ability to be scaled up to its expected customer levels while maintaining superior performance. As customers' usage of bandwidth increases, the Company will need to make additional investments in its infrastructure to maintain adequate downstream data transmission speeds, the availability of which may be limited or the cost of which may be significant. There can be no assurance that additional network capacity will be available from third-party suppliers as it is needed by the Company. As a result, there can be no assurance that the Company's network will be able to achieve or maintain a sufficiently high capacity of data transmission, especially if the usage of the Company's customers increases. The Company's failure to achieve or maintain high capacity data transmission could significantly reduce consumer demand for its services and have a material adverse effect on its business, results of operations and financial condition. In addition, as the Company upgrades its telecommunications infrastructure to increase bandwidth available to its customers, it is likely to encounter a certain level of equipment or software incompatibility which may cause delays in implementation. There can be no assurance that the Company will be able to expand or adapt its telecommunications infrastructure to meet additional demand or its customers' changing requirements, including its planned upgrade to an OC-3c backbone within the first half of 1998, on a timely basis and at a commercially reasonable cost, or at all. See "Business--Network Design."

DEPENDENCE UPON NETWORK INFRASTRUCTURE

  The Company's success will depend upon the capacity, scalability, reliability and security of its network infrastructure, including the capacity leased from its telecommunications network suppliers. In particular, the Company is dependent on WorldCom and certain other telecommunications providers for its backbone capacity and is therefore dependent on such companies to maintain the operational integrity of its backbone. In addition, the Company relies on a number of public peering interconnections and private peering interconnections to deliver its services. If the carriers that operate the Internet exchange points ("IXPs") were to discontinue their support of the peering points and no alternative providers emerged, or such alternative providers increased the cost of utilizing the IXPs, the distribution of content through the IXPs, including content distributed by the Company, would be significantly constrained. Furthermore, as traffic through the IXPs increases, if commensurate increases in bandwidth are not added, the Company's ability to distribute content rapidly and reliably through these networks will be adversely affected. Many of the operators of the private peering interconnections are competitors of the Company. Currently, the Company does not pay a fee for many of these interconnections. In these cases, the Company and the operators of the private peering interconnections have mutually agreed not to charge each other a fee for the exchange of traffic by the other party over their respective networks. If these organizations were to begin to charge the Company for utilizing these interconnections, or, in the cases where the Company currently pays a fee, to increase the pricing associated with utilizing these interconnections, the Company may be required to identify alternative methods through which it can distribute its customers' content. If the Company were unable to access on a cost-effective basis alternative networks to distribute its customers' content or pass through any additional costs of utilizing these networks to its customers, the Company's business, results of operations and financial condition could be materially adversely affected. See "Business--Network Design."

DEPENDENCE ON THE INTERNET AND INTERNET INFRASTRUCTURE DEVELOPMENT

  The increased use of the Internet for retrieving, sharing and transferring information among businesses, consumers, suppliers and partners has only recently begun to develop, and the Company's success will depend in large part on continued growth in the use of the Internet. Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of access, quality of service and necessary increases in bandwidth availability, remain unresolved and are likely to affect the development of the market for the Company's services. The adoption of the Internet for information retrieval and exchange, commerce and communications, particularly by those enterprises that have historically relied upon alternative means of commerce and communications, generally will require the acceptance of a new medium of conducting business and exchanging information. Demand and market acceptance of the Internet are subject to a high level of uncertainty and are dependent on a number of factors, including the growth in consumer access to and acceptance of new interactive technologies, the development of technologies that facilitate interactive communication between organizations and targeted audiences and increases in user bandwidth. If the Internet as a commercial or business medium fails to develop or develops more slowly than expected, the Company's business, results of operations and financial condition could be materially adversely affected. The recent growth in the use of the Internet has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by ISPs and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of the Company's services. Potentially increased performance provided by the services of the Company and others is ultimately limited by and reliant upon the speed and reliability of the networks operated by third parties. Consequently, the emergence and growth of the market for the Company's services is dependent on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion. See "Business--Network Design."

RAPID TECHNOLOGICAL CHANGE; EVOLVING INDUSTRY STANDARDS

  The Company's future success will depend, in part, on its ability to offer services that incorporate leading technology, address the increasingly sophisticated and varied needs of its current and prospective customers and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The market for the Company's services is characterized by rapidly changing and unproven technology, evolving industry standards, changes in customer needs, emerging competition and frequent new service introductions. There can be no assurance that future advances in technology will be beneficial to, or compatible with, the Company's business or that the Company will be able to incorporate such advances on a cost-effective and timely basis into its business. Moreover, technological advances may have the effect of encouraging certain of the Company's current or future customers to rely on in-house personnel and equipment to furnish the services currently provided by the Company. In addition, keeping pace with technological advances in the Company's industry may require substantial expenditures and lead time. For instance, certain networking hardware may not be immediately compatible with leading edge telecommunications infrastructure services, such as WorldCom's OC-3c service, which is not yet widely available and therefore may require the Company to make significant investments to achieve compatibility.

  The Company believes that its ability to compete successfully is also dependent upon the continued compatibility and interoperability of its services with products, services and architectures offered by various vendors. Although the Company often works with various vendors in testing newly developed products, there can be no assurance that such products will be compatible with the Company's infrastructure or that such products will adequately address changing customer needs. Although the Company currently intends to support emerging standards, there can be no assurance that industry standards will be established or, that if they become established, the Company will be able to conform to these new standards in a timely fashion and maintain a competitive position in the market. The failure of the Company to conform to the prevailing standard, or the failure of a common standard to emerge, could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, there can be no assurance that products, services or technologies developed by others will not render the Company's services uncompetitive or obsolete. See "Business--Product Development."

SYSTEM SECURITY RISKS

  A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. Certain of the Company's services rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information. Despite the Company's design and implementation of a variety of network security measures, there can be no assurance that unauthorized access, computer viruses, accidental or intentional actions and other disruptions will not occur. The Company's Internet Data Centers have in the past experienced and may in the future experience delays or interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Furthermore, such inappropriate use of the network by third parties could also potentially jeopardize the security of confidential information, such as credit card and bank account numbers, stored in the computer systems of the Company and its customers, which could result in liability to the Company and the loss of existing customers or the deterrence of potential customers. Although the Company intends to continue to implement industry-standard security measures, such measures have been circumvented in the past, and there can be no assurance that any such measures implemented by the Company will not be circumvented in the future. The costs required to eliminate computer viruses and alleviate other security problems could be prohibitively expensive and the efforts to address such problems could result in interruptions, delays or cessation of service to the Company's customers, which could have a material adverse effect on the Company's business, results of operations and financial condition. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet, especially as a means of conducting commercial transactions. See "Business--Network Design."

DEPENDENCE ON THIRD-PARTY SUPPLIERS

  The Company is dependent on other companies to supply certain key components of its telecommunications infrastructure and system and network management solutions, including telecommunications services and networking equipment that, in the quantities and quality demanded by the Company, are available only from sole or limited sources. See "--Dependence Upon Network Infrastructure." The routers, switches and modems used in the Company's telecommunications infrastructure are currently supplied primarily by Cisco Systems Inc. ("Cisco"). The Company purchases these components pursuant to purchase orders placed from time to time, does not carry significant inventories of these components and has no guaranteed supply arrangements with these vendors. Any failure to obtain required products or services on a timely basis and at an acceptable cost would have a material adverse effect on the Company's business, results of operations and financial condition. In addition, any failure of the Company's sole or limited source suppliers to provide products or components that comply with evolving Internet and telecommunications standards or that interoperate with other products or components used by the Company in its communications infrastructure could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company expects to be dependent for a time on third parties to deliver its services from and manage the operations of its international Internet Data Centers. See "--Risks Associated with International Operations" and "Business--Network Design."

  The Company has also licensed certain software from Computer Associates that allows the Company to monitor its customers' Internet operations and assist in resolving performance issues that arise from time to time. Under the agreement with Computer Associates, to the extent that Computer

Associates offers software that includes functionality that the Company wants to provide in its service offerings, the Company must generally utilize the software offered by Computer Associates, as long as such software meets the Company's requirements. During the term of the agreement, the Company is obligated to pay Computer Associates a royalty equal to one percent of the Company's gross revenues. Either party may terminate this agreement upon 60 days' prior written notice with no penalties. Should Computer Associates or the Company decide to terminate this agreement, the Company has the right to continue licensing software from Computer Associates at a forty percent discount from Computer Associates' prevailing standard prices for five years and the Company will no longer be obligated to pay a royalty to Computer Associates. See "Business--Relationship with Computer Associates."

MANAGEMENT OF GROWTH

  The Company is currently experiencing a period of rapid growth with respect to the building of its Internet Data Centers and expansion of its customer base. In addition, from December 31, 1996 to December 31, 1997, the number of Company employees increased from 55 to 220. This growth has placed, and if it continues, will place, a significant strain on the Company's financial, management, operational and other resources. In addition, the Company may be required to manage multiple relationships with a growing number of third parties as it seeks to complement its service offerings. There can be no assurance that the Company's management, personnel, systems, procedures and controls will be adequate to support the Company's existing and future operations. The Company's ability to manage its growth effectively will require it to continue to expand its operating and financial procedures and controls, to replace or upgrade its operational, financial and management information systems and to attract, train, motivate, manage and retain key employees. The Company has recently hired many key employees and officers, and as a result, the Company's entire management team has worked together for only a brief time. The Company also has plans to hire additional executive management personnel, including possibly a president, in the near future. If the Company's executives are unable to manage growth effectively, the Company's business, results of operations and financial condition could be materially adversely affected. See "Management."

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

  The Company is not currently subject to direct federal, state or local government regulation, other than regulations applicable to businesses generally. There is currently only a small body of laws and regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted at the federal, state and local levels with respect to the Internet, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. Although sections of the Communications Decency Act of 1996 (the "CDA") that, among other things, proposed to impose criminal penalties on anyone distributing "indecent" material to minors over the Internet, were held to be unconstitutional by the U.S. Supreme Court, there can be no assurance that similar laws will not be proposed and adopted. The nature of such similar legislation and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, legislation similar to the CDA could subject the Company and/or its customers to potential liability, which in turn could have an adverse effect on the Company's business, results of operations and financial condition. The adoption of any such laws or regulations might decrease the growth of the Internet, which in turn could decrease the demand for the services of the Company or increase the cost of doing business or in some other manner have a material adverse effect on the Company's business, results of operations or financial condition. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Changes to such laws intended to address these issues, including some recently proposed changes, could create uncertainty in the marketplace which could reduce demand for the services of the Company or increase the cost of doing business as a result of costs of litigation or increased service delivery costs, or could in some other manner have a material adverse effect on the Company's business, results of operations and financial condition. In addition, as the Company's services are available over the Internet in multiple states and foreign countries, and as the Company facilitates sales by its customers to end users located in such states and foreign countries, such jurisdictions may claim that the Company is required to qualify to do business as a foreign corporation in each such state or foreign country. The Company is qualified to do business in only a limited number of states, and failure by the Company to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject the Company to taxes and penalties for the failure to qualify and could result in the inability of the Company to enforce contracts in such jurisdictions. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to the Company's business, could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Government Regulation."

RISKS ASSOCIATED WITH INFORMATION DISSEMINATED THROUGH THE COMPANY'S NETWORK

  The law relating to the liability of online services companies and Internet access providers for information carried on or disseminated through their networks is currently unsettled. It is possible that claims could be made against online services companies and Internet access providers under both United States and foreign law for defamation, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their networks. Several private lawsuits seeking to impose such liability upon online services companies and Internet access providers are currently pending. In addition, legislation has been proposed that imposes liability for or prohibits the transmission over the Internet of certain types of information. The imposition upon the Company and other Internet network providers of potential liability for information carried on or disseminated through their systems could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources, or to discontinue certain service or product offerings. The increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could impact the growth of Internet use. While the Company carries professional liability insurance, it may not be adequate to compensate or may not cover the Company in the event the Company becomes liable for information carried on or disseminated through its networks. Any costs not covered by insurance incurred as a result of such liability or asserted liability could have a material adverse effect on the Company's business, results of operations and financial condition. Certain businesses, organizations and individuals have in the past sent unsolicited commercial e-mails from servers hosted at the Company's facilities to massive numbers of people, typically to advertise products or services. This practice, known as "spamming," can lead to complaints against service providers that enable such activities, particularly where recipients view the materials received as offensive. In addition, certain ISPs and other online services companies could deny network access to companies that allow undesired content or spamming to be transmitted through their networks. The Company has in the past received, and may in the future receive, letters from recipients of information transmitted by the Company's customers objecting to such transmission. Although the Company prohibits its customers by contract from spamming, there can be no assurance that its customers will not engage in this practice, which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business-- Government Regulation."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

  A component of the Company's long-term strategy is to expand into international markets, and the Company currently plans to open an Internet Data Center in the London metropolitan area in the first half of 1998. If revenue generated by any current or future international Internet Data Center is not adequate to offset the expense of establishing and maintaining any such international operation, the Company's business, results of operations and financial condition could be materially adversely affected. There can be no assurance that the Company will be able to market, sell and deliver successfully its services outside the United States. The Company generally intends to outsource the initial operation of its international Internet Data Centers. As a result, the Company will be dependent for a time on third parties to deliver its services from and manage the operations of such international Internet Data Centers. In addition to the uncertainty as to the Company's ability to expand into international markets, there are certain risks inherent in conducting business internationally, such as unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, challenges in staffing and managing foreign operations, differing technology standards, employment laws and practices in foreign countries, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, imposition of currency exchange controls, seasonal reductions in business activity and potentially adverse tax consequences, any of which could adversely affect the Company's international operations. Furthermore, certain foreign governments, such as Germany, have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the United States. There can be no assurance that one or more of these factors will not have a material adverse effect on the Company's current or future international operations and, consequently, on the Company's business, results of operations and financial condition. In addition, there can be no assurance that the Company will be able to obtain the necessary telecommunications infrastructure in a cost-effective manner or compete effectively in international markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY PERSONNEL

  The Company's success depends in significant part upon the continued services of its key technical, sales and senior management personnel, including the Company's President, Chief Executive Officer and Chairman of the Board of Directors, K.B. Chandrasekhar. Although certain of the Company's executive officers participate in the Company's Executive Employment Policy, none of the Company's officers is a party to an employment agreement with the Company. Any officer or employee of the Company can terminate his or her relationship with the Company at any time. The Company's future success will also depend on its ability to attract, train, retain and motivate highly qualified technical, marketing, sales and management personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract and retain key personnel. The loss of the services of one or more of the Company's key employees or the Company's failure to attract additional qualified personnel could have a material adverse effect on the Company's business, results of operations and financial condition. The Company does not carry key-man life insurance for any of its employees. See "Business--Employees" and "Management."

RISKS ASSOCIATED WITH LEGAL PROCEEDINGS

  On July 30, 1997, Michael Blackman ("Blackman"), a consultant to the Company from October 1996 through January 1997, filed a complaint against the Company in the Superior Court for the State of California in and for the County of Santa Clara alleging damages in an unspecified amount suffered as a result of the Company's failure to grant Blackman stock options for the Company's Common Stock as additional compensation for consulting work he performed for the Company pursuant to an alleged oral contract between Blackman and another consultant to the Company. The Company believes that the suit is without merit and intends to contest the suit vigorously. However, litigation is subject to inherent uncertainties, and, therefore, there can be no assurance that this lawsuit will be resolved in the Company's favor. See "Business--Legal Proceedings."

PROTECTION AND ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS

  The Company relies on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect certain proprietary rights in its products and services. The Company has no patented technology that would preclude or inhibit competitors from entering the Company's market. The Company has entered into confidentiality and invention assignment agreements with its employees and contractors, and nondisclosure agreements with its suppliers, distributors and appropriate customers in order to limit access to and disclosure of its proprietary information. There can be no assurance that these contractual arrangements or the other steps taken by the Company to protect its intellectual property will prove sufficient to prevent misappropriation of the Company's technology or to deter independent third-party development of similar technologies. The laws of certain foreign countries may not protect the Company's products, services or intellectual property rights to the same extent as do the laws of the United States. The Company also relies on certain technologies that it licenses from third parties, such as Computer Associates. See "--Dependence on Third-Party Suppliers." There can be no assurance that these third-party technology licenses will continue to be available to the Company on commercially reasonable terms. The loss of such technology could require the Company to obtain substitute technology of lower quality or performance standards or at greater cost, which could materially adversely affect the Company's business, results of operations and financial condition.

  To date, the Company has not been notified that the Company's products infringe the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. The Company expects that participants in its markets will be increasingly subject to infringement claims as the number of products and competitors in the Company's industry segment grows. Any such claim, whether meritorious or not, could be time- consuming, result in costly litigation, cause product installation delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to the Company or at all. As a result, any such claim could have a material adverse effect upon the Company's business, results of operations and financial condition. See "Business--Intellectual Property Rights."

YEAR 2000 RISKS

  The Company recognizes the need to ensure its operations will not be adversely impacted by Year 2000 software failures. Software failures due to processing errors potentially arising from calculations using the year 2000 date are a known risk. The Company has established procedures for evaluating and managing the risks and costs associated with this problem and believes that its computer systems are currently Year 2000 compliant. However, many of the Company's customers maintain their Internet operations on UNIX-based servers, which may be impacted by Year 2000 complications. The failure of the Company's customers to ensure that their servers are Year 2000 compliant could have a material adverse effect on the Company's customers, which in turn could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POSSIBLE VOLATILITY OF STOCK PRICE

  The market price of the shares of Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in the Company's results of operations, announcements of technological innovations or new Internet Data Centers, new products or services introduced by the Company or its competitors, changes in financial estimates by securities analysts, conditions and trends in the Internet, general market conditions and other factors. Further, the stock markets, and in particular the Nasdaq National Market, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies and that often have been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stocks are at or near historical highs and reflect price to earnings ratios substantially above historical levels. There can be no assurance that these trading prices and price to earnings ratios will be sustained. These broad market factors may adversely affect the market price of the Company's Common Stock. These market fluctuations, as well as general economic, political and market conditions such as recessions, interest rates or international currency fluctuations, may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, results of operations and financial condition.

CONTROL BY PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS

  Upon completion of this offering, the Company's executive officers, directors and existing greater than 5% stockholders (and their affiliates) will, in the aggregate, own approximately 59.9% of the Company's outstanding Common Stock (57.8% if the Underwriters' over-allotment option is exercised in full). As a result, such persons, acting together, will have the ability to control all matters submitted to stockholders of the Company for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of the Company's assets) and to control the management and affairs of the Company. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company, impede a merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could have an adverse effect on the market price of the Company's Common Stock. See "Management" and "Principal and Selling Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of the Company's Common Stock (including shares issued upon the exercise of outstanding options and warrants) in the public market after this offering could adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity or equity-related securities in the future at a time and price that the Company deems appropriate. In addition to the 4,000,000 shares of Common Stock offered hereby (assuming no exercise of the Underwriters' over-allotment option), as of the date of this Prospectus, there will be 13,439,624 shares of Common Stock outstanding, all of which are restricted shares ("Restricted Shares") under the Securities Act of 1933, as amended (the "Securities Act"). As of such date, no Restricted Shares will be eligible for sale in the public market. Following the expiration of 180-day lock-up agreements with the representatives of the Underwriters, 12,086,491 Restricted Shares will be available for sale in the public market and the remaining Restricted Shares will be eligible for sale from time to time thereafter upon expiration of applicable holding periods under Rule 144 under the Securities Act. In addition, as of December 31, 1997, there were outstanding 1,709,286 options and 950,163 warrants to purchase Common Stock (of which warrants for 615,454 shares are expected to be exercised on or before the closing of this offering) and all of such options and warrants will be subject to lock-up agreements. Goldman, Sachs & Co. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. In addition, the holders of 13,234,880 Restricted Shares and warrants to purchase 950,163 shares of Common Stock of the Company are entitled to certain rights with respect to registration of such shares for sale in the public market. If such holders sell in the public market, such sales could have a material adverse effect on the market price of the Company's Common Stock.

  Immediately after this offering, the Company intends to register approximately 4,659,215 shares of Common Stock reserved for issuance under its stock option and purchase plans. See "Shares Eligible for Future Sale."

BROAD MANAGEMENT DISCRETION IN ALLOCATION OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share, after deducting the estimated underwriting discount and offering expenses, are estimated to be approximately $35.8 million. The primary purposes of this offering are to obtain additional capital, repay certain existing and expected indebtedness, create a public market for the Common Stock and facilitate future access to public markets. The Company expects to use the net proceeds primarily for working capital and other general corporate purposes, including scheduled payments of principal and interest on outstanding indebtedness. A portion of the net proceeds also may be used to repay currently outstanding or future indebtedness, to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. Accordingly, the Company's management will retain broad discretion as to the allocation of most of the proceeds of this offering. The failure of management to apply such funds effectively could have a material adverse effect on the Company's business, results of operations and financial condition. See "Use of Proceeds."

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW

  Upon completion of this offering, the Company's Board of Directors will have the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue shares of Preferred Stock. The Company is also subject to certain provisions of Delaware law which could have the effect of delaying, deterring or preventing a change in control of the Company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met. In addition, the Company's certificate of incorporation and bylaws contain certain provisions that, together with the ownership position of the Company's executive officers and directors and their affiliates, could discourage potential takeover attempts and make more difficult attempts by stockholders to change management which could adversely affect the market price of the Company's Common Stock. See "Description of Capital Stock."

NO PRIOR MARKET FOR COMMON STOCK

  Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market will develop or be sustained after this offering or that investors will be able to sell the Common Stock should they desire to do so. The initial public offering price will be determined by negotiations between the Company and the representatives of the Underwriters and may bear no relationship to the price at which the Common Stock will trade upon completion of this offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

IMMEDIATE AND SUBSTANTIAL DILUTION

  Purchasers of the Common Stock in this offering will suffer immediate and substantial dilution of $7.45 per share in the net tangible book value of the Common Stock from the initial public offering price. To the extent that outstanding options or warrants to purchase the Company's Common Stock are exercised, there may be further dilution. See "Dilution."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 4,000,000 shares of Common Stock offered hereby are estimated to be $35.8 million at an assumed initial public offering price of $10.00 per share and after deducting the estimated underwriting discount and offering expenses ($40.9 million if the over-allotment option is exercised in full). The primary purposes of this offering are to obtain additional capital, repay certain existing and expected indebtedness, create a public market for the Common Stock and facilitate future access to public markets. Shortly after this offering, the Company expects to begin to use approximately $5.0 million of the net proceeds to repay existing ($3.0 million at December 31, 1997) and expected future indebtedness under the Company's working capital line of credit agreement with Silicon Valley Bank. Such indebtedness bears interest at the bank's prime rate plus 1%, is collateralized by accounts receivable and matures in December 1998. In addition, beginning in January 1999, the Company expects to begin to use a portion of the proceeds to repay aggregate indebtedness of up to $8.0 million that it intends to incur pursuant to its working capital line of credit agreement with Transamerica Business Credit Corporation and MMC/GATX Partnership No. 1. This indebtedness will bear interest at 12.95% and, if this offering is completed, will mature in January 2000. The Company expects to use the remaining net proceeds primarily for working capital and other general corporate purposes to fund the Company's operations, including payment of salaries and benefits for the Company's personnel, costs associated with the operation of the Company's network, payments under leases and scheduled monthly payments of principal and interest on outstanding and any future indebtedness. See "Risk Factors--Broad Management Discretion in Allocation of Proceeds." A portion of the proceeds also may be used to repay other indebtedness, to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. See Note 3 of Notes to Financial Statements. In the ordinary course of business, the Company evaluates potential acquisitions of such businesses, products or technologies. However, the Company has no present understandings, commitments or agreements with respect to any acquisition of businesses, products or technologies. Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in short-term, interest-bearing, investment-grade securities. In addition to the use of the net proceeds from the offering, the Company also expects during the next 12 months to meet its capital and working capital requirements through existing cash and cash equivalents and short-term investments, cash from sales of services and proceeds from existing and future equipment loans and lease lines and working capital lines of credit and possibly other borrowings. See "Risk Factors--Risks Associated with Planned Business Expansion."

                                DIVIDEND POLICY

  The Company has not paid any cash dividends on its capital stock to date. The Company currently anticipates that it will retain any future earnings for use in its business and does not anticipate paying any cash dividends for the foreseeable future.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of December 31, 1997 (i) on an actual basis, (ii) on a pro forma basis to reflect the conversion of all outstanding shares of Preferred Stock into shares of Common Stock upon the closing of this offering and (iii) the pro forma capitalization as adjusted to reflect the receipt of the net proceeds from the sale of the 4,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share and after deducting the estimated underwriting discount and offering expenses.

                                                       DECEMBER 31, 1997
                                                 --------------------------------
                                                  ACTUAL   PRO FORMA  AS ADJUSTED
                                                 --------  ---------  -----------
                                                         (IN THOUSANDS)
Bank borrowings and current portion of debt and
 capital lease obligations(1)..................  $  7,920  $  7,920    $  4,920
                                                 ========  ========    ========
Debt and capital lease obligations, less
 current portion(1)............................  $ 15,135  $ 15,135    $ 15,135
                                                 --------  --------    --------
Redeemable convertible preferred stock and
 warrants, $0.001 par value: actual--74,960,124
 shares authorized, 34,117,371 shares issued
 and outstanding, aggregate liquidation
 preference of $39,640,000; pro forma and as
 adjusted--no shares authorized, issued or
 outstanding...................................    39,247        --          --
                                                 --------  --------    --------
Stockholders' (deficit) equity(2):
 Preferred stock, $0.001 par value: actual--no
  shares authorized, issued or outstanding; pro
  forma and as adjusted--5,000,000 shares
  authorized, no shares issued or outstanding .        --        --          --
 Common stock, $0.001 par value: actual--
  53,281,579 shares authorized, 2,067,253
  shares issued and outstanding; pro forma--
  50,000,000 shares authorized, 13,439,624
  shares issued and outstanding; as adjusted--
  50,000,000 shares authorized, 17,439,624
  shares issued and outstanding................         2        13          17
 Additional paid-in capital....................     3,921    43,157      78,953
 Notes receivable from stockholders............      (140)     (140)       (140)
 Deferred stock compensation...................    (2,393)   (2,393)     (2,393)
 Accumulated deficit...........................   (31,990)  (31,990)    (31,990)
                                                 --------  --------    --------
 Total stockholders' (deficit) equity..........   (30,600)    8,647      44,447
                                                 --------  --------    --------
  Total capitalization.........................  $ 23,782  $ 23,782    $ 59,582
                                                 ========  ========    ========

--------

(1) See Notes 3, 6 and 8 of Notes to Financial Statements.

(2) Does not include (i) 1,709,286 shares of Common Stock issuable upon the exercise of stock options outstanding under the Company's stock option plans as of December 31, 1997 with a weighted average per share exercise price of $0.76 or 333,334 shares of Common Stock issuable upon the exercise of stock options granted outside of the Company's stock option plans in January 1998 with a weighted average per share exercise price of $13.50, (ii) 649,929 shares of Common Stock available for future grant as of December 31, 1997 under the 1997 Plan, and an additional 2,300,000 shares of Common Stock available for future grant or issuance immediately after the offering under the 1998 Plan, the Directors Plan and the Purchase Plan, (iii) 950,163 shares of Common Stock issuable upon the exercise of warrants outstanding as of December 31, 1997 with a weighted average per share exercise price of $4.29 (of which warrants to purchase 615,454 shares are expected to be exercised on or before the closing of the offering) or 6,667 shares of Common Stock issuable upon the exercise of a warrant granted in January 1998 at a per share exercise price of $8.55 or (iv) 39,181 shares issued by the Company in February 1998 at a per share purchase price of $8.55. See "Management--Director Compensation," "Management--Employee Benefit Plans," "Description of Capital Stock" and Notes 5 and 8 of Notes to Financial Statements.

                                   DILUTION

  The pro forma net tangible book value of the Company as of December 31, 1997 was $8.6 million, or $0.64 per share of Common Stock, assuming the conversion of all outstanding shares of Preferred Stock into shares of Common Stock. "Pro forma net tangible book value per share" is determined by dividing the number of outstanding shares of Common Stock into the net tangible book value of the Company (total tangible assets less total liabilities). After giving effect to the application of the estimated net proceeds from the sale by the Company of the 4,000,000 shares of Common Stock offered hereby (based upon an assumed initial public offering price of $10.00 per share and after deducting the estimated underwriting discount and offering expenses), the pro forma net tangible book value of the Company as of December 31, 1997 would have been approximately $44.4 million, or $2.55 per share. This represents an immediate increase in pro forma net tangible book value of $1.91 per share to existing stockholders and an immediate dilution of $7.45 per share to new investors purchasing shares at the initial public offering price. The following table illustrates the per share dilution:

Assumed initial public offering price per share...................       $10.00
Pro forma net tangible book value per share as of December 31,
 1997............................................................. $0.64
Increase per share attributable to new investors(1)...............  1.91
                                                                   -----
Pro forma net tangible book value per share after offering(1).....         2.55
                                                                         ------
Dilution per share to new investors(1)............................       $ 7.45
                                                                         ======

--------

(1) Does not include options outstanding as of December 31, 1997 to purchase a total of 1,709,286 shares of Common Stock with a weighted average per share exercise price of $0.76 and warrants outstanding as of such date to purchase a total of 950,163 shares of Common Stock at a weighted average per share exercise price of $4.29. If these options and warrants were to be exercised in full for cash, pro forma net tangible book value per share after the offering would be $2.48, the increase per share attributable to new investors would be $1.84, and the dilution per share to new investors would be $7.52. See "Capitalization," "Management--Director Compensation," "Management--Employee Benefit Plans," "Description of Capital Stock" and Notes 5 and 8 of Notes to Financial Statements.

  The following table summarizes as of December 31, 1997, on the pro forma basis described above, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the existing stockholders and by the investors purchasing shares of Common Stock in this offering, based upon an assumed initial public offering price of $10.00 per share (before deducting the estimated underwriting discount and offering expenses):

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                ------------------ -------------------   PRICE
                                  NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                                ---------- ------- ----------- ------- ---------
Existing stockholders(1)....... 13,439,624   77.1% $37,992,000   48.7%  $ 2.83
New investors(1)...............  4,000,000   22.9   40,000,000   51.3    10.00
                                ----------  -----  -----------  -----
  Total........................ 17,439,624  100.0% $77,992,000  100.0%
                                ==========  =====  ===========  =====

--------

(1) If the Underwriters' over-allotment is exercised in full, the number of shares held by existing stockholders will be reduced by 50,000 shares to 13,389,624, or 74.4% of the total shares of Common Stock to be outstanding after this offering, and the number of shares held by new investors will be increased to 4,600,000, or 25.6% of the total shares of Common Stock to be outstanding after this offering.

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read in conjunction with the Company's Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The statement of operations data for each of the years in the three-year period ended December 31, 1997, and the balance sheet data as of December 31, 1996 and 1997, are derived from financial statements of the Company that have been audited by KPMG Peat Marwick LLP, independent auditors, and are included elsewhere in this Prospectus. The balance sheet data as of December 31, 1994 and 1995 are derived from financial statements of the Company that have been audited by KPMG Peat Marwick LLP and that are not included herein. The statement of operations data for the years ended December 31, 1993 and 1994 and the three months ended December 31, 1996 and March 31, June 30, September 30 and December 31, 1997, and the balance sheet data as of December 31, 1993, are derived from unaudited financial statements that are not included herein. The unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. Historical results are not necessarily indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year.

                                YEAR ENDED
                               DECEMBER 31,                       THREE MONTHS ENDED
                         --------------------------  ------------------------------------------------
                                                     DEC. 31,  MAR. 31,  JUNE 30,  SEPT. 30, DEC. 31,
                          1995     1996      1997      1996      1997      1997      1997      1997
                         -------  -------  --------  --------  --------  --------  --------- --------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
 Revenues:
 Service revenues....... $ 1,068  $ 2,454  $ 11,588  $   954   $ 1,551   $ 2,205    $ 3,260  $  4,572
 Equipment revenues.....     340      676       820      156       118       188        183       331
                         -------  -------  --------  -------   -------   -------    -------  --------
   Total revenues.......   1,408    3,130    12,408    1,110     1,669     2,393      3,443     4,903
                         -------  -------  --------  -------   -------   -------    -------  --------
 Cost and expenses:
 Cost of service
  revenues..............     846    2,538    16,228      999     1,819     2,859      4,503     7,047
 Cost of equipment
  revenues..............     282      452       640      107        80       140        141       279
 Marketing and sales....   1,056    2,734    12,702    1,244     1,630     2,746      3,291     5,035
 General and
  administrative........     427    1,056     5,983      483       916     1,163      1,447     2,457
 Product development....      70      444     1,647      323       203       385        512       547
                         -------  -------  --------  -------   -------   -------    -------  --------
   Total cost and
    expenses............   2,681    7,224    37,200    3,156     4,648     7,293      9,894    15,365
                         -------  -------  --------  -------   -------   -------    -------  --------
   Operating loss.......  (1,273)  (4,094)  (24,792)  (2,046)   (2,979)   (4,900)    (6,451) (10,462)
 Net interest (income)
  expense...............      38       39       506       (4)       56        81        105       264
                         -------  -------  --------  -------   -------   -------    -------  --------
   Net loss.............  (1,311)  (4,133) (25,298)   (2,042)   (3,035)   (4,981)    (6,556) (10,726)
 Cumulative dividends
  and accretion on
  redeemable convertible
  preferred stock.......      --       --   (1,413)       --        --        --       (823)     (590)
                         -------  -------  --------  -------   -------   -------    -------  --------
 Net loss attributable
  to common
  stockholders.......... $(1,311) $(4,133) $(26,711) $(2,042)  $(3,035)  $(4,981)   $(7,379) $(11,316)
                         =======  =======  ========  =======   =======   =======    =======  ========
 Basic and diluted net
  loss per share(1)..... $ (1.00) $ (2.16) $ (13.85)
                         =======  =======  ========
 Pro forma basic and
  diluted net loss per
  share(1)..............                   $  (2.56)
                                           ========
 Shares used in
  computing basic and
  diluted net loss per
  share(1)..............   1,315    1,914     1,928
                         =======  =======  ========
 Shares used in
  computing pro forma
  basic and diluted net
  loss per share(1).....                      9,878
                                           ========
STATEMENT OF CASH FLOWS
 DATA:
 Net cash used for
  operating activities.. $  (453) $(2,998) $(15,296) $(1,537)  $(1,554)  $(3,519)   $(4,147) $ (6,076)
OTHER DATA (UNAUDITED):
 EBITDA(2).............. $(1,208) $(3,633) $(20,274) $(1,817)  $(2,629)  $(4,288)   $(5,566) $ (7,791)

-------

(1 ) See Note 1 of Notes to Financial Statements for an explanation of the determination of the number of shares used in computing per share data. The pro forma data is unaudited.

(2) Represents earnings (loss) before net interest expense, income taxes, depreciation, amortization (including amortization of deferred stock compensation) and other noncash charges ("EBITDA"). Although EBITDA should not be used as an alternative to operating loss or net cash used for operating activities, each as measured under generally accepted accounting principles, and, although EBITDA may not be comparable to other similarly titled information from other companies, the Company's management believes that EBITDA is an additional meaningful measure of performance and liquidity.

                                                                  YEAR ENDED
                                                                DECEMBER 31,(1)
                                                                ---------------
                                                                 1993    1994
                                                                ------- -------
                                                                (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
 Total revenues................................................ $   266 $   977
 Operating income..............................................      19     143
 Net income....................................................      19     144
 Basic and diluted net income per share........................ $  0.02 $  0.14
 Shares used in computing basic and diluted net income per
  share........................................................   1,000   1,000

--------

(1) The Company is the successor to a Maryland Corporation that was formed in August 1992 to provide computer consulting services. The Company began to offer Internet connectivity services to enterprises in October 1994 and server hosting services in late 1995. In August 1996, the Company opened its first dedicated Internet Data Center and refocused its business strategy on providing Internet system and network management solutions for enterprises with mission-critical Internet operations.

                                                     DECEMBER 31,
                                           ------------------------------------
                                           1993  1994  1995     1996     1997
                                           ----  ---- -------  -------  -------
                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and cash equivalents................ $ 2   $  1 $   163  $ 3,715  $10,270
 Working capital (deficiency).............  (5)    93  (1,170)   1,892   (3,707)
 Total assets.............................  32    320     840    8,289   40,973
 Debt and capital lease obligations, less
  current portion.........................  --     --     141    1,449   15,135
 Redeemable convertible preferred stock...  --     --      --    9,609   39,247
 Total stockholders' equity (deficit).....  25    169  (1,140)  (5,234) (30,600)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such a difference include, but are not limited to, those set forth under "Risk Factors."

OVERVIEW

  Exodus is a leading provider of Internet system and network management solutions for enterprises with mission-critical Internet operations. The Company's solutions include server hosting, Internet connectivity, collaborative systems management and Internet technology services, which together provide the high performance, scalability and expertise that enterprises need to optimize Internet operations. The Company delivers its services from geographically distributed, state-of-the-art Internet Data Centers that are connected through a redundant high performance Internet backbone ring.

  The Company is the successor to a Maryland Corporation that was formed in August 1992 to provide computer consulting services. The Company began to offer Internet connectivity services to enterprises in October 1994 and server hosting services in late 1995. In August 1996, the Company opened its first dedicated Internet Data Center and refocused its business strategy on providing Internet system and network management solutions for enterprises with mission-critical Internet operations. Since refocusing its business strategy, the Company has derived most of its revenues (and substantially all of its growth in revenues) from customers for which it provides these services. Each of the Company's Internet Data Center customers initially purchases a subset of the Company's service offerings to address specific departmental or enterprise Internet computing needs, and some of these customers purchase additional services as the scale and complexity of their Internet operations increase. The Company sells its services under contracts that typically have terms of one year. Customers pay monthly fees for the services utilized, as well as one-time fees for installation and for any equipment that they choose to purchase from the Company.

  The Company opened its first Internet Data Center in the San Francisco metropolitan area in August 1996. Since that time, the Company has opened five additional Internet Data Centers in the metropolitan areas of New York (March
1997), San Francisco (second site--August 1997), Seattle (September 1997), Los Angeles (October 1997) and Washington, D.C. (December 1997). See "Business-- Facilities." These state-of-the-art facilities serve as a base for the array of solutions offered by the Company, including server hosting, Internet connectivity, collaborative systems management and Internet technology services. The building of these Internet Data Centers has required the Company to obtain substantial additional equity and debt financing. See "Risk Factors--Substantial Leverage and Debt Service" and "--Liquidity and Capital Resources" below.

  The Company intends to expand domestically and internationally, including the expected addition of an additional Internet Data Center in the San Francisco metropolitan area and a new site in the London metropolitan area in the first half of 1998. Prior to building an Internet Data Center in a new a geographic region, the Company employs various means to evaluate the market opportunity in a given location, including the use of focus groups and market research on Internet usage statistics, the pre-selling of services into the proposed market and analysis of specific financial criteria. The Company typically requires at least six months to select the appropriate location for an Internet Data Center, construct the necessary facilities, install equipment and telecommunications infrastructure, and hire the operations and sales personnel needed to conduct business at that site. Expenditures related to an Internet Data Center commence well before the Internet Data Center opens, and it takes an extended period to approach break-even capacity utilization at each site. As a result, the Company expects that individual Internet Data Centers will generally experience losses for in excess of one year from the time they are opened. The Company experiences further losses from sales personnel hired to test market the Company's services in markets where there is no, and may never be an, Internet Data Center. As a result, the Company expects to make investments in expanding the Company's business rapidly into new geographic regions which, while potentially increasing the Company's revenues in the long term, will lead to significant losses for the foreseeable future. The Company also contemplates that such expansion will lead to substantial needs for further financing. See "--Liquidity and Capital Resources" and "Risk Factors--Risks Associated with Planned Business Expansion."

  To address issues associated with network traffic spikes or line outages, the Company has a policy of undersubscribing its network by provisioning significant excess capacity. As a result, when the sustained utilized capacity of a LAN, WAN or public or private peering link approaches 50%, the Company begins to plan for the expansion of its available capacity. Thus, as the number of, and usage of the network by, the Company's customers grows, this policy will require the Company to incur increased network costs in order to expand its network capacity. This policy may result in higher network costs for the Company than for its competitors who do not maintain a similar policy.

  Since the Company began to offer server hosting services in 1995, it has experienced operating losses and negative cash flows from operations in each quarterly and annual period. As of December 31, 1997, the Company had an accumulated deficit of approximately $32.0 million. The revenue and income potential of the Company's business and market is unproven, and the Company's limited operating history makes an evaluation of the Company and its prospects difficult. Currently, the Company anticipates making significant investments in new Internet Data Centers and product development and sales and marketing programs and personnel and therefore believes that it will continue to experience net losses on a quarterly and annual basis for the foreseeable future. The Company and its prospects must be considered in light of the risks, expenses and difficulties encountered by companies in the new and rapidly evolving market for Internet system and network management solutions. To address these risks, among other things, the Company must market its brand name effectively, provide scalable, reliable and cost-effective services, continue to grow its infrastructure to accommodate new Internet Data Centers and increased bandwidth use of its network, expand its channels of distribution, retain and motivate qualified personnel and continue to respond to competitive developments. Failure of the Company's services to achieve market acceptance would have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that the Company will ever achieve profitability on a quarterly or an annual basis or will sustain profitability if achieved. See "Risk Factors-- Limited Operating History; History of Losses."

QUARTERLY RESULTS OF OPERATIONS

  The following table sets forth certain consolidated statement of operations data as a percentage of total revenues for the three months ended December 31, 1996 and March 31, June 30, September 30 and December 31, 1997. This information has been derived from the Company's unaudited financial statements, which, in management's opinion, have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information for the quarters presented. This information should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus. The operating results in any quarter are not necessarily indicative of the results for any future period.

                                             THREE MONTHS ENDED
                         ------------------------------------------------------------
                         DECEMBER 31, MARCH 31,  JUNE 30,  SEPTEMBER 30, DECEMBER 31,
                             1996       1997       1997        1997          1997
                         ------------ ---------  --------  ------------- ------------
                                    (AS A PERCENTAGE OF TOTAL REVENUES)
Revenues:
 Service revenues.......      85.9%      92.9%      92.1%       94.7%         93.2%
 Equipment revenues.....      14.1        7.1        7.9         5.3           6.8
                            ------     ------     ------      ------        ------
  Total revenues........     100.0      100.0      100.0       100.0         100.0
                            ------     ------     ------      ------        ------
Cost and expenses:
 Cost of service
  revenues..............      90.0      109.0      119.5       130.8         143.7
 Cost of equipment
  revenues..............       9.6        4.8        5.8         4.1           5.7
 Marketing and sales....     112.1       97.7      114.8        95.6         102.7
 General and
  administrative........      43.5       54.9       48.6        42.0          50.1
 Product development....      29.1       12.1       16.0        14.8          11.2
                            ------     ------     ------      ------        ------
  Total cost and
   expenses.............     284.3      278.5      304.7       287.3         313.4
                            ------     ------     ------      ------        ------
  Operating loss........    (184.3)    (178.5)    (204.7)     (187.3)       (213.4)
Net interest (income)
 expense................      (0.3)       3.4        3.4         3.1           5.4
                            ------     ------     ------      ------        ------
  Net loss..............    (184.0)%   (181.9)%   (208.1)%    (190.4)%      (218.8)%
                            ======     ======     ======      ======        ======

 REVENUES

  Service revenues consist of monthly fees for server hosting, Internet connectivity, collaborative systems management and Internet technology services and one-time fees for installation. Service revenues (other than installation fees) are generally billed and recognized ratably over the term of the contract, generally one year. Installation fees are typically recognized at the time that installation occurs. Equipment revenues consist of sales to customers of third-party equipment. Revenues from equipment sales are recognized at the time the equipment is shipped to the customer or placed into service at an Internet Data Center.

  The Company's revenues increased sequentially each quarter from $1.1 million to $1.7 million to $2.4 million to $3.4 million and to $4.9 million in the quarters ended December 31, 1996 and March 31, June 30, September 30 and December 31, 1997, respectively. The Company's service revenues also increased sequentially each quarter from $954,000 to $1.6 million to $2.2 million to $3.3 million and to $4.6 million in the quarters ended December 31, 1996 and March 31, June 30, September 30 and December 31, 1997, respectively. This growth in service revenues resulted primarily from increases in the number of customers, increases in revenues from existing customers and the opening of new Internet Data Centers. The Company's service revenues increased as a percentage of total revenues in 1997 as the Company increased its average service revenues per customer. The Company anticipates that service revenues as a percentage of total revenues, although varying from quarter to quarter, will generally continue to increase in 1998. The Company sells third-party equipment to its customers as an accommodation to facilitate their purchase of services; thus, the Company's equipment revenues have varied from quarter to quarter depending on particular customer needs. The Company's customers do not generally have a right to return equipment purchased from the Company, although the Company may elect from time to time to accept such a return.

 COST OF REVENUES

  The Company's cost of service revenues is comprised primarily of the Company's costs for its nationwide backbone network and local telco loops, salaries and benefits for the Company's customer service and operations personnel (including its network engineers, backbone engineers, network management and systems personnel and installers), and depreciation, rent, repairs and utilities related to the Company's Internet Data Centers. Cost of equipment revenues represents the cost to the Company of third-party equipment sold to customers.

  The Company's cost of service revenues increased sequentially each quarter from $999,000 to $1.8 million to $2.9 million to $4.5 million and to $7.0 million in the quarters ended December 31, 1996 and March 31, June 30, September 30 and December 31, 1997, respectively. Cost of service revenues as a percentage of service revenues increased sequentially each quarter from 105% to 117% to 130% to 138% and to 154% in the quarters ended December 31, 1996 and March 31, June 30, September 30 and December 31, 1997, respectively. These increases in cost of service revenues in absolute dollars and as a percentage of service revenues were primarily the result of opening additional Internet Data Centers with the wages, depreciation and other costs associated therewith, and of the increased costs for the Company's network. The Company expects that its cost of service revenues as a percentage of service revenues may remain above 100% through at least 1998. The cost of equipment revenues varied from quarter to quarter, due primarily to fluctuations in equipment revenues. Cost of equipment revenues as a percentage of equipment revenues varied from 68% to 84% based on the particular mix of equipment purchased by customers in a given quarter.

 MARKETING AND SALES

  The Company's marketing and sales expenses are comprised primarily of salaries and benefits for the Company's marketing and sales personnel, printing and advertising costs, consultants' fees and travel expenses. Marketing and sales expenses have increased as a result of increased marketing and sales personnel, increased advertising, increased marketing program expenses and other marketing efforts. Marketing and sales expenses as a percentage of total revenues fluctuated from quarter to quarter primarily due to increases in headcount, the timing of sales compensation and the timing of advertising and other promotional activities. The Company expects that marketing and sales expenses will continue to increase in absolute dollars during 1998 but will begin to decline as a percentage of total revenues as recurring revenues from the existing customers, which tend to have lower marketing and sales expenses associated with them, become a more significant percentage of total revenues.

 GENERAL AND ADMINISTRATIVE

  The Company's general and administrative expenses are comprised primarily of salaries and benefits for the Company's administrative and management information systems personnel and fees paid for professional services and recruiting. General and administrative expenses have increased primarily as a result of additional personnel, recruiting fees and consulting costs. General and administrative expenses as a percentage of total revenues increased during the quarters ended March 31 and June 30, 1997 due to increased professional services and recruiting fees and increased during the quarter ended December 31, 1997 primarily as a result of $656,000 of amortization of deferred compensation expense and $278,000 of professional services and recruiting fees. The Company expects that general and administrative expenses will continue to increase in absolute dollars but will begin to decline as a percentage of total revenues as existing overhead is spread over more substantial operations.

 PRODUCT DEVELOPMENT

  The Company's product development expenses are comprised primarily of salaries and benefits for the Company's product development personnel and fees paid to consultants, all of whom focus their efforts primarily on the integration of best-of-breed products and services developed by leading technology vendors with the Company's services. With the exception of the quarter ended March 31, 1997, product development expenses have increased as a result of continuing efforts to integrate and enhance best-of-breed third-party technologies to support the Company's service offerings. The decline in product development expenses in the quarter ended March 31, 1997 reflected a temporary decline in the use of consultants for product development. Product development expenses as a percentage of total revenues decreased during 1997 due to a high number of consultants used in product development during the quarter ended December 31, 1996 and, with respect to the quarter ended December 31, 1997, a transfer of personnel from product development activities to backbone engineering activities that are charged to cost of service revenues. The Company expects that product development expenses will continue to increase in absolute dollars as the Company makes additional investments in developing its collaborative systems management services but will decline as a percentage of total revenues.

 DEFERRED COMPENSATION EXPENSE

  In the quarters ended September 30 and December 31, 1997, the Company recorded aggregate deferred stock compensation of $3.5 million in connection with the grant of certain stock options subsequent to March 1997, which amount is generally being amortized over the 50 month vesting period of such options. This amortization is being recorded in a manner consistent with Financial Accounting Standards Board ("FASB") Interpretation No. 28. Of the total deferred stock compensation, approximately $85,000 was amortized in the quarter ended September 30, 1997 and approximately $1.0 million was amortized in the quarter ended December 31, 1997. The Company expects amortization of approximately $1.3 million during 1998, $700,000 during 1999, $300,000 during 2000 and $100,000 during 2001 related to these options. These amortization amounts are allocated among the expense categories discussed above. See Note 5 of Notes to Financial Statements.

YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

 REVENUES

  The Company's revenues increased 122% from $1.4 million in 1995 to $3.1 million in 1996 and increased an additional 296% to $12.4 million in 1997. Service revenues increased 130% from $1.1 million in 1995 to $2.5 million in 1996. The growth in the Company's service revenues from 1995 to 1996 resulted primarily from an increase in the number of customers to which the Company provided Internet connectivity and to a lesser extent from an increase in service revenues per Internet connectivity customer. Service revenues increased 372% from $2.5 million in 1996 to $11.6 million in 1997. This growth in service revenues was primarily the result of opening the Company's first two Internet Data Centers in August 1996 and March 1997, increases in the number of new customers, substantially all of which were Internet Data Center customers, and increases in revenues per customer. The Company sells third-party equipment to its customers as an accommodation to facilitate their purchase of services. The Company's equipment revenues increased 99% from $340,000 in 1995 to $676,000 in 1996 and increased an additional 21% to $820,000 in 1997.

 COST OF REVENUES

  Cost of service revenues increased from $846,000 in 1995 to $2.5 million in 1996 and to $16.2 million in 1997. The Company's cost of service revenues as a percentage of service revenues increased from 79% in 1995 to 103% in 1996 and to 140% in 1997. The increases in cost of service revenues in absolute dollars and as a percentage of service revenues were due to increased costs associated with the build-out and operation of the Company's increasing number of Internet Data Centers, including increased costs for its network backbone and local telco loops, depreciation, salaries and benefits for its customer service and operations personnel and rent. Cost of equipment revenues increased from $282,000 in 1995 to $452,000 in 1996 and to $640,000 in 1997.
Cost of equipment revenues varies primarily as a result of equipment revenues and, to a lesser extent, the mix of equipment purchased by customers.

 MARKETING AND SALES

  The Company's marketing and sales expenses increased from $1.1 million in 1995 to $2.7 million in 1996 and to $12.7 million in 1997. These increases were primarily the result of hiring additional marketing and sales personnel and expanding marketing programs.

 GENERAL AND ADMINISTRATIVE

  The Company's general and administrative expenses increased from $427,000 in 1995 to $1.1 million in 1996 and to $6.0 million in 1997. These increases were primarily the result of increased hiring of administrative personnel, fees paid for recruiting, costs for consultants, cost for professional services providers and amortization of deferred compensation.

 PRODUCT DEVELOPMENT

  The Company's product development expenses increased from $70,000 in 1995 to $444,000 in 1996 and to $1.6 million in 1997. The Company's product development expenses grew between the comparison periods primarily because of the addition of product development personnel to support the Company's expanded service offerings.

 NET INTEREST EXPENSE

  The Company's net interest expense increased from $38,000 in 1995 to $39,000 in 1996 and to $506,000 in 1997. The increases in net interest expense between the comparison periods were primarily the result of substantially increased borrowings as the Company entered into equipment loans and lease agreements to finance the construction of its Internet Data Centers. The Company expects that net interest expense will continue to grow as the Company enters into additional equipment leases and loans and obtains additional borrowings for working capital.

 DEFERRED COMPENSATION EXPENSE

  During 1997, the Company recorded deferred stock compensation of approximately $3.5 million in connection with the grant of certain stock options subsequent to March 1997, which amount is generally being amortized over the 50 month vesting period of such options. This amortization is being recorded in a manner consistent with FASB Interpretation No. 28. Of the total deferred stock compensation, approximately $1.1 million was amortized in 1997. This amount is allocated among the expense categories discussed above. See
Note 5 of Notes to Financial Statements.

FACTORS AFFECTING RESULTS OF OPERATIONS

  The Company expects to experience significant fluctuations in its future quarterly and annual results of operations due to a variety of factors, many of which are outside the Company's control including: demand for and market acceptance of the Company's services and enhancements; introductions of services or enhancements by the Company and its competitors; capacity utilization of its Internet Data Centers; reliable continuity of service and network availability; the ability to increase bandwidth as necessary; the timing of customer installations; provisions for customer discounts and credits; the mix of services sold by the Company; customer retention; the timing and success of marketing efforts and service introductions by the Company; the timing and magnitude of capital expenditures, including construction costs relating to the expansion of operations; the timely expansion of existing Internet Data Centers and completion of new Internet Data Centers; the introduction by third parties of new Internet and networking technologies; increased competition in the Company's markets; changes in the pricing policies of the Company and its competitors; fluctuations in bandwidth used by customers; the retention of key personnel; economic conditions specific to the Internet industry; and other general economic factors. In addition, a relatively large portion of the Company's expenses are fixed in the short-term, particularly with respect to telecommunications, depreciation, real estate and interest expenses and personnel, and therefore the Company's results of operations are particularly sensitive to fluctuations in revenues. Also, if the Company's agreement with Computer Associates were to terminate and the Company continued to require Computer Associates' software, the license fees paid by the Company could increase fixed costs significantly. Furthermore, if the Company were to become unable to continue leveraging third party products in the Company's services offerings, the Company's product development costs could increase significantly. Although the Company has not encountered significant difficulties in collecting upon accounts receivable in the past, many of the Company's customers are in an emerging stage, and there can be no assurance that the Company will be able to collect receivables on a timely basis. For these and other reasons, in some future quarters, the Company's results of operations may fall below the expectations of securities analysts or investors, which could have a material adverse effect on the market price of the Company's Common Stock.

  The market for Internet system and network management solutions has only recently begun to develop, is evolving rapidly and likely will be characterized by an increasing number of market entrants. There is significant uncertainty regarding whether this market ultimately will prove to be viable or, if it becomes viable, that it will grow. In order to be successful in this emerging market, the Company must be able to differentiate itself from its competition through its service offerings, such as its recently introduced collaborative systems management and Internet technology services. There can be no assurance that the Company will be successful in differentiating itself or achieving market acceptance of its services, or that it will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these services. If the Company incurs increased costs or is unable, for technical or other reasons, to develop and introduce new services or enhancements of existing services in a timely manner, including certain collaborative systems management and Internet technology services scheduled to be available in the first half of 1998, or if these or other new products or services do not achieve market acceptance in a timely manner or at all, the Company's business, results of operations and financial condition could be materially adversely affected. See "Risk Factors-- Dependence on New Market; Uncertainty of Acceptance of Services."

  A component of the Company's long-term strategy is to expand into international markets, and the Company currently plans to open an Internet Data Center in the London metropolitan area in the first half of 1998. There can be no assurance that the Company will be able to market, sell and deliver successfully its services outside the United States. The Company generally intends to outsource the initial operation of its international Internet Data Centers. As a result, the Company will be dependent for a time on third parties to deliver its services from and manage the operations of such international Internet Data Centers. In addition to the uncertainty as to the Company's ability to expand into international markets, there are certain risks inherent in conducting business internationally, such as unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, challenges in staffing and managing foreign operations, differing technology standards, employment laws and practices in foreign countries, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, imposition of currency exchange controls, seasonal reductions in business activity and potentially adverse tax consequences, any of which could adversely affect the Company's international operations. In addition, there can be no assurance that the Company will be able to obtain the necessary telecommunications infrastructure in a cost-effective manner or compete effectively in international markets. See "Risk Factors--Risks Associated with International Operations."

  The Company recognizes the need to ensure its operations will not be adversely impacted by Year 2000 software failures. Software failures due to processing errors potentially arising from calculations using the year 2000 date are a known risk. The Company has established procedures for evaluating and managing the risks and costs associated with this problem and believes that its computer systems are currently Year 2000 compliant. However, many of the Company's customers maintain their Internet operations on UNIX-based servers, which may be impacted by Year 2000 complications. The failure of the Company's customers to ensure that their servers are Year 2000 compliant could have a material adverse effect on the Company's customers, which in turn could have a material adverse effect on the Company's business, results of operations and financial condition.

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has financed its operations primarily through private sales of Preferred Stock and through various types of equipment loans and lease lines and working capital lines of credit. At December 31, 1997, the principal source of liquidity for the Company was $10.3 million of cash and cash equivalents. As of that date, the Company also had $5.8 million in equipment lines of credit and lease facilities available with interest rates ranging from 14.5% to 16.4%, and working capital lines of credit with interest rates ranging from 9.5% to 12.95% under which it could borrow up to an additional aggregate of $10.0 million. Given the expected use of cash during the first quarter of 1998, the Company expects that it will need to begin to use a portion of the $8.0 million available under its working capital line of credit agreement with Transamerica Business Credit Corporation and MMC/GATX Partnership No. 1 at the end of the first quarter of 1998 in order to continue to fund its operations. As of December 31, 1997, the Company's total bank borrowings, debt and capital lease obligations were $23.8 million (including imputed interest), which require payments in 1998, 1999, 2000 and 2001 of $8.3 million, $6.0 million, $6.3 million and $3.2 million. See Notes 3, 6 and 8 of Notes to Financial Statements.

  Since the Company began to offer server hosting services in 1995, the Company has had significant negative cash flows from operating activities. Net cash used for operating activities in 1995, 1996 and 1997 was $453,000, $3.0 million and $15.3 million, respectively. Net cash used for operating activities in each of these periods was primarily the result of net losses, offset in part by increases in accounts payable, accrued expenses and depreciation and amortization.

  Net cash used for investing activities in 1995, 1996 and 1997 was $77,000, $3.6 million and $22.9 million, respectively. Net cash used for investing activities in these periods was almost entirely the result of capital expenditures for the construction of Internet Data Centers, leasehold improvements, furniture and fixtures, and computers and other equipment.

  Cash provided by financing activities in 1995, 1996 and 1997 was $692,000, $10.2 million and $44.8 million, respectively. Of this cash, $9.4 million in 1996 and $23.5 million in 1997 resulted from the issuance of Preferred Stock, net of issuance costs and related warrants, and $490,000, $719,000 and $17.0 million in 1995, 1996 and 1997 resulted from debt, bank borrowings and sale-leaseback financings offset by payments thereon and required restricted deposits.

  The Company's capital expenditures for 1997 were approximately $25.2 million and during 1998 are expected to be at least $17.8 million. Such expenditures are primarily for property and equipment, in particular equipment needed for existing and future Internet Data Centers, including the additional Internet Data Center in the San Francisco metropolitan area and the new site in the London metropolitan area scheduled to be opened in the first half of 1998, as well as office equipment, computers and telephones. The Company expects to finance such capital expenditures primarily through existing and future equipment loans and lease lines. As discussed above, the Company currently has available under existing equipment lines of credit and lease facilities an aggregate of $5.8 million. Accordingly, the Company will need to obtain additional financing during 1998 to fund the remaining $12.0 million of expected capital expenditures for the year. As of December 31, 1997, the Company also had commitments under capital leases and under noncancellable operating leases of $4.4 million and $26.7 million, respectively, through 2007. See Note 6 of Notes to Financial Statements. The Company expects to meet its working capital and capital expenditure requirements over the next 12 months, including such requirements associated with the Company's planned expansion, with existing cash and cash equivalents and short-term investments, the net proceeds from this offering, cash from sales of services and proceeds from existing and future equipment loans and lease lines and working capital lines of credit and possibly other borrowings. Currently, the Company is negotiating to enter into additional credit facilities and believes it will obtain such facilities on terms that are comparable to its existing facilities. Thereafter, the Company may also need to raise additional funds through public or private financing, strategic relationships or other arrangements. There can be no assurance that the Company will be successful in generating sufficient cash flows from operations or in raising capital in sufficient amounts on terms acceptable to it. The failure of the Company to raise capital when needed could have a material adverse effect on the Company's business, results of operations and financial condition. If additional funds are raised through the issuance of equity securities, the percentage ownership of its then-current stockholders would be reduced. Furthermore, such equity securities might have rights, preferences or privileges senior to those of the Company's Common Stock. See "Risk Factors-- Risks Associated with Planned Business Expansion."

RECENT ACCOUNTING PRONOUNCEMENTS

  The FASB recently issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in financial statements. It does not, however, require a specific format, but requires the Company to display an amount representing total comprehensive income for the period in its financial statements. The Company is in the process of determining its preferred format. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997.

  The FASB also recently issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. The Company has determined that it does not have any separately reportable business segments.

                                   BUSINESS

THE COMPANY

  Exodus is a leading provider of Internet system and network management solutions for enterprises with mission-critical Internet operations. The Company's solutions include server hosting, Internet connectivity, collaborative systems management and Internet technology services, which together provide the high performance, scalability and expertise that enterprises need to optimize their Internet operations. The Company delivers its services from geographically distributed, state-of-the-art Internet Data Centers that are connected through a redundant high performance dedicated backbone ring. The Company's tailored solutions are designed to be seamlessly integrated with existing enterprise systems architectures and enable customers to outsource the monitoring, administration and optimization of their equipment, applications and overall Internet operations. As of December 31, 1997, the Company had over 200 Internet Data Center customers and managed over 2,000 customer servers. The Company's customers range from pioneering Internet-based businesses to Fortune 500 enterprises and include companies such as Computer Associates International, Inc., GeoCities, Hewlett-Packard Company, Hotmail Corporation, Inktomi Corporation, National Semiconductor Corporation, PC World Communications, Inc., Software.net (a Cybersource company) and USAToday Information Network.

  The Company's Internet system and network management solutions are based on a core set of server hosting and Internet connectivity services, which are enhanced by a growing number of collaborative systems management and Internet technology services. The Company's server hosting and Internet connectivity services, through its Internet Data Centers, national backbone ring of multiple high speed clear channel DS-3 lines and public and private network peering interconnections, provide the foundation for high performance, availability, scalability and reliability of customers' Internet operations. The Company's collaborative systems management services, including performance monitoring and site management reports, enable customers and the Company to manage customers' Internet operations jointly, proactively and continuously. Finally, the Company's Internet technology services, which include security and content distribution, integrate best-of-breed technologies of leading vendors with the Company's expertise to provide customers with scalable, secure and high performing Internet applications. The Company's portfolio of layered services optimizes the development, deployment and proactive management of enterprises' mission-critical Internet operations.

  The Company began offering server hosting services in late 1995, opened its first dedicated Internet Data Center in August 1996 and introduced its collaborative systems management and Internet technology services in 1997. The Company currently operates six Internet Data Centers, consisting of approximately 110,000 gross square feet, located in five metropolitan areas:
Los Angeles, New York, San Francisco, Seattle and Washington, D.C. The Company intends to expand domestically and internationally, including the expected addition of an additional Internet Data Center in the San Francisco metropolitan area and a new site in the London metropolitan area in the first half of 1998.

INDUSTRY BACKGROUND

  Use of the Internet, including intranets and extranets, has grown rapidly in recent years, driven by a number of factors, including the large and growing installed base of advanced personal computers, improvements in network architectures, increasing numbers of network-enabled applications, the emergence of compelling content and commerce-enabling technologies and easier, faster and cheaper access. International Data Corporation estimates that by the end of 1997 the number of World Wide Web users worldwide would be approximately 50 million and will continue to grow to approximately 129 million by the end of 2000. As a result of this growing use, the Internet has become an important new global communications and commerce medium and represents an enormous opportunity for enterprises to interact in new and different ways with a large number of customers, employees, suppliers and partners.

  Enterprises are responding to this opportunity by rapidly increasing their investments in Internet sites and services. In the last several years, many enterprises that focus solely on delivering services over the Internet have emerged, and, more recently, mainstream businesses have begun to implement Internet sites and commerce applications. This projected increase in commercial Internet use should drive rapid growth in revenues from Internet commerce which, according to International Data Corporation, are expected to increase from approximately $10 billion in 1997 to approximately $120 billion in 2000.

  As use of the Internet grows, enterprises are increasing the breadth and depth of their Internet product and service offerings. Pioneering Internet-based businesses have developed Internet products and services in areas such as finance, banking, entertainment, education and advertising. In addition, mainstream businesses have begun to use the Internet for an expanding variety of applications, ranging from corporate publicity and advertising, to sales, distribution, customer service, employee training and communication with business partners. These Internet operations are mission-critical for virtually all Internet-based businesses and are becoming increasingly mission-critical for many mainstream enterprises. Loss of the availability of mission-critical Internet sites often results in losses in revenue and impairment of customer goodwill. As a result, to ensure the reliability of their mission-critical Internet operations, enterprises are requiring that these operations have 24x7 performance, scalability and expert management.

  The proliferation of Internet services offered and the growth in mission-critical Internet applications are driving an increase in the complexity of commercial Internet sites. In order to ensure the quality, reliability, availability and redundancy of these Internet operations, corporate IT departments must make substantial investments in developing Internet expertise and infrastructure. They need geographically distributed state-of-the-art facilities and networks that are monitored and managed 24x7 by experts in Internet technology, can be upgraded to reflect changing technologies and can be scaled as the needs of enterprises evolve. However, such a continuing significant investment of resources is often an inefficient use of enterprises' overall resources. As a result, corporate IT departments are increasingly seeking collaborative outsourcing arrangements that can increase performance, provide continuous operation of their Internet solutions and reduce Internet operating expenses. Forrester Research, Inc. ("Forrester") estimates that Internet hosting revenues will increase from approximately $200 million in 1997 to almost $8 billion by the year 2000. Furthermore, Forrester estimates that the broader market for distributed infrastructure services, which includes Internet hosting as well as wide area network ("WAN") management, network design and end-user support will grow from approximately $36 billion in 1997 to approximately $89 billion in 2000.

  A variety of companies, such as regional ISPs, national ISPs and large IT outsourcing firms, offer products and services that attempt to address enterprises' Internet outsourcing needs. However, the solutions offered by these companies fail to address certain elements required to ensure that customers' mission-critical Internet operations are reliable, scalable and high performing. For example, regional ISPs lack the geographically-distributed data centers necessary to deliver content using replication or caching technologies, which are becoming increasingly important as Internet usage and bandwidth demands increase. National ISPs focus on providing Internet access and generally have not developed sophisticated and reliable server management capabilities. In addition, the Company believes that they often oversubscribe their networks, resulting in poor performance and an inability to handle effectively customers' sharp increases in bandwidth demand. The Company believes that neither the regional nor the national ISPs have developed the systems and application management, monitoring and customer service capabilities required to support mission-critical Internet operations. Finally, large IT outsourcing firms tend to focus on large enterprises that want to outsource their entire IT infrastructure, not just their Internet operations. These vendors often lack the network infrastructure and Internet expertise required to provide mission-critical Internet system and network management services. As a result, Exodus believes a significant opportunity exists for a highly-focused company to provide a combination of server hosting, Internet connectivity, collaborative systems management and Internet technology services that will enable reliable, high performance of enterprises' mission-critical Internet operations.

THE EXODUS SOLUTION

  Exodus is a leading provider of Internet system and network management solutions for enterprises with mission-critical Internet operations. Its server hosting, Internet connectivity, collaborative systems management and Internet technology services are designed to provide enterprises with the high performance, scalability and expertise necessary to optimize their Internet operations. The Company's tailored solutions are designed to be seamlessly integrated with existing enterprise systems architectures and enable customers to outsource the monitoring, administration and optimization of their equipment, applications and overall Internet operations. The Company believes that its solutions enable customers to deploy and expand Internet operations rapidly and cost-effectively, especially when compared to in-house solutions. The Exodus solution provides the following key advantages to its customers:

  HIGH PERFORMANCE. The Company supports enterprises' business objectives by ensuring that their Internet sites perform effectively. The Company's solutions provide the availability and reliability that customers need to be able to depend on the Internet for mission-critical operations. The Company's solutions are designed to maximize performance through features such as geographically distributed Internet Data Centers, redundant and high speed network design, content distribution technologies, security and 24x7 monitoring, diagnosis and problem resolution.

  SCALABILITY. The Company's solutions are designed to be flexible and scalable, ensuring customers a consistently high level of performance as their Internet operations expand. The Company can quickly scale the amount of hosting space, power, bandwidth or managed services that a customer receives, all in a way transparent to the end-user. The Company believes that the scalability of its solutions is a significant advantage over in-house solutions.

  INTERNET SYSTEM AND NETWORK MANAGEMENT EXPERTISE. By leveraging the knowledge gained from supporting many leading-edge Internet operations, the Company has developed a specialized Internet system and network management expertise that is difficult for any single customer to replicate in-house. Customers gain access to the Company's experience in network, system, application and security management.

  COLLABORATIVE AND PROACTIVE MANAGEMENT. The Company believes that enterprises value Internet service relationships that are collaborative and proactive. Therefore, the Company has developed a collaborative systems management approach that provides customers with detailed monitoring, reporting and management tools that can be accessed through the Internet to control customers' Internet hardware, network, software and application environments. This approach focuses on identifying and resolving potential problems before they impact an Internet site's availability or performance. Through the Company's system and network management framework, customers are able to manage both mission-critical Internet operations housed at the Company's Internet Data Centers and in-house IT applications. The Company believes that this provides an important advantage to enterprises that seek to outsource a portion of their Internet operations and to link the management of the outsourced operations with in-house operations.

  COST-EFFECTIVE SOLUTION. The Company's customers benefit from leveraging the significant capital, operating and labor investments that the Company has made to support distributed, mission-critical Internet operations. Most enterprises today do not have the infrastructure that mission-critical

Internet operations require, including data centers located adjacent to major Internet connection points, 24x7 operations and specialized Internet technology expertise. The Company believes that its solutions to optimize enterprises' Internet operations are significantly more cost-effective than most in-house solutions.

THE EXODUS STRATEGY

  The Company's objective is to become the leading provider of Internet system and network management solutions for enterprises with mission-critical Internet operations. To achieve this objective, the Company's strategy includes the following key elements:

  EXTEND MARKET LEADERSHIP. The Company has played a leading role in creating and defining the market for Internet system and network management solutions and plans to establish itself as the brand name and leader in this market. The Company believes that its highly-focused approach to serving this market provides it with an advantage over competitors that also serve the entry-level hosting market or the stand-alone Internet access market. The Company plans to extend its leadership in the market for Internet system and network management solutions both by aggressively continuing to expand its base of more than 180 Internet Data Center customers and by capitalizing on the growth of its customers' needs for these solutions.

  FOCUS ON COLLABORATIVE SYSTEMS MANAGEMENT AND INTERNET TECHNOLOGY
SERVICES. The Company believes that developing new services to manage enterprises' mission-critical Internet operations jointly, proactively and continuously will offer a compelling value proposition to its customers. The Company has invested and is continuing to invest in services that will ensure high availability and performance of customers' Internet-based applications, including systems administration, disaster recovery, security and systems and network management. As part of this strategy, the Company has developed and intends to continue to develop relationships with providers of leading Internet technologies in order to enhance its service offerings and meet its customers' evolving needs.

  CONTINUE DOMESTIC EXPANSION AND ESTABLISH GLOBAL PRESENCE. The Company is continuing to build Internet Data Centers and expand direct sales coverage in the United States and is also pursuing international opportunities. The Company believes that having a number of widely distributed and networked Internet Data Centers improves network performance and enhances overall site redundancy. In addition, the Company's experience indicates that locating an Internet Data Center within a geographic region can significantly enhance its ability to attract new customers in that region. The Company intends to expand domestically and internationally, including the expected addition of an additional Internet Data Center in the San Francisco metropolitan area and a new site in the London metropolitan area in the first half of 1998.

  LEVERAGE EXPERTISE TO ADDRESS NEW MARKET OPPORTUNITIES. The Company intends to leverage its significant achievements with pioneering Internet-based businesses to address broader customer markets, such as e-commerce and extranets. For example, mainstream corporations are increasingly establishing extranets with suppliers and customers. However, many of these enterprises lack the infrastructure and Internet expertise required to operate effectively mission-critical Internet applications and are looking for collaborative systems management assistance. The Company believes that its Internet system and network management solutions can support the business needs of these mainstream corporations by enabling them to deploy mission-critical extranet operations successfully.

  ESTABLISH STRATEGIC RELATIONSHIPS FOR TECHNOLOGY AND DISTRIBUTION. The Company is establishing strategic relationships for technology and distribution. The Company believes that establishing relationships with technology developers enables it to leverage these enterprises' research and development expertise cost-effectively. These relationships allow the Company to gain more rapid access to new technologies and to provide value-added integrated solutions for its customers. For example, the Company has worked closely with Computer Associates to develop certain of the Company's collaborative systems management services using Computer Associates' Unicenter(R) TNG(TM) technology. The Company's product development personnel will continue to develop vendor relationships and technology-based relationships, such as those with Cisco, Raptor Systems, Inc., VeriFone, Inc. and CheckPoint Software Technologies Limited, to enhance the Company's solutions. In addition, the Company currently has distribution relationships with a number of companies including Computer Associates, GE Capital Services, Poppe Tyson, Inc. and SAVVIS Communications, Inc. and believes it can expand its customer base by establishing additional distribution relationships with content developers, system integrators, system vendors, consulting companies and ISPs.

SERVICES

  The Company's services are designed to provide enterprises with the high performance, scalability and expertise they need to optimize their mission-critical Internet operations. The Company creates tailored solutions for its customers based on their unique business and technical requirements, modifying the services as customers' needs evolve. The services are delivered from geographically distributed, state-of-the-art Internet Data Centers and include server hosting, Internet connectivity, collaborative systems management and Internet technology services. The server hosting and Internet connectivity services provide the foundation for high performance, availability, scalability and reliability of customers' Internet operations. The collaborative systems management services enable customers and the Company to manage customers' Internet operations jointly, proactively and continuously. The Internet technology services integrate and enhance best-of-breed technologies of leading vendors to support the Company's expertise to build scalable, secure and high performing Internet applications. These services can be layered to allow customers to outsource an increasing portion of the management of their Internet operations. Customers pay monthly fees for the services utilized, as well as one-time fees for installation and for any equipment purchased from the Company.

 SERVER HOSTING

  The Company provides a broad range of server hosting services tailored to meet the unique demands of sophisticated, multi-vendor mission-critical Internet operations. The Company supports all leading Internet hardware and software systems vendor platforms, including those from Compaq Computer Corporation, Dell Computer Corporation, Hewlett-Packard Company, IBM, Microsoft Corporation, Silicon Graphics, Inc., Sun Microsystems, Inc. and The Santa Cruz Operation, Inc. This multi-vendor flexibility enables the customer to retain complete control over the technical solution and enables its Internet operations to be integrated into its existing IT technical architecture. Because mission-critical Internet operations are typically very dynamic and often require immediate hardware and software upgrades to maintain targeted service levels, customers have unlimited 24x7 access to the Internet Data Centers. Additional space and electrical power can be added as needed, ensuring that the customer has access to additional server hosting services.

  Customers can select from shared rack facilities, highly secure cabinets or enclosed cage facilities based upon their business and technical requirements. Most server hosting facilities include dedicated electrical power circuits to ensure that each customer's electrical power requirements are met. Each Internet Data Center is constructed based upon the requirements of high-availability mission-critical computing with uninterruptible power supply and back-up generators, fire suppression, raised floors, HVAC, separate cooling zones, seismically braced racks, 24x7 operations and high levels of physical security.

  The following chart summarizes the key features of the Company's current server hosting services:


    SERVICE                SIZE                          FEATURES
-------------------------------------------------------------------------------
  CyberRack     19" x 23" quarter, half or . Entry-level service providing
                full rack                    economical solution for customers
                                             that do not need dedicated
                                             environments
                                           . Secured environment that is shared
                                             by multiple customers
-------------------------------------------------------------------------------
  CyberCabinet  19" x 23" full rack        . Dedicated, locked cabinet
                                           . Provides a single rack with the
                                             security of a dedicated
                                             environment
                                           . Dedicated power circuits
-------------------------------------------------------------------------------
  Virtual Data  7' x 4' or 7' x 8' cage or . Dedicated, locked cage
  Center        customized to order        . Provides flexibility in designing
                                             and configuring Internet servers,
                                             including space for multiple racks
                                             and other customer computing
                                             products
                                           . Provides ventilation for heat
                                             generating equipment
                                           . Dedicated power circuits
-------------------------------------------------------------------------------
  ExodusVault   8' x 8' or 8' x 12' vault  . Dedicated, enclosed security area
                or customized to order     . Provides additional security for
                                             sensitive Internet transactions by
                                             financial institutions and on-line
                                             merchants
                                           . Includes biometric identification
                                             for entry and exit, motion and
                                             temperature detectors, tiles
                                             bolted to the floor, cameras, high
                                             impact glass and secured data and
                                             electrical lines
                                           . Separate, dedicated power circuits

 INTERNET CONNECTIVITY

  The Company's Internet connectivity services are designed to deliver the scalability, high availability and performance required by high-volume, mission-critical Internet operations. Since enterprises' mission-critical Internet operations often experience network traffic spikes due to promotions or events, the Company has a policy of undersubscribing its network by provisioning significant excess capacity. In addition, customers can purchase spare capacity and pay only for the bandwidth that is used.

  To meet customers' requirements of near 100% availability, the Company's network is designed to minimize the likelihood of any single point of failure.
 Each Internet Data Center has multiple physical fiber paths into the facility. The Company maintains multiple network links from multiple vendors into each Internet connection point and regularly checks that its fiber backbone is traversing physically-separated paths. Customers also enhance their Internet site's availability by physically duplicating their site within multiple Internet Data Centers and then synchronizing applications and content via the Company's private fiber backbone network. This network architecture optimizes the availability of a customer's site, even in the event of a link failure.

  The Company's Internet connectivity services are also designed to consistently deliver low-latency and peak network performance. The Company's backbone engineering personnel continuously monitor traffic patterns and congestion points throughout the Internet and dynamically reroute traffic flows to optimize end-user response times. The Company also provides peak network performance by maintaining what it believes is one of the largest number of direct public and private network peering interconnections in the industry. The Company's network includes private peering interconnections with eight national ISPs and public peering interconnections with over 120 ISPs, including many of the largest providers.

  For customers seeking a direct communications link to the site of another customer that is located at the same Internet Data Center, the Company offers highly secure, fast and efficient cross-connections.

 COLLABORATIVE SYSTEMS MANAGEMENT

  The Company's collaborative systems management services support mission-critical Internet operations by providing the customer with detailed monitoring, reporting and management tools to control their hardware, network, software and application environments. Through the Company's system and network management framework, customers are able to manage both mission-critical Internet operations housed at the Company's Internet Data Centers and in-house IT applications. The Company believes that this provides an important advantage to enterprises that seek to outsource a portion of their Internet operations and to link the management of the outsourced operations with in-house operations. The Company's proactive service methodology focuses on identifying and resolving potential problems before they ever impact an Internet site's availability or performance. The Company's sophisticated Internet system and network management solutions enable the Company to identify and to begin to resolve hardware, software, network and application problems, frequently before the customer is even aware that a problem exists. The Company offers the services summarized in the following chart:


       SERVICE                  DESCRIPTION                         BENEFITS
----------------------------------------------------------------------------------------
  SystemHealth Basic . 24x7 proactive monitoring of     . Maximizes availability of
  Monitoring Service   Internet server processes          customers' mission-critical
                     . 24x7 rebooting of servers          Internet operations by
                     . Monthly and daily reports          proactively  identifying
                       available  via the Web             potential problems
                                                        . Allows customers to leverage
                                                          Exodus' systems expertise
----------------------------------------------------------------------------------------
  SystemHealth Pro   . SystemHealth Basic Monitoring    . Includes advantages of
  Monitoring Service   service plus an Exodus system      SystemHealth Basic Monitoring
                       administrator leads problem        Service plus offloads problem
                       resolution if problem arises       resolution to Exodus
                     . Automated process restarts
----------------------------------------------------------------------------------------
  DatabaseHealth     . 24x7 proactive monitoring of     . Maximizes availability of
  Basic Monitoring     SQL server processes               customers' database resources
  Service            . Automated customer notification    by proactively identifying
                       of database problems               potential problems
                     . Monthly and daily reports
                       available via the Web
----------------------------------------------------------------------------------------
  DatabaseHealth Pro . DatabaseHealth Basic Monitoring  . Includes advantages of
  Monitoring Service   service plus an Exodus system      DatabaseHealth Basic
                       administrator leads problem        Monitoring Service plus
                       resolution if problem arises       offloads problem resolution to
                     . Automated process restarts         Exodus
                     . Problem resolution

       SERVICE                  DESCRIPTION                         BENEFITS
----------------------------------------------------------------------------------------
  Site Management    . Bandwidth usage reports          . Assists in capacity planning
  Reports            . Graphic and tabular statistics     and management of network
                     . Information delivered to           resources
                       customers via the Internet on
                       an hourly, daily and semi-
                       monthly basis
----------------------------------------------------------------------------------------
  Internet Disaster  . Tape management services to      . Maximizes the availability of
  Recovery             restore sites after a system       customers' applications
                       failure                          . Provides additional redundancy
                     . Distributed load balancing         in the event of Website
                       services to seamlessly re-route    failure
                       user traffic to an alternate
                       site in the event of a failure
----------------------------------------------------------------------------------------
  Internet Systems   . Assigned project manager         . Assures a smooth transition to
  Integration          responsible for developing a       an Exodus Internet Data Center
                       migration plan, managing the     . Provides for ongoing support
                       site's installation and
                       providing ongoing account
                       support
                     . Company acts as value-added
                       reseller of Cisco products,
                       primarily routers, hubs and
                       switching equipment, in
                       connection with server hosting
                       services

  In addition, the following chart summarizes the key features of an additional collaborative systems management service being developed by the Company and expected to be available in the first half of 1998:

       SERVICE                  DESCRIPTION                         BENEFITS
----------------------------------------------------------------------------------------
  HeadsUp Site       . Will provide an integrated       . Will allow customers to view
  Monitor              platform for delivering key        the status of their entire
                       customer information               Internet operations located at
                     . Will perform real-time             Exodus through the Internet
                       monitoring of URLs, bandwidth,     via a single integrated
                       server performance and Internet    console
                       Data Center activities           . Will proactively alert
                                                          customers with updates on any
                                                          internal or external network
                                                          event that might impact their
                                                          site

 INTERNET TECHNOLOGY

  The Company's Internet technology services are developed by integrating best-of-breed technologies of leading vendors with its own Internet expertise. Customers may select any or all of the Company's available Internet technology services, depending on their needs. The following chart summarizes the key features of the Internet technology services currently offered by the Company:


       SERVICE                  DESCRIPTION                         BENEFITS
----------------------------------------------------------------------------------------
  Exodus NetSecure   . Full-range of perimeter          . Enhances site security and
                       firewall security, encryption,     integrity
                       automated intrusion monitoring,
                       site security auditing and
                       consulting services
                     . Potential intruders identified
                       and blocked from customer's
                       site
                     . Site's security probed and
                       tested 24x7 and audit reports
                       generated on potential security
                       risks
                     . Proactive agendas developed
                       before site integrity is
                       compromised
----------------------------------------------------------------------------------------
  Exodus Multipath   . Site requests intelligently      . Increases availability and
  Site                 balanced across multiple           performance for multi-server
                       servers located within a single    mission-critical Internet
                       Internet Data Center based on      sites
                       server utilization,
                       availability and response times
----------------------------------------------------------------------------------------
  Exodus Multipath   . Intelligent routing services     . Maximizes availability and
  Net                  that geographically distribute     performance for Internet sites
                       end-user requests                  located across multiple
                     . Traffic routed based upon          Internet Data Centers
                       server performance and           . Optimizes end-user response
                       availability, Internet traffic     time
                       patterns and the geographic      . Provides sophisticated
                       locations of the requesters        Internet site redundancy
----------------------------------------------------------------------------------------
  Exodus NetHost     . Turnkey infrastructure services  . Cost-effective solution for
                       for delivering high-performance    one-time events such as
                       cybercast events                   software releases and concerts
                     . Includes high-bandwidth
                       connectivity, high performance
                       UNIX and NT servers and
                       specialized systems
                       administration and management
                       before and during the event

  The Company is developing certain additional Internet technology services in the areas of e-commerce, collaborative computing, ad-servers and broadcasting that it expects to be available in the first half of 1998.

CUSTOMERS

  The Company has established a diversified base of customers in a wide range of industries, including finance, entertainment, high technology, education, healthcare and publishing. As of December 31, 1997, the Company had over 200 Internet Data Center customers. The following is a representative list of the Company's Internet Data Center customers, each of which are expected to generate annualized revenues for the Company in excess of $34,000 based upon the monthly recurring charges for such customers in January 1998.

AdKnowledge                  GeoCities                        The Santa Cruz Operation, Inc.
 (formerly FocaLink)         GolfWeb, Inc.                    Sierra On-Line, Inc.
Applied Materials, Inc.      Hearst New Media                 Software.net (a
Blizzard Entertainment       Hewlett-Packard Company           Cybersource Company)
BMG Entertainment            Hotmail Corporation              Synopsys, Inc.
Computer Associates          Inktomi Corporation              Tripod, Inc.
 International, Inc.         Internet Profiles                United Media
CondeNet Inc.                 Corporation ("I/Pro")           USAToday
DoubleClick Inc.             Juno Online Services, L.P.       Visto Corporation
DHL Airways, Inc.            Mpath Interactive, Inc.           (formerly RoamPage, Inc.)
E-Loan                       National Semiconductor           Web Communications
Eidos Interactive, Inc.       Corporation                     WhoWhere? Inc.
                             PC World Communications, Inc.
                             Poppe Tyson, Inc.


  The Company's contracts with its customers generally cover the provision of services by the Company for a one year period and may contain, among other things, certain service level warranties. Service agreements entered into with customers prior to August 1997 typically included service level warranties which provided that, if the Company failed to provide Internet Data Center services to a customer for more than 24 consecutive hours, such customer's account would be credited for the charges the customer paid for services it did not receive during such period. Since August 1997, the Company's service agreements have typically included service level warranties which provide that, if the Company fails to provide Internet Data Center services to a customer for more than two consecutive hours, such customer's account would be credited for one day of service and, if for more than eight consecutive hours, one week of service, with each customer limited to one credit per month. Certain customers have received more favorable terms. To date, only a limited number of customers has utilized this warranty to receive a credit for a period of free service. See "Risk Factors--Risk of System Failure."

  The following examples illustrate how the Company's customers use its server hosting, Internet connectivity, collaborative systems management and Internet technology services.

 GEOCITIES

  In 1997, GeoCities, a leading provider of free home pages on the Internet, selected the Company to colocate its Internet servers and administer its rapidly growing Internet computing requirements. GeoCities is one of the most frequently visited sites on the Internet measuring over 100 million hits a day on a peak day, and GeoCities relied heavily upon the Company's advanced professional services capabilities to plan and manage the successful migration of the GeoCities site into Exodus' Internet Data Center facilities. This migration posed unique challenges, including minimizing downtime for GeoCities' more than one million "homesteaders" (users), physically migrating more than 45 Internet servers and shifting in real-time the network routing of more than 160 Mbps of sustained Internet traffic. The Company currently provides GeoCities and its users reliable connectivity, scalable bandwidth and 24x7 monitoring, systems administration and disaster recovery services.

 HOTMAIL CORPORATION

  In 1996, Hotmail Corporation ("Hotmail"), a leading provider of globally-accessible, free Web-based electronic mail, engaged the Company to host its Internet servers to gain access to greater bandwidth to support Hotmail's growing customer base. Hotmail's primary challenge was to find a company that could support the significant growth that it was anticipating for its services. Hotmail selected the Company, based upon the scalability and high performance of the Company's Internet Data Center and network solutions, as well as on the Company's reputation for high quality customer service. Within a year of colocating its Internet site at the Company's Internet Data Center, Hotmail's subscriber base has grown from 400,000 to over 10 million, the number of servers required to operate its site has expanded from 16 to 200, and Hotmail's sustained network traffic has grown from 10 Mbps to 140 Mbps. The Company currently manages Hotmail's Web site daily and provides it with the flexibility for expansion, additional technical support and bandwidth capacity that can be increased to keep pace with Hotmail's growing subscriber base.

 NATIONAL SEMICONDUCTOR CORPORATION

  In 1997, National Semiconductor Corporation ("National"), a global semiconductor manufacturer, selected the Company for its application management expertise. National depends on a Java-based e-commerce application on its Internet site to sell components. This application reduces the time it takes for customers to determine which components they need, and National views it as a competitive advantage. Exodus provides the systems administration, hardware maintenance and tape back-up necessary to manage this application and to keep it available. National's Internet site serves a broad array of additional functions, and use of it has grown significantly in the last 18 months to a few hundred thousand hits per day.

 HEARST NEW MEDIA & TECHNOLOGY

  In 1997, Hearst New Media & Technology ("Hearst"), a unit of the Hearst Corporation, decided to co-locate Internet hosting for its Web sites, including "homearts.com," a leading site for women on the Web, to the Company's Internet Data Center located in the New York metropolitan area. Hearst chose the Company for its 24-hour per day monitoring services and its array of systems management services. Hearst's objective was to improve network performance, monitoring and systems management capabilities, allowing the Hearst team to focus on further refinement and expansion of the site. The Company now monitors Hearst's systems through its Unicenter(R) TNG(TM)-based services and sends Hearst frequent Web-based reports that track the status of over 40 domains.

SALES, DISTRIBUTION AND MARKETING

  The Company's sales, distribution and marketing objective is to achieve broad market penetration by targeting enterprises that depend upon the Internet for mission-critical operations. As of December 31, 1997, the Company had 86 employees engaged in sales, distribution and marketing.

  The Company sells its services to enterprises directly through its sales force and indirectly through its channel partners. The Company is actively seeking to increase its sales and distribution capabilities and coverage in the United States and to expand internationally as new Internet Data Centers are installed outside of the United States. Currently, most of the Company's sales are derived through the efforts of its sales force. The Company's sales force is organized into three separate groups, consisting of field sales, strategic accounts and telesales, each of which is further divided into four geographical regions within the United States. Sales engineers and client integration engineers support the Company's sales force, providing pre- and post-sales support to ensure that customer services are implemented properly and efficiently.

  The Company's sales force is also developing an indirect sales channel for the Company's products by targeting content developers, system integrators, system vendors, consulting companies and ISPs. The Company currently has distribution relationships with a number of companies, including Computer Associates, GE Capital Services Corporation, SAVVIS Communications, Inc. and Poppe Tyson, Inc. and intends to expand its distribution relationships in the future. The Company's channel partners typically receive referral fees for bringing customers to the Company.

  The Company's marketing organization is responsible for product management, public relations and marketing communications. Product management includes defining the product roadmap and bringing to market the portfolio of services and programs that will enable the Company to meet its business objectives. These activities include product strategy and definition, pricing, competitive analysis, product launches, channel program management and product lifecycle project management. The Company stimulates product demand through a broad range of marketing communications and public relations activities. Primary marketing communications vehicles include collateral, advertising, trade shows, direct response programs, event sponsorship and management of the Company's Web site. Public relations focuses on cultivating industry analyst and media relationships with the goal of securing broad media coverage and public recognition of the Company's leadership position in the market for Internet system and network management solutions.

CUSTOMER SERVICE

  The Company offers superior customer service by understanding the technical requirements and business objectives of its customers and fulfilling their needs proactively on an individual basis. By working closely with its customers, the Company is able to optimize the performance of its customers' Internet operations, avoid downtime, resolve quickly any problems that may arise and make appropriate adjustments in services as customer needs change over time. As the Company works with its customers over time, it solicits their feedback to ensure that it is offering the appropriate types and quality of service. The Company uses advanced software tools to aid in its customer monitoring and service efforts. Many customer service employees have been specifically trained and, as appropriate, certified by the vendors of the Company's software tools, including Sun Microsystems, Inc., Microsoft Corporation, Oracle Corporation and Computer Associates.

  Customer service begins before a sale, when the Company provides technical support for complex orders. During the installation phase, the Company assigns a transition team and a project manager, who also retains responsibility for the account after installation, to assist the new customer with the installation process. In addition, the Company provides system integration services between the customer's Web site and legacy systems. After installation, the primary customer support area is each Internet Data Center's Network Control Center, which is operated 24x7 by engineers who answer customer calls, monitor site and network operations and activate teams to solve problems that arise. To solve complex problems, the Company draws on the collective expertise at all of its Internet Data Centers, creating a nationwide engineering pool. The Company's customer service personnel are also available to assist customers whose operations require specialized procedures.

  Finally, the Company employs network engineers who collaborate with a customer to design and maintain the LAN environment within the Internet Data Center and integrate the customer's home LAN and WAN with its Internet site. The network engineers are trained on NT and Solaris and other UNIX platforms as well as Cisco routers and switches, and they serve as the second level of support for customer issues that cannot be resolved by the Network Control Center. The Company also employs a group of backbone engineers who are responsible for designing the network that connects the Company's Internet Data Centers. This group constantly monitors the network design and effectiveness to optimize performance for customers, rerouting and redesigning traffic as conditions require.

  As of December 31, 1997, the Company had 93 employees dedicated to customer service and network and backbone engineering.

NETWORK DESIGN

  The Company's high performance server network is designed to provide the highest possible availability in order to enable its customers to achieve reliable Internet operations. It is comprised of the Company's six Internet Data Centers interconnected by a high-performance network backbone ring and connected to the Internet through public peering interconnections and private peering interconnections. Within each Internet Data Center, a virtual LAN environment provides redundant, high-speed internal connectivity.

  The Company's Internet Data Centers are located near most of the major Internet exchange points ("IXPs") and are connected to their local IXPs by multiple DS-3 or OC-3c links, provisioned by Teleport Communications Group Inc., MFS Communications Company, Inc., Brooks Fiber Properties, Inc. and Regional Bell Operating Companies. These links to the local exchange points, combined with private exchanges with ISPs, connect the customers' traffic to the Internet. In order to provide for high redundancy, performance and capacity, and to perform real-time content replication or caching across its Internet Data Centers, the Company has multiple clear channel DS-3 links interconnecting the Internet Data Centers. The Company has engineered its backbone with a geographically diverse fiber path to provide high availability, even in the event of a link failure. The Company is planning to upgrade to an OC-3c backbone in order to accommodate expected traffic growth. For customers with servers located at multiple Internet Data Centers, the Company is developing dynamic response time and load balancing technologies for optimal routing.

  Within each Internet Data Center, the Company deploys a virtual LAN environment to increase reliability and performance and provides customers with redundant connectivity to the Exodus backbone and the Internet. DS-3 and OC-3c lines are strategically placed on different routers to avoid any single points of failure. The Company uses a combination of public and private peering interconnections to achieve fast and reliable delivery of content. It has private peering interconnections with eight national ISPs, public peering interconnections with over 120 ISPs, including many of the largest providers, and a presence at each of the major U.S. IXPs. The Company will continue to work with ISPs to establish direct private peering interconnections at each of its Internet Data Centers to provide low latency content delivery. This broad combination of private and public peering interconnections provides customers with the reliability and redundancy that they need to ensure their content reaches its intended destination. The Company has a general policy of keeping significant unutilized network capacity for every LAN, WAN and public and private peering link to allow for spikes in demand or line outages. As a result, when the sustained utilized capacity of the link approaches 50%, the Company begins to plan for the expansion of its available capacity.

  If the carriers that operate the IXPs were to discontinue their support of the peering points and no alternative providers emerged, or such alternative providers increased the cost of utilizing the IXPs, the distribution of content through the IXPs, including content distributed by the Company, would be significantly constrained. Furthermore, as traffic through the IXPs increases, if commensurate increases in bandwidth are not added, the Company's ability to distribute content rapidly and reliably through these networks will be adversely affected. Many of the operators of the private peering interconnections are competitors of the Company. Currently, the Company does not pay a fee for many of these interconnections, and if these organizations were to begin to charge the Company for utilizing these interconnections, or, in the cases where the Company currently pays a fee, to increase the pricing associated with utilizing these interconnections, the Company may be required to identify alternative methods through which it can distribute its customers' content. See "Risk Factors--Dependence Upon Network Infrastructure."

  The Company is dependent on other companies to supply certain key components of its telecommunications infrastructure and system and network management solutions, including telecommunications services and networking equipment that, in the quantities and quality demanded by the Company, are available only from sole or limited sources. In particular, the Company is dependent on WorldCom and certain other telecommunications providers for its backbone capacity and is therefore dependent on such companies to maintain the operational integrity of its backbone. The routers, switches and modems used in the Company's telecommunications infrastructure are currently supplied primarily by Cisco. The Company purchases these components pursuant to purchase orders placed from time to time, does not carry significant inventories of these components and has no guaranteed supply arrangements with these vendors. Any failure to obtain required products or services on a timely basis and at an acceptable cost would have a material adverse effect on the Company's business, results of operations and financial condition. In addition, any failure of the Company's sole or limited source suppliers to provide products or components that comply with evolving Internet and telecommunications standards or that interoperate with other products or components used by the Company in its communications infrastructure could have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors--Dependence Upon Network Infrastructure" and "--Dependence on Third-Party Suppliers."

  The Company must continue to expand and adapt its network infrastructure as the number of users and the amount of information they wish to transport increase and to meet changing customer requirements. The expansion and adaptation of the Company's telecommunications infrastructure will require substantial financial, operational and management resources as the Company negotiates telecommunications capacity with its existing and other network infrastructure suppliers. Due to the limited deployment of the Company's services to date, the ability of the Company's network to connect and manage a substantially larger number of customers at high transmission speeds is as yet unknown, and the Company faces risks related to the network's ability to be scaled up to its expected customer levels while maintaining superior performance. In addition, as the Company upgrades its telecommunications infrastructure to increase bandwidth available to its customers, it is likely to encounter a certain level of equipment or software incompatibility which may cause delays in implementation. See "Risk Factors--Unproven Network Scalability."

  The Company's operations are dependent upon its ability to protect its network infrastructure and customers' equipment against damage from human error, fire, earthquakes, floods, power loss, telecommunications failures, sabotage, intentional acts of vandalism and similar events. Despite precautions taken by, and planned to be taken by the Company, the occurrence of a natural disaster or other unanticipated problems at one or more of the Company's Internet Data Centers could result in interruptions in the services provided by the Company or significant damage to customer equipment. In addition, failure of any of the Company's telecommunications providers, such as WorldCom, to provide the data communications capacity required by the Company, as a result of human error, a natural disaster or other operational disruption, could result in interruptions in the Company's services. See "Risk Factors--Risk of System Failure."

  The increased use of the Internet for retrieving, sharing and transferring information among businesses, consumers, suppliers and partners has only recently begun to develop, and the Company's success will depend in large part on continued growth in the use of the Internet. Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of access, quality of service and necessary increases in bandwidth availability, remain unresolved and are likely to affect the development of the market for the Company's services. The recent growth in the use of the Internet has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by ISPs and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of the Company's services.

Potentially increased performance provided by the services of the Company and others is ultimately limited by and reliant upon the speed and reliability of the networks operated by third parties. Consequently, the emergence and growth of the market for the Company's services is dependent on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion. See "Risk Factors--Dependence on the Internet and Internet Infrastructure Development."

  A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. Certain of the Company's services rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information. Despite the Company's design and implementation of a variety of network security measures, there can be no assurance that unauthorized access, computer viruses, accidental or intentional actions and other disruptions will not occur. See "Risk Factors--System Security Risks."

PRODUCT DEVELOPMENT

  The Company's product development group is primarily responsible for evaluating and integrating best-of-breed technologies with the Company's service offerings to support its customers' mission-critical Internet operations. The Company believes that establishing relationships with technology enterprises enables it to leverage these enterprises' research and development expertise. These relationships allow the Company to gain quicker access to new technologies and to provide value-added integrated solutions for its customers. For example, the Company has worked very closely with Computer Associates, including having dedicated Computer Associates engineers located at the Company, to develop certain of the Company's collaborative systems management services using Computer Associates' Unicenter(R) TNG(TM) technology. See "--Relationship with Computer Associates." The Company's product development personnel will continue to develop strategic relationships, such as the one with Computer Associates, and vendor and technology-based relationships, such as those it has with Raptor Systems, Inc., VeriFone, Inc. and Checkpoint Software Technologies Limited, to enhance the Company's services through the integration of leading technologies. To the extent that the Company is unable to obtain the technology necessary to meet its customers' needs from a third party, the Company may need to develop the technology itself. As of December 31, 1997, the Company employed 10 persons in product development.

  The Company's future success will depend, in part, on its ability to offer services that incorporate leading technology, address the increasingly sophisticated and varied needs of its current and prospective customers and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The market for the Company's services is characterized by rapidly changing and unproven technology, evolving industry standards, changes in customer needs, emerging competition and frequent new service introductions. There can be no assurance that future advances in technology will be beneficial to, or compatible with, the Company's business or that the Company will be able to incorporate such advances on a cost-effective and timely basis into its business. Moreover, technological advances may have the effect of encouraging certain of the Company's current or future customers to rely on in-house personnel and equipment to furnish the services currently provided by the Company. In addition, keeping pace with technological advances in the Company's industry may require substantial expenditures and lead time.

  The Company incurred $70,000, $444,000 and $1.6 million in product development expenses during the years ended December 31, 1995, 1996 and 1997, respectively.

RELATIONSHIP WITH COMPUTER ASSOCIATES

  The Company has a strategic relationship with Computer Associates encompassing sales, marketing, operations and engineering. Under the terms of the Company's agreement with Computer

Associates, the Company is deploying the Unicenter(R) TNG(TM) systems, network and application management software products to manage the Company's customer service operations and to monitor its customers' Internet solutions. The Unicenter technology is the Company's primary enterprise management tool and is the technology on which many of the Company's value-added services are and will be based. To facilitate the Company's deployment of Unicenter TNG, Computer Associates has located dedicated software engineers at the Company. By becoming one of the leading Unicenter TNG implementations, the Company has also become a primary reference account for Computer Associates' extensive sales force, which has also created opportunities for the Company to market its services actively into large enterprises.

  Under the agreement with Computer Associates, to the extent that Computer Associates offers software that includes functionality that the Company wants to provide in its service offerings, the Company must generally utilize the software offered by Computer Associates, as long as such software meets the Company's requirements. During the term of the agreement, the Company is obligated to pay Computer Associates a royalty equal to one percent of the Company's gross revenues. Either party may terminate this agreement upon 60 days' prior written notice with no penalties. Should Computer Associates or the Company decide to terminate this agreement, the Company has the right to continue licensing software from Computer Associates at a forty percent discount from Computer Associates' prevailing standard prices for five years and the Company will no longer be obligated to pay a royalty to Computer Associates. In connection with this agreement, the Company agreed to host Computer Associates' hosting servers at prices below the Company's standard rates.

COMPETITION

  The market served by the Company is highly competitive. There are few substantial barriers to entry, and the Company expects that it will face additional competition from existing competitors and new market entrants in the future. The principal competitive factors in this market include Internet system engineering expertise, customer service, network capability, reliability, quality of service and scalability, broad geographic presence, brand name, technical expertise and functionality, the variety of services offered, the ability to maintain and expand distribution channels, customer support, price, the timing of introductions of new services, network security, financial resources and conformity with industry standards. There can be no assurance that the Company will have the resources or expertise to compete successfully in the future.

  The Company's current and potential competitors in the market include: (i) providers of server hosting services; (ii) national and regional ISPs; (iii) global, regional and local telecommunications companies and RBOCs; and (iv) large IT outsourcing firms. The Company's competitors may operate in one or more of these areas and include companies such as certain subsidiaries of GTE Corporation and WorldCom, IBM and certain business units of GlobalCenter, which recently announced its proposed acquisition by Frontier Corporation.

  Many of the Company's competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than the Company. As a result, certain of these competitors may be able to develop and expand their network infrastructures and service offerings more quickly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisition and other opportunities more readily, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies than can the Company. In addition, these competitors have entered and will likely continue to enter into joint ventures or consortiums to provide additional services competitive with those provided by the Company.

  Certain of the Company's competitors may be able to provide customers with additional benefits in connection with the Internet system and network management solutions, including reduced communications costs, which could reduce the overall costs of their services relative to the Company's. There can be no assurance that the Company will be able to offset the effects of any such price reductions. In addition, the Company believes that the businesses in which the Company competes are likely to encounter consolidation in the near future, which could result in increased price and other competition that could have a material adverse effect on the Company's business, results of operations and financial condition.

INTELLECTUAL PROPERTY RIGHTS

  The Company relies on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect certain proprietary rights in its products and services. The Company has no patented technology that would preclude or inhibit competitors from entering the Company's market. The Company has entered into confidentiality and invention assignment agreements with its employees, and nondisclosure agreements with its suppliers, distributors and appropriate customers in order to limit access to and disclosure of its proprietary information. There can be no assurance that these contractual arrangements or the other steps taken by the Company to protect its intellectual property will prove sufficient to prevent misappropriation of the Company's technology or to deter independent third-party development of similar technologies. The laws of certain foreign countries may not protect the Company's products, services or intellectual property rights to the same extent as do the laws of the United States. The Company also relies on certain technologies that it licenses from third parties, such as Computer Associates. See "Risk Factors--Dependence on Third-Party Suppliers." There can be no assurance that these third-party technology licenses will continue to be available to the Company on commercially reasonable terms. The loss of such technology could require the Company to obtain substitute technology of lower quality or performance standards or at greater cost, which could materially adversely affect the Company's business, results of operations and financial condition.

  To date, the Company has not been notified that the Company's products infringe the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. The Company expects that participants in its markets will be increasingly subject to infringement claims as the number of products and competitors in the Company's industry segment grows. Any such claim, whether meritorious or not, could be time consuming, result in costly litigation, cause product installation delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to the Company or at all. As a result, any such claim could have a material adverse effect upon the Company's business, results of operations and financial condition.

GOVERNMENT REGULATION

  The Company is not currently subject to direct federal, state or local government regulation, other than regulations applicable to businesses generally. There is currently only a small body of laws and regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted at the federal, state and local levels with respect to the Internet, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. The adoption of any such laws or regulations might decrease the growth of the Internet, which in turn could decrease the demand for the services of the Company or increase the cost of doing business or in some other manner have a material adverse effect on the Company's business, results of operations or financial condition. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. In addition, as the Company's services are available over the Internet in multiple states and foreign countries, and as the Company facilitates sales by its customers to end users located in such states and foreign countries, such jurisdictions may claim that the Company is required to qualify to do business as a foreign corporation in each such state or foreign country. The Company is qualified to do business in only a limited number of states, and failure by the Company to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject the Company to taxes and penalties for the failure to qualify and could result in the inability of the Company to enforce contracts in such jurisdictions. See "Risk Factors--Governmental Regulation."

  The law relating to the liability of online services companies and Internet access providers for information carried on or disseminated through their networks is currently unsettled. It is possible that claims could be made against online services companies and Internet access providers under both United States and foreign law for defamation, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their networks. Several private lawsuits seeking to impose such liability upon online services companies and Internet access providers are currently pending. Certain businesses, organizations and individuals have in the past sent unsolicited commercial e-mails from servers hosted at the Company's facilities to massive numbers of people, typically to advertise products or services. This practice, known as "spamming," can lead to complaints against service providers that enable such activities, particularly where recipients view the materials received as offensive. In addition, certain ISPs and other online services companies could deny network access to companies that allow undesired content or spamming to be transmitted through their networks. The Company has in the past received, and may in the future receive, letters from recipients of information transmitted by the Company's customers objecting to such transmission. Although the Company prohibits its customers by contract from spamming, there can be no assurance that its customers will not engage in this practice, which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors--Risks Associated With Information Disseminated Through the Company's Network."

EMPLOYEES

  As of December 31, 1997, the Company had 220 employees, including 86 people in sales, distribution and marketing, 10 people in product development, 93 people in customer service and network and backbone engineering and 31 people in finance and administration. The Company believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel. The competition for such personnel is intense, and there can be no assurance that the Company will be able to identify, attract and retain such personnel in the future. None of the Company's employees is represented by a labor union, and management believes that its employee relations are good. See "Risk Factors--Dependence on Key Personnel" and "-- Management of Growth."

FACILITIES

  The Company's executive offices are located in Santa Clara, California and consist of approximately 36,000 square feet that are leased pursuant to an agreement that expires in 2002. The Company leases the facilities for its current Internet Data Centers in the following metropolitan areas and specific cities, which cover an aggregate of approximately 110,000 gross square feet and expire in the years indicated below:

                                                                                  LEASE
     METROPOLITAN AREA                CITY AND STATE                            EXPIRATION
     -----------------                --------------                            ----------
     San Francisco                    Santa Clara, CA                              2001
                                      Santa Clara, CA                              2002
     New York                         Jersey City, NJ                              2007
     Seattle                          Seattle, WA                                  2007
     Los Angeles                      Irvine, CA                                   2007
     Washington, D.C.                 Herndon, VA                                  2004

  Most of the Company's leases provide for a renewal option upon the expiration of the initial term. The Company currently maintains sales offices in unutilized space in its Internet Data Centers. The Company intends to expand domestically and internationally, including the expected addition of an additional Internet Data Center in the San Francisco metropolitan area and a new site in the London metropolitan area in the first half of 1998. The Company has recently entered into a lease for the space needed for the additional site in the San Francisco metropolitan area which covers 55,000 square feet and expires in 2009. The Company believes that it will be able to lease the additional space required for the London facility on commercially reasonable terms.

LEGAL PROCEEDINGS

  On July 30, 1997, Michael Blackman ("Blackman"), a consultant to the Company from October 1996 through January 1997, filed a complaint against the Company in the Superior Court for the State of California in and for the County of Santa Clara alleging damages in an unspecified amount suffered as a result of the Company's failure to grant Blackman stock options for the Company's Common Stock as additional compensation for consulting work he performed for the Company pursuant to an alleged oral contract between Blackman and another consultant to the Company. The Company believes that the suit is without merit and intends to contest the suit vigorously. However, litigation is subject to inherent uncertainties, and, therefore, there can be no assurance that this lawsuit will be resolved in the Company's favor.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information regarding the executive officers and directors of the Company as of December 31, 1997:

          NAME           AGE                      POSITION
          ----           ---                      --------
K.B. Chandrasekhar......  37 President, Chief Executive Officer and
                             Chairman of the Board of Directors
Richard S. Stoltz.......  53 Chief Operating Officer and Chief Financial Officer
Mark Bonham.............  38 Vice President, Marketing
B.V. Jagadeesh..........  40 Vice President, Engineering
Sam S. Mohamad..........  38 Vice President, Worldwide Sales
Louis J. Muggeo.........  46 Vice President, Customer Support and Services
Robert V. Sanford III...  49 Vice President, Operations
Frederick W.W.            36
 Bolander(1)............     Director
John R. Dougery(2)......  57 Director
Mark Dubovoy(3).........  51 Director
Max D. Hopper...........  63 Director
Peter A. Howley(1)......  57 Director
Daniel C. Lynch.........  56 Director
Thadeus J.                35
 Mocarski(1)(3).........     Director
Kanwal S. Rekhi(2)......  51 Director

--------
(1)Member of the Compensation Committee.
(2)Member of the Audit Committee.
(3)Member of the Finance Committee.

  Each director will hold office until the next Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier resignation or removal. Each officer serves at the discretion of the Board of Directors (the "Board").

  K.B. CHANDRASEKHAR has served as President, Chief Executive Officer and Chairman of the Board of Directors of the Company since its incorporation in California in February 1995. From 1992 to May 1995, he served as President and a director of Fouress, Inc., a network software design and development firm and the Company's predecessor, which he co-founded. Mr. Chandrasekhar holds a B.S. degree in physics from Madras University and a B.Tech. degree in electronics and communications from the Madras Institute of Technology.

  RICHARD S. STOLTZ has served as Chief Operating Officer and Chief Financial Officer of the Company since October 1995 and was a director of the Company from January 1996 to October 1996. From February 1994 to September 1995, he was an independent consultant specializing in financial and management information system issues. From 1992 to January 1994, Mr. Stoltz served as Vice President of Finance, Treasurer and Chief Financial Officer of Radius Inc., a computer hardware company. Mr. Stoltz holds a B.S.B.A. degree in marketing and an M.B.A. from The American University.

  MARK BONHAM has served as Vice President, Marketing of the Company since January 1997. From June 1995 to January 1997, he served as Group Marketing Manager of Sun Microsystems, Inc.

From March 1994 to June 1995, Mr. Bonham served as Service Marketing Manager of 3Com, and from 1987 to March 1994, he served in various positions at Hewlett-Packard Company, most recently as Marketing Program Manager. Mr. Bonham holds a B.A. degree in political science from Haverford College and an M.M. degree from the Kellogg Graduate School of Management, Northwestern University.

  B.V. JAGADEESH has served as Vice President, Engineering of the Company since its incorporation in California in February 1995 and was a director of the Company from February 1995 to February 1996. From February 1994 to May 1995, he served as Vice President, Engineering and a director of Fouress, Inc., the Company's predecessor, which he co-founded, and, from January 1992 to January 1994, he served as a Senior Software Engineer for Novell, Inc. Mr. Jagadeesh holds a B.S. degree in electrical engineering from Bangalore University and an M.S. degree in computer science engineering from Bombay University.

  SAM S. MOHAMAD has served as Vice President, Worldwide Sales of the Company since February 1997. From March 1996 to January 1997, he served as Vice President of Sales and Marketing of Genuity, Inc., a provider of data center products and services. From 1987 to February 1996, Mr. Mohamad held various positions at Oracle Corporation, most recently as Vice President of Direct Sales and Marketing.

  LOUIS J. MUGGEO has served as Vice President, Customer Support and Services of the Company since February 1998. From May 1993 to February 1998, he served in various positions at Sybase, Inc., a client/server relational database management software company, most recently as Vice President/General Manager for Western Area Field Services. From 1990 to May 1993, Mr. Muggeo served in various positions at ViewStar Corporation (now Mosaix, Inc.), a document management and workflow software company, most recently as Director, Education Services.

  ROBERT V. SANFORD III has served as Vice President, Operations of the Company since April 1997. From February 1994 to April 1997, he was an independent consultant specializing in management information system issues, and from October 1992 to February 1994, he served as Director of IS at Radius Inc. Mr. Sanford holds a B.A. degree in business administration from California State University, San Bernardino.

  FREDERICK W. W. BOLANDER has served as a director of the Company since October 1996. He has been associated with Apex Investment Partners, a venture capital firm, in various capacities since October 1994 and has been a general partner of the firm since April 1996. From May 1993 to September 1993, Mr. Bolander was a consultant to the African Communications Group, a venture capital and project management firm, and from September 1985 to September 1992, Mr. Bolander held the position of manager for AT&T Corporation. Mr. Bolander is also a director of Concord Communications, Inc. Mr. Bolander holds B.S. and M.S. degrees in electrical engineering from the University of Michigan and an M.B.A. from Harvard University.

  JOHN R. DOUGERY has served as a director of the Company since February 1996. He has been a general partner of Dougery & Wilder, a venture capital firm since its formation in 1981. Mr. Dougery is also a director of Printronix, Inc. Mr. Dougery holds an A.B. degree in mathematics from the University of California, Berkeley and an M.B.A. from Stanford University.

  MARK DUBOVOY has served as a director of the Company since October 1996. He was a founder and has served as a general partner of Information Technology Ventures since September 1994. Prior to that time, he was a general partner of Grace/Horn Ventures from 1991 to August 1994. Mr. Dubovoy holds a B.S. degree in physics from the National University of Mexico and an M.A. degree and Ph.D. in physics from the University of California, Berkeley.

  MAX D. HOPPER has served as a director of the Company since January 1998. Mr. Hopper has been the Chief Executive Officer of Max D. Hopper Associates, Inc., an IS management consulting firm, since January 1995. From 1985 to January 1995, he served in various positions at American Airlines, a subsidiary of AMR Corporation, most recently as Senior Vice President, Information Systems and Chairman of the SABRE Group. Mr. Hopper is also a director of Gartner Group, Inc., Scopus Technology, Inc., USData Corporation, VTEL Corporation, Worldtalk Corporation, Metrocall, Inc. and Payless Cashways, Inc. From April 1996 to August 1997, he served as a director of BBN Corporation. From March 1995 to February 1998, he served as a director of Centura Software Corporation. From August 1994 to February 1998, he served as a director of Computer Language Research, Inc. He holds a B.S. degree in mathematics and an M.B.A. from the University of Houston.

  PETER A. HOWLEY has served as a director of the Company since September 1996. Mr. Howley has been a private consultant since May 1994. From 1985 until April 1994, he served as Chairman of the Board, Chief Executive Officer and President of Centex Telemanagement, Inc., a telecommunications management company, which was acquired. Mr. Howley is also a director of FaxSAV, Inc. and WorldPort Communications, Inc. Mr. Howley holds a B.I.E. degree and an M.B.A. from New York University.

  DANIEL C. LYNCH has served as director of the Company since January 1998. Mr. Lynch has been the owner of Lynch Enterprises, a venture capital firm, since August 1993. From April 1994 to August 1996, he was a director of UUNet Technologies, Inc., an Internet service provider. From 1991 to August 1993, he was the Chairman of the Board of Interop, a conference and trade show company, which he founded and which is now a division of ZD Comdex Forums. Mr. Lynch has also been Chairman of the Board of Directors of Cybercash, Inc. since August 1994 when he founded the Company. He holds a B.S. degree in mathematics from Loyola Marymount University and an M.A. degree in mathematics from the University of California, Los Angeles.

  THADEUS J. MOCARSKI has served as a director of the Company since June 1997. Mr. Mocarski has been an officer of various entities affiliated with Fleet Equity Partners since January 1994. Prior to joining Fleet Equity Partners, Mr. Mocarski was an attorney with the law firm of Edwards & Angell from 1989 to January 1994. Mr. Mocarski is also a director of Dobson Communications Corporation. Mr. Mocarski holds a B.A. in economics and government from Colby College and a J.D. degree from the Washington College of Law.

  KANWAL S. REKHI has served as a director of the Company since December 1995. He has been retired since January 1995. He served as Executive Vice President and a director at Novell Inc., a network software company, from 1989 to December 1994. Mr. Rekhi is also a director of Cybermedia Inc., a consumer software company. Mr. Rekhi holds a B.Tech. degree in electrical engineering from the Indian Institute of Technology, Bombay and an M.S. degree in electrical engineering from Michigan Technology Institute.

BOARD COMMITTEES

  The Audit Committee of the Board consists of Mr. Dougery and Mr. Rekhi. The Audit Committee reviews the Company's financial statements and accounting practices, makes recommendations to the Board regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by the Company's independent auditors. The Compensation Committee of the Board consists of Mr. Bolander, Mr. Howley and Mr. Mocarski. The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for the Company's officers and employees and administers the Company's employee benefit plans. The Finance Committee of the Board consists of Mr. Dubovoy and Mr. Mocarski. The Finance Committee reviews, evaluates and makes recommendations regarding future financing requirements of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  None of the members of the Compensation Committee of the Board was at any time since the formation of the Company an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or the Compensation Committee of the Board.

DIRECTOR COMPENSATION

  Directors of the Company do not receive cash compensation for their services as directors but are reimbursed for their reasonable expenses in attending meetings of the Board. In December 1995 and October 1996, Mr. Rekhi and Mr. Howley were granted warrants to acquire 16,666 shares of Common Stock and 19,841 shares of Series B1 Preferred Stock (convertible into shares of Common Stock at the closing of this offering), respectively, at an exercise price of $2.40 and $2.52 per share, respectively, in connection with their service on the Board. In addition, in October 1996, Mr. Howley was granted an option to purchase 25,000 shares of Common Stock at an exercise price of $0.30 per share, in connection with his service on the Board. In November 1997, Mr. Rekhi exercised the Common Stock warrant in full. In October 1997, Mr. Howley exercised the warrant for Series B1 Preferred Stock in full and exercised the option for 13,000 of the shares of Common Stock subject thereto.

  In January 1998, the Board adopted, and in February 1998 the stockholders approved, the 1998 Directors Stock Option Plan (the "Directors Plan") and reserved a total of 200,000 shares of the Company's Common Stock for issuance thereunder. Members of the Board who are not employees of the Company, or any parent or subsidiary of the Company, are eligible to participate in the Directors Plan. Each eligible director who is or becomes a member of the Board on or after the public offering ("Effective Date") will automatically be granted an option for 20,000 shares (an "Initial Grant") on the earlier of the Effective Date or the date such director first becomes a director; provided that a director that was a member of the Board of Exodus Communications, Inc., a California corporation, is not eligible to receive an Initial Grant. Thus Messrs. Lynch and Hopper are the only current directors who will receive an Initial Grant. At each annual meeting of stockholders thereafter, each eligible director will automatically be granted an additional option to purchase 5,000 shares (an "Annual Grant") if such director has served continuously as a member of the Board since the date of such director's Initial Grant (or since the Effective Date if such director did not receive an Initial Grant). Initial Grants will vest as to 33 1/3% of the total shares on each annual anniversary of the date of grant, provided the optionee continues as a member of the Board or as a consultant to the Company. Annual Grants will vest as to 25% of the total shares on each annual anniversary of the date of grant, provided the optionee continues as a member of the Board or as a consultant to the Company. Options will cease vesting once the individual ceases to provide services as a director or consultant. Following the individual's cessation of services to the Company, he or she will have seven months in which to exercise the options granted under the Directors Plan, twelve months if the cessation of services resulted from the individual's death or disability. The exercise price of all options granted under the Directors Plan will be the fair market value of the Common Stock on the date of grant.

  In February 1998, the Company sold shares of Series D Preferred Stock convertible into 33,333 and 5,848 shares of Common Stock at a purchase price per share of $8.55 to Messrs. Lynch and Hopper, respectively.

EXECUTIVE COMPENSATION

  The following table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during the year ended December 31, 1997 by (i) the Company's chief executive officer and (ii) the four other most highly compensated executive officers other than the chief executive officer who were serving as executive officers as of December 31, 1997 (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                        COMPENSATION
                                     ANNUAL COMPENSATION                   AWARDS
                              ------------------------------------- ---------------------
                                                     OTHER ANNUAL        SECURITIES
NAME AND PRINCIPAL POSITIONS  SALARY($)    BONUS($) COMPENSATION($) UNDERLYING OPTIONS(#)
----------------------------  ---------    -------- --------------- ---------------------
K.B. Chandrasekhar .....      $160,000     $75,000      $5,373(1)          250,002
 President and Chief
 Executive Officer
Sam S. Mohamad..........       273,626(2)   70,000          --             166,668
 Vice President,
 Worldwide Sales
Richard S. Stoltz.......       147,500      40,000          --              58,334
 Chief Operating Officer
 and Chief Financial
 Officer
B.V. Jagadeesh..........       135,000      40,000          --              58,334
 Vice President,
 Engineering
Robert V. Sanford III...       101,250      35,000          --              91,667
 Vice President,
 Operations

--------
(1) Represents a car allowance.
(2) Includes sales commissions of $130,542.

  The following table sets forth further information regarding option grants to each of the Named Executive Officers during 1997. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option term using an assumed initial public offering price of $10.00 per share as the base value.

                             OPTION GRANTS IN 1997

                                                                               POTENTIAL REALIZABLE
                                                                                 VALUE AT ASSUMED
                                                                                   ANNUAL RATES
                           NUMBER OF   PERCENTAGE OF                              OF STOCK PRICE
                          SECURITIES   TOTAL OPTIONS                             APPRECIATION FOR
                          UNDERLYING    GRANTED TO                               OPTION TERM (2)
                            OPTIONS      EMPLOYEES   EXERCISE PRICE EXPIRATION --------------------
          NAME           GRANTED(#)(1)    IN 1997     PER SHARE($)     DATE       5%        10%
          ----           ------------- ------------- -------------- ---------- --------- ----------
K.B. Chandrasekhar......    41,667          2.6%         $0.30        6/26/07  $ 666,212 $1,068,235
                            83,334          5.2           0.75       10/15/07  1,294,922  2,098,968
                            83,334          5.2           0.75       10/15/07  1,294,922  2,098,968
                            41,667          2.6           0.75       10/15/07    647,462  1,049,484
Sam S. Mohamad..........    66,667          4.1           0.30        2/17/07  1,065,935  1,709,170
                             8,334          0.5           0.30        6/26/07    133,252    213,663
                            25,000          1.6           0.75       10/15/07    388,474    629,686
                            66,667          4.1           0.75       10/15/07  1,035,935  1,679,170
Richard S. Stoltz.......    14,584          0.9           0.30        6/26/07    233,183    373,896
                            43,750          2.7           0.75       10/15/07    679,828  1,101,949
B.V. Jagadeesh..........    14,584          0.9           0.30        6/26/07    233,183    373,896
                            43,750          2.7           0.75       10/15/07    679,828  1,101,949
Robert V. Sanford III...    75,000          4.7           0.30        2/17/07  1,199,171  1,922,801
                             4,167          0.3           0.30        6/26/07     66,626    106,831
                            12,500          0.8           0.75       10/15/07    194,237    314,843

--------

(1) These options generally are incentive stock options that were granted at fair market value and vest over a 50-month period so long as the individual is employed by the Company. With regard to Mr. Chandrasekhar, both options for 83,334 shares vest in full on the fifth anniversary of the date of grant, one of which will accelerate to start vesting at 2% per month upon the closing of this offering and the other of which will accelerate to start vesting at 2% per month upon the hiring of certain additional executive management personnel. The potential realizable value is based on the term of the option at the time of grant, which is ten years for each of the options set forth in this table. All amounts have been calculated using an assumed initial public offering price of $10.00 per share as the base value and assumed annual rates of stock price appreciation of 5% and 10%
(2) The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices.

  In January 1998, Mr. Chandrasekhar was granted two options, each for 166,667 shares of Common Stock, at per share exercise prices of $9.00 and $18.00, respectively, that vest in full upon the third and fifth anniversaries of the date of grant, respectively. Both options will accelerate and become fully vested if the Company is acquired or sells all or substantially all of its assets or if Mr. Chandrasekhar is terminated other than for cause. The options expire ten years from the date of grant.

  The following table sets forth the number of shares acquired upon the exercise of stock options during 1997 and the number of shares covered by both exercisable and unexercisable stock options held by each of the Named Executive Officers at December 31, 1997. Also reported are values of unexercised "in-the-money" options, which represent the positive spread between the respective exercise prices of outstanding stock options and the assumed initial public offering price of $10.00 per share.

            AGGREGATED OPTION EXERCISES IN 1997 AND YEAR-END VALUES

                                                   NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                           SHARES                 UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                          ACQUIRED                  OPTIONS AT YEAR-END           AT YEAR-END
                             ON         VALUE    ------------------------- -------------------------
          NAME           EXERCISE(#) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- ----------- ----------- ------------- ----------- -------------
K.B. Chandrasekhar......       --          --      18,334       231,668     $173,715    $2,157,554
Sam S. Mohamad..........       --          --      18,668       148,000      178,980     1,396,450
Richard S. Stoltz.......   10,500      $1,181       2,334        45,500       21,852       425,993
B.V. Jagadeesh..........       --          --      12,834        45,500      120,158       425,993
Robert V. Sanford III...       --          --      31,333        60,334      303,480       580,065

  EXECUTIVE EMPLOYMENT POLICY. In December 1997, the Board adopted a form of Executive Employment Policy (the "Policy") to be entered into between the Company and each of its executive officers and certain other officers of the Company (together, the "Executives"). Pursuant to the Policy, in the event of a "Termination" (as defined in the Policy) resulting from a "Change of Control" (as defined in the Policy) of the Company, each Executive's base salary and medical benefits would continue as follows: Chief Executive Officer--18 months; Chief Operating Officer and Chief Financial Officer--12 months; Vice President, Worldwide Sales--12 months; certain other Vice Presidents--six months; and other Executives--three months. In addition, in the event of a Change in Control, each Executive's options would become exercisable with respect to 50% of such Executive's remaining unvested shares subject to such options. In the event of an "Involuntary Termination" (as defined in the Policy), base salary and medical benefits would generally continue for shorter time periods than those set forth above and the Executive's options would continue to vest during such period. An Executive that "Voluntarily Terminates" (as defined in the Policy) or is terminated for "Cause" (as defined in the Policy) would generally not receive any compensation, additional stock option vesting or other benefits after the date of termination. Pursuant to the Policy, during the term of any payments made to an Executive after termination, such Executive would not be permitted to manage, operate, control, participate in the management, operation or control of or be employed by any other person or entity that is engaged in providing services that are directly competitive with the services offered by the Company.

EMPLOYEE BENEFIT PLANS

  1997 EQUITY INCENTIVE PLAN. In January 1997, the Board adopted the 1997 Plan. In October 1997, the Board increased the number of shares of Common Stock reserved for issuance under the 1997 Plan to a total of 2,200,000. The stockholders approved the 1997 Plan and the share increase in October 1997. The 1997 Plan became effective in January 1997 and serves as the successor to the 1995 Stock Option Plan (the "1995 Plan"). Options granted under the 1995 Plan before its termination in January 1997 continue to remain outstanding in accordance with their terms, but no further options may be granted under the 1995 Plan. The 1997 Plan provides for the grant of stock options and the issuance of restricted stock by the Company to its employees, officers, directors and consultants. The 1997 Plan permits the grant of options that are either incentive stock options ("ISOs") (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) or nonqualified stock options ("NQSOs"), on terms (including the exercise price, which may not be less than 85% of the fair market value of the Company's Common Stock, and the vesting schedule) determined by the Board, subject to certain statutory and other limitations in the 1997 Plan. In addition to, or in tandem with, stock options under the 1997 Plan, the Board may grant participants restricted stock awards to purchase the Company's Common Stock for not less than 85% of its fair market value at the time of grant. The other terms of such restricted stock awards may be determined by the Board.

  On the effective date of the initial public offering, the 1997 Plan will terminate. Options granted under the 1997 Plan before its termination will continue to remain outstanding in accordance with their terms, but no further options will be granted under the 1997 Plan after its termination.

  1998 EQUITY INCENTIVE PLAN. In January 1998, the Board adopted, and in February 1998 the stockholders approved, the 1998 Equity Incentive Plan (the "1998 Plan") to provide for the grant of stock options, restricted stock and stock bonuses to employees, officers, directors, consultants, independent contractors and advisors of the Company or any parent or subsidiary of the Company. On the effective date of this offering, the 1998 Plan will become effective as the successor to the 1997 Plan. Although the 1997 Plan will terminate on the effective date of this offering, options granted thereunder prior to the effective date of this offering will remain outstanding according to their terms. The total number of shares reserved and available for grant and issuance pursuant to the 1998 Plan is 1,500,000 plus shares that pour over from the 1997 Plan. The shares that pour over from the 1997 Plan are shares that (i) remain available for grant under the 1997 Plan on the effective date of the 1998 Plan, (ii) are subject to issuance upon exercise of an option granted under the 1997 Plan that cease to be subject to such option for any reason other than exercise of such option and (iii) are issued under awards granted under the 1997 Plan, but are repurchased by the Company at the price at which the shares were originally issued. Shares that are subject to (x) issuance upon exercise of an option granted under the 1998 Plan that cease to be subject to such option for any reason other than exercise, (y) awards granted under the 1998 Plan that are forfeited or are repurchased by the Company at the original issue price and (z) awards that otherwise terminate without shares being issued will again be available for grant and issuance in connection with future awards under the 1998 Plan.

  The 1998 Plan will terminate in January 2008, unless earlier terminated by the Board. No person will be eligible to receive more than 750,000 shares in any calendar year pursuant to equity awards under the 1998 Plan, other than a new employee who will be eligible to receive no more than 1,250,000 shares in the calendar year in which such employee commences employment. The 1998 Plan will be administered by the Compensation Committee of the Board. The Compensation Committee has the authority to construe and interpret the 1998 Plan and any agreement made thereunder, grant equity awards and make all other determinations necessary or advisable for the administration of the 1998 Plan. The 1998 Plan permits the grant of ISOs and NQSOs. ISOs may be granted only to employees of the Company or of any parent or subsidiary of the Company. NQSOs, stock bonuses and restricted stock may be granted to all individuals eligible to receive grants under the 1998 Plan. The exercise price of ISOs must be at least equal to the fair market value of the Company's Common Stock on the date of grant. The exercise price of NQSOs must be at least equal to 85% of the fair market value of the Company's Common Stock on the date of grant. The purchase price of restricted stock will be determined by the Compensation Committee. The maximum term of an option is ten years. Options typically vest over a four-year period. Vesting will stop if the optionee ceases to provide services to the Company or any parent or subsidiary of the Company, but options will generally remain exercisable for a period of three months following the termination of services. If the optionee's termination is for cause, his or her options will generally terminate immediately. If the optionee's termination is due to death or disability, the optionee or his or her estate will generally have twelve months in which to exercise. In the event of certain changes in control transactions, outstanding equity awards may be assumed or substituted by the successor corporation, if the successor corporation does not assume or substitute the awards, the awards will terminate prior to the effectiveness of the transaction.

  1998 EMPLOYEE STOCK PURCHASE PLAN. In January 1998, the Board adopted and subsequently amended, and in February 1998 the stockholders approved, the 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan") and reserved a total of 600,000 shares of the Company's Common Stock for issuance thereunder. The Purchase Plan will become effective on the first business day on which price quotations for the Company's Common Stock are available on the Nasdaq National Market. The Purchase Plan permits eligible employees to acquire shares of the Company's Common Stock through payroll deductions. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. Except for the initial offering, each offering under the Purchase Plan will be for a period of 24 months (the "Offering Period") commencing on May 1 and November 1 of each year and ending on October 31 and April 30 of the second year thereafter. The first Offering Period will begin on the date on which price quotations for the Company's Common Stock are first available on the Nasdaq National Market and will end on April 30, 2000, unless otherwise determined by the Board. Except for the first Offering Period, each Offering Period will consist of four purchase periods, each six months in length ("Purchase Period"). The Board has the power to change the duration of Offering Periods or Purchase Periods without stockholder approval, provided that the change is announced at least 15 days prior to the scheduled beginning of the first Offering Period or Purchase Period to be affected. Eligible employees may select a rate of payroll deduction between 2% and 10% of their base compensation, subject to certain limits set forth in the Purchase Plan. The purchase price for the Company's Common Stock purchased under the Purchase Plan is 85% of the lesser of the fair market value of the Company's Common Stock on the first day of the applicable Offering Period or on the last day of the respective Purchase Period.

  401(K) PLAN. The Company sponsors the Exodus Communications, Inc. 401(k) Plan (the "401(k) Plan"). Employees who complete three months of service with the Company are eligible to participate ("Participants"). Participants may contribute up to 20% of their current compensation, up to a statutorily prescribed annual limit, to the 401(k) Plan. Each Participant is fully vested in his or her salary reduction contributions. Participant contributions are held in trust as required by law. Individual Participants may direct the trustee to invest their accounts in authorized investment alternatives. The Company may make discretionary matching contributions to the 401(k) Plan, although it has not done so to date, in an amount equal to a percentage the Company from time to time may deem advisable of the Participant's salary reduction contributions. Salary reduction contributions in excess of 6% of the Participant's compensation are disregarded for purposes of the match. The Company may also make fully vested qualified non-elective contributions on behalf of employees who are not "highly compensated." In addition, the Company may make discretionary contributions, although it has not done so to date. Discretionary and matching contributions are subject to a vesting schedule. The 401(k) Plan is intended to qualify under Section 401(a) of the Internal Revenue Code so that contributions to the 401(k) Plan, and income earned on such contributions, are not taxable to Participants until withdrawn or distributed from the 401(k) Plan.

                             CERTAIN TRANSACTIONS

  Since January 1, 1995, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of the Common Stock of the Company had or will have a direct or indirect interest other than (i) compensation arrangements, which are described where required under "Management" and (ii) the transactions described below.

  For clarity of presentation, share numbers and per share prices for the transactions described below assume a one-for-three reverse stock split for the Common and Preferred Stock as each share of Preferred Stock, although not actually split, will convert into Common Stock on a one-for-three basis upon the closing of this offering.

  Fouress, Inc., a Maryland corporation and the predecessor of the Company ("Fouress"), was incorporated in 1992. In February 1995, the Company was incorporated in California as a wholly-owned subsidiary of Fouress, and Fouress purchased 33 shares of the Company Common Stock for $100 in connection therewith. In May 1995, Fouress merged with and into the Company in order to reincorporate into California and canceled its 33 shares of Common Stock. In connection with the reincorporation, K.B. Chandrasekhar, the current President and Chief Executive Officer of the Company, and B.V. Jagadeesh, the current Vice President, Engineering of the Company, the sole shareholders of Fouress, exchanged their shares of Fouress common stock (which had been purchased for an aggregate of $4,000) for 650,000 and 350,000 shares, respectively, of the Company's Common Stock. In June 1995, Mr. Chandrasekhar and Mr. Jagadeesh purchased 216,666 and 116,666 shares, respectively, of the Company's Common Stock for a purchase price of $52,000 and $28,000, respectively, pursuant to promissory notes, which remain outstanding.

  In October 1995, Richard S. Stoltz, the current Chief Operating Officer and Chief Financial Officer of the Company, and his wife purchased 250,000 shares of the Company's Common Stock for a purchase price of $60,000 pursuant to two promissory notes, of which $56,000 remains outstanding. Also in October 1995, Fred R. Sibayan, Jr., a former Vice President, Sales of the Company, purchased 150,000 shares of the Company's Common Stock for a purchase price of $36,000 pursuant to a promissory note. 43,334 of such shares were repurchased by the Company in connection with Mr. Sibayan's resignation in January 1997 and $3,600 remains outstanding under the note.

  In December 1995, Kanwal S. Rekhi, a director of the Company, loaned the Company $200,000 in exchange for a promissory note. In February 1996, as part of the financing described in the next paragraph, Mr. Rekhi converted the promissory note into 161,459 shares of Series A Preferred Stock.

  In February and March 1996, the Company sold shares of Series A Preferred Stock convertible into 2,599,481 shares of Common Stock to a group of entities and individuals for an aggregate purchase price of $3,219,994, which amount was paid in cash and through the conversion of debt. These transactions included sales to (i) Productivity Fund II, L.P. and Productivity Fund III, L.P. (the "Productivity Funds"), partnerships associated with First Analysis Corporation ("First Analysis"), a greater than 5% stockholder of the Company, of shares convertible into 565,107 shares of Common Stock, (ii) J.F. Shea & Co., Inc., a greater than 5% stockholder of the Company, of shares convertible into 484,378 shares of Common Stock, (iii) John R. Dougery, a director of the Company, and his wife and trusts for which Mr. Dougery or his wife is a trustee (the "Dougery Trusts"), of shares convertible into 201,823 shares of Common Stock, and (iv) the Rekhi Family Trust dated 12/15/89 (the "Rekhi Family Trust"), for which Kanwal S. Rekhi is a trustee, of shares convertible into 161,459 shares of Common Stock.

  In March 1996, the Rekhi Family Trust and two other trusts, for which Kanwal
S. Rekhi is a trustee, purchased an aggregate of 94,333 shares of the Company's Common Stock for an aggregate purchase price of $22,640.

  In April 1996, John R. Dougery purchased 40,000 shares of the Company's Common Stock for a purchase price of $9,600.

  In October 1996, the Company sold shares of Series B Preferred Stock convertible into 2,579,355 shares of Common Stock to a group of entities and individuals for an aggregate purchase price of $6,500,000, which amount was paid in cash. This included sales to (i) Apex Investment Fund III, L.P., which is affiliated with both Frederick W.W. Bolander, a director of the Company, and First Analysis, of shares convertible into 694,444 shares of Common Stock,
(ii) Information Technology Ventures, L.P. and ITV Affiliates Fund, L.P. (the "ITV Partnerships"), which are both associated with Mark Dubovoy, a director of the Company, and which comprise a greater than 5% stockholder group of the Company, of shares convertible into 694,444 shares of Common Stock, (iii) the Productivity Funds of shares convertible into 277,777 shares of Common Stock,
(iv) J.F. Shea & Co., Inc., of shares convertible into 158,730 shares of Common Stock, (v) John R. Dougery and his wife and the Dougery Trusts of shares convertible into 39,680 shares of Common Stock and (vi) Peter A. Howley, a director of the Company, of shares convertible into 39,682 shares of Common Stock.

  In March 1997, the Company obtained bridge loans of $2,473,866 pursuant to convertible promissory notes due in September 1997 (the "First Bridge Notes") from a group of entities and individuals, including (i) $517,895 from Apex Investment Fund III, L.P. and Apex Strategic Partners, L.L.C. (the "Apex Funds"), which are both associated with Frederick W.W. Bolander and First Analysis, (ii) $496,000 from J.F. Shea & Co., Inc., as Nominee 1996-II, (iii) $324,000 from the Productivity Funds, (iv) $268,000 from the ITV Partnerships,
(v) $96,000 from John R. Dougery and his wife and the Dougery Trusts, (vi) $62,001 from the Rekhi Family Trust and (vii) $49,986 from Peter A. Howley. The First Bridge Notes were unsecured and provided for automatic conversion into Preferred Stock upon the closing of the next Preferred Stock financing to occur prior to the September 1997 maturity date. In connection with obtaining these bridge loans, the Company also sold to the holders of the First Bridge Notes, for an aggregate purchase price of $1,039, five-year warrants, which must be exercised before the closing of this offering, to purchase shares of Series B Preferred Stock convertible into 41,240 shares of Common Stock at an exercise price of $2.52 per share, including warrants for shares convertible into 8,632, 8,267, 5,401, 4,466, 1,603, 1,034, and 833 shares of Common Stock to the Apex Funds, J.F. Shea & Co., Inc., as Nominee 1996-II, the Productivity Funds, the ITV Partnerships, John R. Dougery and his wife and the Dougery Trusts, the Rekhi Family Trust and Peter A. Howley, respectively.

  In June 1997, the Company obtained bridge loans of $1,500,000 pursuant to convertible promissory notes due in September 1997 (the "Second Bridge Notes") from a group of entities and individuals, including (i) $252,450 from the Apex Investment Fund III, L.P., (ii) $243,000 from the Productivity Funds, (iii) $207,463 from J.F. Shea & Co., Inc., as Nominee 1996-II, (iv) $201,000 from the ITV Partnerships, (v) $163,690 from the Rekhi Family Trust, (vi) $96,000 from John R. Dougery and his wife and the Dougery Trusts, and (vii) $12,000 from Peter A. Howley. The Second Bridge Notes were unsecured and provided for automatic conversion into Preferred Stock upon the closing of the next Preferred Stock financing to occur prior to the September 1997 maturity date. In connection with obtaining this bridge loan, the Company also sold to the holders of the Second Bridge Notes, for an aggregate purchase price of $630, five-year warrants, which must be exercised before the closing of this offering, to purchase shares of Series B Preferred Stock convertible into 25,008 shares of Common Stock at an exercise price of $2.52 per share, including warrants for shares convertible into 4,208, 4,050, 3,458, 3,348, 2,727, 1,603, and 200 shares of Common Stock, to Apex Investment Fund III, L.P., the Productivity Funds, J.F. Shea & Co., Inc., as Nominee 1996-II, the ITV Partnerships, the

Rekhi Family Trust, John R. Dougery and his wife and the Dougery Trusts and Peter A. Howley, respectively.

  In June 1997, the Company sold shares of Series C Preferred Stock convertible into 5,263,270 shares of Common Stock and five-year warrants to purchase shares of Series C Preferred Stock at an exercise price of $4.0869 per share, and convertible into 526,349 shares of Common Stock, at an aggregate purchase price of $21,510,574 (including $37 for the warrants), including $4,010,970 in principal and interest owed to the holders of the First Bridge Notes and the Second Bridge Notes. This included issuances to (i) Fleet Resources, Inc., Fleet Equity Partners VI, L.P., Chisholm Partners III, L.P. and Kennedy Plaza Partners, all of which are funds (the "Fleet Funds") associated with Thadeus J. Mocarski, a director of the Company, and which together comprise a greater than 5% stockholder group of the Company, of shares convertible into 1,835,120 shares of Common Stock and warrants to purchase shares convertible into 183,515 shares of Common Stock, (ii) Oak Investment Partners VII and Oak VII Affiliate Fund (the "Oak Partnerships"), a greater than 5% stockholder group of the Company, of shares convertible into 1,468,100 shares of Common Stock and warrants to purchase shares convertible into 146,811 shares of Common Stock, (iii) JK&B Capital L.P. and JK&B Capital II, L.P. (the "JK&B Partnerships"), a greater than 5% stockholder group of the Company, of shares convertible into 611,705 shares and warrants to purchase shares convertible into 61,172 shares of Common Stock, (iv) the Apex Funds of shares convertible into 190,334 shares of Common Stock and warrants to purchase shares convertible into 19,035 shares of Common Stock, (v) J.F. Shea & Co., Inc., as Nominee 1996-II, of shares convertible into 173,884 shares of Common Stock and warrants to purchase shares convertible into 17,389 shares of Common Stock, (vi) the Productivity Funds of shares convertible into 139,945 shares of Common Stock and warrants to purchase shares convertible into 13,995 shares of Common Stock, (vii) the ITV Partnerships of shares convertible into 115,756 shares of Common Stock and warrants to purchase shares convertible into 11,574 shares of Common Stock, (viii) the Rekhi Family Trust of shares convertible into 55,521 shares of Common Stock and warrants to purchase shares convertible into 5,552 shares of Common Stock, (ix) John R. Dougery and his wife and the Dougery Trusts of shares convertible into 47,367 shares of Common Stock and warrants to purchase shares convertible into 4,739 shares of Common Stock and (x) Peter A. Howley of shares convertible into 15,337 shares of Common Stock and warrants to purchase shares convertible into 1,534 shares of Common Stock.

  In October 1997, Peter A. Howley exercised warrants for an aggregate of 2,567 shares of Preferred Stock convertible into Common Stock at an aggregate purchase price of $8,872.

  In November 1997, the Rekhi Family Trust exercised warrants for an aggregate of 25,979 shares of Common Stock and Preferred Stock convertible into Common Stock at an aggregate purchase price of $72,171.

  In December 1997, the Company sold shares of Series D Preferred Stock convertible into 877,180 shares of Common Stock at an aggregate purchase price of $7,500,000 which amount was paid in cash. This included sales to (i) the Fleet Funds of shares convertible into 175,437 shares of Common Stock, (ii) the Oak Partnerships of shares convertible into 114,764 shares of Common Stock, (iii) the Apex Funds of shares convertible into 85,272 shares of Common Stock, (iv) J.F. Shea & Co., Inc. of shares convertible into 78,710 shares of Common Stock, (v) the Productivity Funds of shares convertible into 71,512 shares of Common Stock, (vi) the ITV Partnerships of shares convertible into 58,955 shares of Common Stock, (vii) the JK&B Partnerships of shares convertible into 47,818 shares of Common Stock, (viii) the Rekhi Family Trust and two other trusts, for which Mr. Rekhi is a trustee, of shares convertible into 36,221 shares of Common Stock, (ix) Dougery Ventures LLC, of which John
R. Dougery is President, and one of the Dougery Trusts of shares convertible into 31,331 shares of Common Stock and (x) Peter A. Howley of shares convertible into 7,203 shares of Common Stock.

  In December 1997, the ITV Partnerships exercised warrants for an aggregate of 19,388 shares of Preferred Stock convertible into Common Stock at an aggregate purchase price of $67,009.

  In February 1998, the Company sold shares of Series D Preferred Stock convertible into 33,333 and 5,848 shares of Common Stock at a purchase price per share of $8.55 to two directors of the Company, Daniel C. Lynch and Max D. Hopper, respectively.

  In February 1998, the Company expects to reincorporate into Delaware. In connection with the reincorporation, the Company will issue shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series B1 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and options and warrants in exchange for shares, options and warrants, respectively, in the predecessor California entity. Each of the individuals and entities listed above will receive the number of shares of such class or series identified in the preceding paragraphs.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  Except as otherwise noted, the following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of December 31, 1997 by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers and (iv) all current executive officers and directors as a group.

                                                      PERCENTAGE OF SHARES
                                                       BENEFICIALLY OWNED
                            NUMBER OF SHARES    ---------------------------------
NAME OF BENEFICIAL OWNER  BENEFICIALLY OWNED(1) BEFORE OFFERING AFTER OFFERING(2)
------------------------  --------------------- --------------- -----------------
Thadeus J. Mocarski
 Fleet Funds(3) ........        2,194,072            16.1%            12.4%
First Analysis Corpora-
 tion(4)................        2,079,712            15.4             11.9
Oak Partnerships(5).....        1,729,675            12.7              9.8
Frederick W.W. Bolander
 Apex Funds(6) .........        1,001,925             7.4              5.7
J.F. Shea & Co.,
 Inc.(7)................          924,816             6.8              5.3
Mark Dubovoy
 ITV Partnerships(8) ...          888,543             6.6              5.1
K.B. Chandrasekhar(9)...          848,331             6.3              4.8
JK&B Partnerships(10)...          720,695             5.3              4.1
B.V. Jagadeesh(11)......          482,999             3.6              2.8
John R. Dougery(12).....          368,142             2.7              2.1
Kanwal S. Rekhi(13).....          357,765             2.7              2.0
Richard S. Stoltz(14)...          249,667             1.9              1.4
Peter A. Howley(15).....          117,503               *                *
Robert V. Sanford
 III(16)................           43,666               *                *
Daniel C. Lynch(17).....           33,333               *                *
Sam S. Mohamad(18)......           26,002               *                *
Max D. Hopper (19)......            5,848               *                *
All current executive
 officers and directors
 as a group (15 per-
 sons)(20)..............        6,639,630            48.0             37.2

--------

 *Represents less than 1% of the Company's outstanding Common Stock.
(1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of Common Stock subject to options or warrants that are currently exercisable or exercisable within 60 days of December 31, 1997 are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Assumes that the Underwriters' over-allotment option to purchase up to 600,000 shares is not exercised. If the Underwriters' over-allotment option is exercised in full, the Company would sell 550,000 shares and Mr. Chandrasekhar and Mr. Jagadeesh would each sell 25,000 shares and would beneficially own 4.6% and 2.5%, respectively, of the outstanding Common Stock of the Company after the offering.
(3) Represents 1,105,214 shares and immediately exercisable warrants to purchase 100,878 shares held by Fleet Venture Resources, Inc.; 473,662 shares and immediately exercisable warrants to purchase 43,234 shares held by Fleet Equity Partners VI, L.P.; 402,110 shares and immediately exercisable warrants to purchase 36,703 shares held by Chisholm Partners III, L.P.; and 29,571 shares and immediately exercisable warrants to purchase 2,700 shares held by Kennedy Plaza Partners. Mr. Mocarski, a director of the Company, is a Senior Vice President of each of (i) Fleet Venture Resources, Inc., (ii) Fleet Growth Resources II, Inc., a general partner of Fleet Equity Partners VI, L.P. and (iii) Silverado III, Corp., the general partner of Silverado III, L.P., the general partner of Chisholm Partners III, L.P. Mr. Mocarski is also a general partner of Kennedy Plaza Partners. The address of Mr. Mocarski and the Fleet Funds is c/o Fleet Equity Partners, Mail Stop: RI MO F12C, 50 Kennedy Plaza, Providence, Rhode Island 02903.
 (4) Represents 753,483 shares and immediately exercisable warrants to purchase 16,788 shares held by Productivity Fund III, L.P.; 300,858 shares and immediately exercisable warrants to purchase 6,658 shares held by Productivity Fund II, L.P.; and the shares and warrants held by the Apex Funds described in footnote (6). First Analysis Corporation ("First Analysis") is a general partner of the general partner of each of Apex Investment Fund III, L.P., Productivity Fund II, L.P. and Productivity Fund III, L.P. In addition, First Analysis is a managing member of Apex Management III, L.L.C., the manager of Apex Strategic Partners, L.L.C. First Analysis disclaims beneficial ownership of all shares directly owned by the funds except to the extent of its proportionate pecuniary interests therein. The address of First Analysis is 233 Wacker Drive, Suite 9500, Chicago, Illinois 60606.
 (5) Represents 1,544,087 shares and immediately exercisable warrants to purchase 143,214 shares held by Oak Investment Partners VII; and 38,777 shares and immediately exercisable warrants to purchase 3,597 shares held by Oak VII Affiliate Fund. Certain individuals are managing members of the general partners of each of Oak Investment Partner VII and Oak VII Affiliate Fund. The address of the Oak Partnerships is 525 University Avenue, Suite 1300, Palo Alto, California 94301.
 (6) Represents 928,830 shares and immediately exercisable warrants to purchase 25,657 shares held by Apex Investment Fund III, L.P.; and 41,220 shares and immediately exercisable warrants to purchase 6,218 shares held by Apex Strategic Partners, L.L.C. Mr. Bolander, a director of the Company, is a general partner of the general partner of Apex Investment Fund III, L.P. and a managing member of Apex Management III, L.L.C., the manager of Apex Strategic Partners, L.L.C. The address of Mr. Bolander and the Apex Funds is 233 Wacker Drive, Suite 9500, Chicago, Illinois 60606.
 (7) Represents 721,818 shares held by J.F. Shea & Co., Inc.; and 173,884 shares and immediately exercisable warrants to purchase 29,114 shares held by J.F. Shea & Co., Inc., as Nominee 1996-11. The address of these entities is 655 Brea Canyon Road, Walnut, California 91788-0489.
 (8) Represents 865,954 shares held by Information Technology Ventures, L.P.; and 22,589 shares held by ITV Affiliates Fund, L.P. Mr. Dubovoy, a director of the Company, is a principal member of ITV Management, LLC, the general partner of Information Technology Ventures, L.P. and ITV Affiliates Fund, L.P. The address of Mr. Dubovoy and the ITV Partnerships is 3000 Sand Hill Road, Building 1, Suite 280, Menlo Park, California 94025.
 (9) Includes 79,998 shares held by Mr. Chandrasekhar and his wife as trustees for three trusts for their minor children and 23,334 shares subject to options exercisable within 60 days of December 31, 1997, Mr. Chandrasekhar is the President, Chief Executive Officer and Chairman of the Board of Directors of the Company. The address of Mr. Chandrasekhar is 2650 San Tomas Expressway, Santa Clara, California 95051.
(10) Represents 441,881 shares and immediately exercisable warrants to purchase 40,985 shares held by JK&B Capital, L.P.; and 217,642 shares and immediately exercisable warrants to purchase 20,187 shares held by JK&B Capital II, L.P. JK&B Management L.L.C. is the general partner of JK&B Capital, L.P. and JK&B Capital II, L.P. The address of the JK&B Partnerships is 205 North Michigan Avenue, Suite 808, Chicago, Illinois 60601.
(11) Includes 33,332 shares held by Mr. Jagadeesh and his wife as trustees for two trusts for their minor children and 16,334 shares subject to options exercisable within 60 days of December 31, 1997. Mr. Jagadeesh is Vice President, Engineering of the Company.
(12) Represents 214,514 shares and immediately exercisable warrants to purchase 5,293 shares held by Mr. Dougery and his wife; 109,794 shares and immediately exercisable warrants to purchase 1,989 shares held by Mr. Dougery as trustee of three trusts for his children; 25,490 shares and immediately exercisable warrants to purchase 663 shares held by Mr. Dougery's wife as trustee for a separate trust; and 10,399 shares held by Dougery Ventures LLC, of which Mr. Dougery is President. Mr. Dougery is a director of the Company.
(13) Represents 292,543 shares held by Mr. Rekhi and his wife as trustees for the Rekhi Family Trust; 11,662 shares held by Mr. Rekhi as custodian for minor children; and 53,560 shares held by Mr. Rekhi, his wife and one other individual as trustees for two other trusts. Mr. Rekhi is a director of the Company.
(14) Represents 243,833 shares held by Mr. Stoltz and his wife and 5,834 shares subject to options exercisable within 60 days of December 31, 1997. Mr. Stoltz is Chief Operating Officer and Chief Financial Officer of the Company.
(15) Includes 4,000 shares subject to options exercisable within 60 days of December 31, 1997. Mr. Howley is a director of the Company.

(16) Includes 35,333 shares subject to options exercisable within 60 days of December 31, 1997. Mr. Sanford is Vice President, Operations of the Company.

(17) Represents shares purchased by Mr. Lynch in February 1998. Mr. Lynch became a director of the Company in February 1998.

(18) Represents shares subject to options exercisable within 60 days of December 31, 1997. Mr. Mohamad is Vice President, Worldwide Sales of the Company.

(19) Represents shares purchased by Mr. Hopper in February 1998. Mr. Hopper became a director of the Company in January 1998.

(20) Includes 21,834 shares subject to options exercisable within 60 days of December 31, 1997 held by an executive officer not named in this table and the shares, warrants and options referenced in footnotes (3), (6),
     (8), (9) and (11)-(19).

                         DESCRIPTION OF CAPITAL STOCK

  Immediately following the closing of this offering, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of Preferred Stock, $0.001 par value per share. As of December 31, 1997, and assuming the conversion of all outstanding Preferred Stock into Common Stock immediately prior to the closing of this offering, there were outstanding 13,439,624 shares of Common Stock held of record by 117 stockholders, warrants to purchase 950,163 shares of Common Stock and options to purchase 1,709,286 shares of Common Stock.

COMMON STOCK

  Subject to preferences that may apply to shares of Preferred Stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board may from time to time determine. Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in the Company's Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon a liquidation, dissolution or winding-up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock and any participating Preferred Stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding Preferred Stock and payment of other claims of creditors. Each outstanding share of Common Stock is, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

  Upon the closing of this offering, all outstanding shares of Preferred Stock (the "Convertible Preferred") will be converted into shares of Common Stock. See Note 5 of Notes to Financial Statements for a description of the Convertible Preferred. The Board is authorized, subject to limitations prescribed by Delaware law, to provide for the issuance of additional shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and rights of the shares of each wholly unissued series and designate any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. The issuance of Preferred Stock with voting or conversion rights could adversely affect the voting power or other rights of the holders of Common Stock and may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no current plan to issue any shares of Preferred Stock.

WARRANTS

  As of December 31, 1997, the Company had outstanding warrants to purchase 950,163 shares of Common Stock at a weighted average per share exercise price of $4.29 (of which warrants to purchase at least 615,454 shares of Common Stock are expected to be exercised on or before the closing of the offering). The warrants that remain outstanding after the offering will expire between December 2000 and September 2004. In January 1998, the Company issued an additional warrant to purchase 6,667 shares of Common Stock at a per share exercise price of $8.55 that expires in December 2007.

ANTI-TAKEOVER PROVISIONS

 DELAWARE LAW

  Section 203 ("Section 203") of the Delaware General Corporation Law is applicable to corporate takeovers of Delaware corporations. Subject to certain exceptions set forth therein, Section 203 provides that a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (c) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative votes of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder. Except as specified in
Section 203, an interested stockholder is generally defined to include any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation any time within three years immediately prior to the relevant date, and the affiliates and associates of such person. Under certain circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption. The Company's certificate of incorporation and the bylaws do not exclude the Company from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with the Board since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of the Company, which could depress the market price of the Common Stock and which could deprive the stockholders of opportunities to realize a premium on shares of the Common Stock held by them.

 CHARTER AND BYLAW PROVISIONS

  The Company's Certificate of Incorporation and Bylaws contain certain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management. The Company's Certificate of Incorporation provides that stockholders may not take action by written consent but may only act at a stockholders' meeting, and that special meetings of the stockholders of the Company may only be called by the Chairman of the Board or a majority of the Board.

REGISTRATION RIGHTS

  Beginning six months after the date of this offering (assuming no exercise of the Underwriters' over-allotment option), the holders of 13,234,880 shares of Common Stock and the holders of warrants to purchase 950,163 shares of Common Stock (collectively, the "Registrable Securities") will have certain rights with respect to the registration of those shares under the Securities Act. If requested by at least 30% of the Registrable Securities (or at least 25% of the Registrable Securities issued upon conversion of the Series C Preferred Stock of the Company) the Company must file a registration statement to register such securities so long as the aggregate offering price, net of any underwriting discounts and commissions, is at least $7.5 million. In addition, if the Company proposes to register any of its shares of Common Stock under the Securities Act other than in connection with a Company employee benefit plan or certain corporate acquisitions, mergers or reorganizations, the holders of the Registrable Securities may require the Company to include all or a portion of their shares in such registration, subject to certain rights of the managing underwriter to limit the number of shares in any such offering.

  Further, holders of Registrable Securities holding at least 20% of the Registrable Securities (or at least 15% of the Registrable Securities issued upon conversion of the Series C Preferred Stock of the Company) may require the Company to register all or any portion of their Registrable Securities on Form S-3 when such form becomes available to the Company, subject to certain conditions and limitations. The Company may be required to effect up to two such registrations per year.

  All expenses incurred in connection with such registrations (other than underwriters' discounts and commissions) will be borne by the Company, except that the holders of the Registrable Securities will bear the expenses of any Form S-3 registrations after the first such registration. The registration rights expire seven years after the closing of this offering. In addition, no holder of Registrable Securities will be entitled to registration rights if and so long as such holder can sell all of its Registrable Securities in compliance with Rule 144 of the Securities Act during any 90-day period.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Company's Common Stock is Boston EquiServe Limited Partnership.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no market for the Common Stock of the Company, and there can be no assurance that a significant public market for the Common Stock will develop or be sustained after this offering. Future sales of substantial amounts of Common Stock (including shares issued upon exercise of outstanding options and warrants) in the public market after this offering could adversely affect market prices prevailing from time to time and could impair the Company's ability to raise capital through sale of its equity securities. As described below, no shares currently outstanding will be available for sale immediately after this offering due to certain contractual restrictions on resale. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

  Upon completion of this offering, the Company will have outstanding 17,439,624 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options or warrants that do not expire upon the closing. Of these shares, the 4,000,000 shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 13,439,624 shares held by existing stockholders (the "Restricted Shares") are subject to lock-up agreements providing that, with certain limited exceptions, the stockholder will not offer, sell, contract to sell, grant an option to purchase, make a short sale or otherwise dispose of or engage in any hedging or other transaction that is designed or reasonably expected to lead to a disposition of any shares of Common Stock or any option or warrant to purchase shares of Common Stock or any securities exchangeable for or convertible into shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Goldman, Sachs & Co. As a result of these lock-up agreements, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, none of these shares will be salable until 181 days after the date of this Prospectus. Beginning 181 days after the date of this Prospectus, 12,086,491 Restricted Shares will be eligible for sale in the public market, although all but 3,526,872 shares will be subject to certain volume limitations. Thereafter, 1,014,367 Restricted Shares will become eligible for sale between the end of the lock-up period and December 31, 1998 and the remaining 338,766 Restricted Shares will become eligible for sale starting in 1999. In addition, as of December 31, 1997, there were outstanding 1,709,286 options and 950,163 warrants to purchase Common Stock (of which warrants for 615,454 shares are expected to be exercised on or before the closing of this offering). All of such options and warrants will be subject to lock-up agreements. Goldman, Sachs & Co. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of Common Stock then outstanding (which will equal approximately 174,396 shares immediately after this offering); or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this Prospectus before selling such shares. However, all shares issued pursuant to Rule 701 are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of the 180-day lock-up agreements or no sooner than 90 days after the offering upon obtaining the prior written consent of Goldman, Sachs & Co.

  Immediately after this offering, the Company intends to file a registration statement under the Securities Act covering shares of Common Stock subject to outstanding options under the 1995 Plan and the 1997 Plan and reserved for issuance under the 1998 Plan, the Directors Plan and the Purchase Plan. Based on the number of shares subject to outstanding options at December 31, 1997 and currently reserved for issuance under all such plans, such registration statement would cover approximately 4,659,215 shares. Such registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates of the Company, be available for sale in the open market immediately after the 180-day lock-up agreements expire. Also beginning six months after the date of this offering, holders of 13,234,880 Restricted Shares and warrants to purchase 950,163 shares of Common Stock of the Company will be entitled to certain rights with respect to registration of such shares for sale in the public market. See "Description of Capital Stock-- Registration Rights."

                                 LEGAL MATTERS

  The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Fenwick & West LLP, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

  The financial statements of the Company as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997, have been included in the Registration Statement in reliance on the report of KPMG Peat Marwick LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement and the exhibits thereto may be inspected without charge at the offices of the Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. Information concerning the Company is also available for inspection at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

  The Company intends to furnish to its stockholders annual reports containing financial statements audited by its independent auditors and to make available to its stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

                          EXODUS COMMUNICATIONS, INC.

                         INDEX TO FINANCIAL STATEMENTS

Report of KPMG Peat Marwick LLP, Independent Auditors....................... F-2
Balance Sheets.............................................................. F-3
Statements of Operations.................................................... F-4
Statements of Stockholders' (Deficit) Equity................................ F-5
Statements of Cash Flows.................................................... F-6
Notes to Financial Statements............................................... F-7

      FORM OF REPORT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS

  When the reincorporation of the Company in Delaware, as described in Note 8 of the Notes to Financial Statements, has been consummated, we will be in a position to render the following report.

                                                     KPMG Peat Marwick LLP


The Board of Directors and Stockholders Exodus Communications, Inc.:

  We have audited the accompanying balance sheets of Exodus Communications, Inc. as of December 31, 1996 and 1997, and the related statements of operations, stockholders' (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Exodus Communications, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

San Jose, California

February 13, 1998,
 except as to Note 8
 which is as of February
 18, 1998

                          EXODUS COMMUNICATIONS, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               DECEMBER 31, 1997
                                                 DECEMBER 31, --------------------
                                                     1996     ACTUAL    PRO FORMA
                                                 ------------ -------  -----------
                                                                       (UNAUDITED)
                    ASSETS
 Current assets:
  Cash and cash equivalents...................     $ 3,715    $10,270    $10,270
  Accounts receivable.........................         521      1,837      1,837
  Prepaid expenses and other current assets...         121      1,377      1,377
                                                   -------    -------    -------
  Total current assets........................       4,357     13,484     13,484
 Property and equipment, net..................       3,410     25,170     25,170
 Restricted cash equivalents..................         378      1,753      1,753
 Other assets.................................         144        566        566
                                                   -------    -------    -------
                                                   $ 8,289    $40,973    $40,973
                                                   =======    =======    =======
 LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
   STOCK AND STOCKHOLDERS' (DEFICIT) EQUITY
 Current liabilities:
  Bank borrowings.............................     $    --    $ 3,000    $ 3,000
  Current portion of debt.....................         296      3,777      3,777
  Current portion of capital lease
   obligations................................         224      1,143      1,143
  Accounts payable............................       1,163      6,252      6,252
  Accrued expenses............................         581      2,808      2,808
  Deferred revenue............................         201        211        211
                                                   -------    -------    -------
  Total current liabilities...................       2,465     17,191     17,191
 Debt, less current portion...................       1,000     12,693     12,693
 Capital lease obligations, less current
  portion.....................................         449      2,442      2,442
                                                   -------    -------    -------
  Total liabilities...........................       3,914     32,326     32,326
                                                   -------    -------    -------
 Redeemable convertible preferred stock and
  warrants, $0.001 par value: actual--
  32,596,966 and 74,960,124 shares authorized
  as of December 31, 1996 and 1997,
  respectively; 15,536,578 and 34,117,371
  shares issued and outstanding as of December
  31, 1996 and 1997, respectively; aggregate
  liquidation preference of $9,720 and $39,640
  as of December 31, 1996 and 1997,
  respectively; pro forma--no shares
  authorized, issued and outstanding..........       9,609     39,247         --
                                                   -------    -------    -------
 Stockholders' (deficit) equity:
  Preferred stock, $0.001 par value: actual--
   no shares authorized, issued or
   outstanding; pro forma--5,000,000 shares
   authorized; no shares issued or
   outstanding................................          --         --         --
  Common stock, $0.001 par value: actual--
   41,200,000 and 53,281,579 shares authorized
   as of December 31, 1996 and 1997,
   respectively; 1,945,966 and 2,067,253
   shares issued and outstanding as of
   December 31, 1996 and 1997, respectively;
   pro forma--50,000,000 shares authorized;
   13,439,624 shares issued and outstanding...           2          2         13
  Additional paid-in capital..................         229      3,921     43,157
  Notes receivable from stockholders..........        (186)      (140)      (140)
  Deferred stock compensation.................          --     (2,393)    (2,393)
  Accumulated deficit.........................      (5,279)   (31,990)   (31,990)
                                                   -------    -------    -------
  Total stockholders' (deficit) equity........      (5,234)   (30,600)     8,647
                                                   -------    -------    -------
                                                   $ 8,289    $40,973    $40,973
                                                   =======    =======    =======

                See accompanying notes to financial statements.

                          EXODUS COMMUNICATIONS, INC.

                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            YEAR ENDED
                                                           DECEMBER 31,
                                                     --------------------------
                                                      1995     1996      1997
                                                     -------  -------  --------
Revenues:
  Service revenues.................................  $ 1,068  $ 2,454  $ 11,588
  Equipment revenues...............................      340      676       820
                                                     -------  -------  --------
    Total revenues.................................    1,408    3,130    12,408
                                                     -------  -------  --------
Cost and expenses:
  Cost of service revenues.........................      846    2,538    16,228
  Cost of equipment revenues.......................      282      452       640
  Marketing and sales..............................    1,056    2,734    12,702
  General and administrative.......................      427    1,056     5,983
  Product development..............................       70      444     1,647
                                                     -------  -------  --------
    Total cost and expenses........................    2,681    7,224    37,200
                                                     -------  -------  --------
    Operating loss.................................   (1,273)  (4,094)  (24,792)
Net interest expense...............................       38       39       506
                                                     -------  -------  --------
    Net loss.......................................   (1,311)  (4,133)  (25,298)
Cumulative dividends and accretion on redeemable
 convertible preferred stock.......................       --       --    (1,413)
                                                     -------  -------  --------
Net loss attributable to common stockholders.......  $(1,311) $(4,133) $(26,711)
                                                     =======  =======  ========
Basic and diluted net loss per share...............  $ (1.00) $ (2.16) $ (13.85)
                                                     =======  =======  ========
Pro forma basic and diluted net loss per share.....                    $  (2.56)
                                                                       ========
Shares used in computing basic and diluted net loss
 per share.........................................    1,315    1,914     1,928
                                                     =======  =======  ========
Shares used in computing pro forma basic and
 diluted net loss per share........................                       9,878
                                                                       ========


                See accompanying notes to financial statements.

                          EXODUS COMMUNICATIONS, INC.

                  STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
                                 (IN THOUSANDS)

                                                       NOTES                      RETAINED       TOTAL
                          COMMON STOCK   ADDITIONAL  RECEIVABLE                   EARNINGS   STOCKHOLDERS'
                          --------------  PAID-IN       FROM     DEFERRED STOCK (ACCUMULATED   (DEFICIT)
                          SHARES  AMOUNT  CAPITAL   STOCKHOLDERS  COMPENSATION    DEFICIT)      EQUITY
                          ------  ------ ---------- ------------ -------------- ------------ -------------
BALANCES AS OF DECEMBER
 31, 1994...............  1,000    $  1    $    3      $  --        $    --       $    165     $    169
Sale of common stock to
 officers...............    734       1       175       (176)            --             --           --
Issuance of common stock
 in connection with
 stock purchase plan....     96      --        23        (21)            --             --            2
Repurchase of common
 stock..................     (9)     --        (2)        --             --             --           (2)
Repayment of notes
 receivable from
 stockholders...........     --      --        --          2             --             --            2
Net loss................     --      --        --         --             --         (1,311)      (1,311)
                          -----    ----    ------      -----        -------       --------     --------
BALANCES AS OF DECEMBER
 31, 1995...............  1,821       2       199       (195)            --         (1,146)      (1,140)
Issuance of common
 stock..................    134      --        32         --             --             --           32
Issuance of common stock
 in connection with
 stock purchase plan....     11      --         3         (3)            --             --           --
Issuance of common stock
 in connection with
 exercise of stock
 options................      5      --         1         --             --             --            1
Repurchase of common
 stock..................    (25)     --        (6)         6             --             --           --
Repayment of notes
 receivable from
 stockholders...........     --      --        --          6             --             --            6
Net loss................     --      --        --         --             --         (4,133)      (4,133)
                          -----    ----    ------      -----        -------       --------     --------
BALANCES AS OF DECEMBER
 31, 1996...............  1,946       2       229       (186)            --         (5,279)      (5,234)
Issuance of common stock
 in connection with
 exercise of stock
 options and warrants...    172      --       222         --             --             --          222
Repurchase of common
 stock..................    (51)     --       (12)        12             --             --           --
Repayment of notes
 receivable from
 stockholders...........     --      --        --         34             --             --           34
Deferred stock
 compensation related to
 stock option grants....     --      --     3,482         --         (3,482)            --           --
Amortization of deferred
 stock compensation.....     --      --        --         --          1,089             --        1,089
Accrual of cumulative
 dividends on Series C
 and D redeemable
 convertible preferred
 stock..................     --      --        --         --             --           (750)        (750)
Accretion on Series C
 and D redeemable
 convertible preferred
 stock..................     --      --        --         --             --           (663)        (663)
Net loss................     --      --        --         --             --        (25,298)     (25,298)
                          -----    ----    ------      -----        -------       --------     --------
BALANCES AS OF
 DECEMBER 31, 1997......  2,067    $  2    $3,921      $(140)       $(2,393)      $(31,990)    $(30,600)
                          =====    ====    ======      =====        =======       ========     ========

                See accompanying notes to financial statements.

                          EXODUS COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                           YEAR ENDED
                                                          DECEMBER 31,
                                                    --------------------------
                                                     1995     1996      1997
                                                    -------  -------  --------
Cash flows from operating activities:
 Net loss.......................................... $(1,311) $(4,133) $(25,298)
 Adjustments to reconcile net loss to net cash used
  for operating activities:
 Depreciation and amortization.....................      65      461     3,429
 Amortization of deferred stock compensation.......      --       --     1,089
 Changes in operating assets and liabilities:
  Accounts receivable..............................     (13)    (265)   (1,316)
  Prepaid expenses and other current assets........     (50)     (71)     (526)
  Accounts payable.................................     420      671     5,089
  Accrued expenses.................................     201      373     2,227
  Deferred revenue.................................     235      (34)       10
                                                    -------  -------  --------
   Net cash used for operating activities..........    (453)  (2,998)  (15,296)
                                                    -------  -------  --------
Cash flows from investing activities:
 Purchases of property and equipment...............     (69)  (3,499)  (22,489)
 Other assets......................................      (8)    (118)     (422)
                                                    -------  -------  --------
   Net cash used for investing activities..........     (77)  (3,617)  (22,911)
                                                    -------  -------  --------
Cash flows from financing activities:
 Proceeds from issuance of redeemable convertible
  preferred stock and warrants.....................      --    9,409    23,520
 Proceeds from issuance of common stock............      --       32       222
 Proceeds from issuance of bridge financing
  convertible notes................................      --       --     3,975
 Repayment of notes receivable from stockholders...       2        7        34
 Bank borrowings, net..............................     100     (100)    3,000
 Proceeds from sale-leaseback transactions.........      --      552       932
 Payments on capital leases obligations............     (47)    (154)     (720)
 Proceeds from debt................................     497    1,296    16,480
 Repayment of debt.................................     (60)    (497)   (1,306)
 Restricted cash...................................      --     (378)   (1,375)
 Proceeds from note payable to stockholder.........     200       --        --
                                                    -------  -------  --------
   Net cash provided by financing activities.......     692   10,167    44,762
                                                    -------  -------  --------
Net increase in cash and cash equivalents..........     162    3,552     6,555
Cash and cash equivalents at beginning of year.....       1      163     3,715
                                                    -------  -------  --------
Cash and cash equivalents at end of year........... $   163  $ 3,715  $ 10,270
                                                    =======  =======  ========
Supplemental disclosures of cash flow information:
 Noncash investing and financing activities:
 Assets recorded under capital leases.............. $   283  $    27  $  2,700
                                                    =======  =======  ========
 Conversion of note payable to stockholder to
  preferred stock.................................. $    --  $   200  $     --
                                                    =======  =======  ========
 Cumulative dividends and accretion on Series C
  and D redeemable convertible preferred stock..... $    --  $    --  $  1,413
                                                    =======  =======  ========
 Deferred compensation on grants of stock options.. $    --  $    --  $  3,482
                                                    =======  =======  ========
 Warrants issued for financing commitments......... $    --  $    --  $    730
                                                    =======  =======  ========
 Conversion of bridge financing convertible notes
  to redeemable convertible preferred stock........ $    --  $    --  $  3,975
                                                    =======  =======  ========

                See accompanying notes to financial statements.

                          EXODUS COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

 THE COMPANY

  Unless the context otherwise requires, the term "Company" or "Exodus" refers to Exodus Communications, Inc. and its Maryland predecessor. Exodus is a leading provider of Internet system and network management solutions for enterprises with mission-critical Internet operations.

 INITIAL PUBLIC OFFERING AND UNAUDITED PRO FORMA BALANCE SHEET

  In January 1998, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission ("SEC") that would permit the Company and certain stockholders of the Company to sell shares of the Company's common stock in connection with a proposed initial public offering ("IPO"). If the offering is consummated under the terms presently anticipated, all the then outstanding shares of the Company's redeemable convertible preferred stock will automatically convert into shares of common stock on a one-for-three basis upon the closing of the proposed IPO. The conversion of the redeemable convertible preferred stock has been reflected in the accompanying unaudited pro forma balance sheet as if it had occurred on December 31, 1997.

 USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 REVENUE RECOGNITION

  Service revenues consist of monthly fees for server hosting, Internet connectivity, collaborative systems management and Internet technology services and one-time fees for installation. Service revenues (other than installation fees) are generally billed and recognized ratably over the term of the contract, generally one year. Installation fees are typically recognized at the time that installation occurs. Equipment revenues consist of payments from customers for third-party equipment sold by the Company. Revenues from equipment sales are recognized at the time the equipment is shipped to the customer or placed into service at the Internet Data Center.

 FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

  The carrying value of the Company's financial instruments, including cash and cash equivalents, accounts receivable, bank borrowings and debt approximates fair market value. Financial instruments that potentially expose the Company to a concentration of credit risk principally consist of cash and cash equivalents and accounts receivable.

  The Company's customer base is primarily composed of businesses throughout the United States. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses. To date, such losses have not been significant. The balance of the allowance for bad debts was $22,000, $15,000 and $187,000 as of December 31, 1995, 1996 and 1997,
respectively. In 1995, revenues from a single customer comprised 24% of total revenues.

                          EXODUS COMMUNICATIONS, INC.

 CASH AND CASH EQUIVALENTS

  Cash equivalents consist of highly liquid investments with original maturities of 90 days or less.

 PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost and depreciated on a straight-line basis over their respective estimated useful lives, which are generally three to five years. Equipment recorded under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the respective lease term or estimated useful life of the asset.

 SOFTWARE DEVELOPMENT COSTS

  The Company capitalizes software development costs incurred to develop certain of the Company's collaborative systems management services that are included in the Company's co-location services in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. Costs are capitalized after technological feasibility is achieved; generally upon the development of a working model. To date, software development costs capitalizable under SFAS No. 86 have not been material.

 INCOME TAXES

  The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be recovered.

 STOCK-BASED COMPENSATION

  The Company uses the intrinsic value-based method to account for all of its employee stock-based compensation plans.

 IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

  The Company evaluates its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.


 NET LOSS PER SHARE

  On October 1, 1997, the Company adopted SFAS No. 128, Earnings Per Share. In accordance with SFAS No. 128, basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period, using either the as if converted method for convertible preferred stock or the treasury stock method for options and warrants. Pursuant to SEC Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued for nominal consideration, prior to the anticipated effective date

                          EXODUS COMMUNICATIONS, INC.

of the IPO, are included in the calculation of basic and diluted net loss per share, as if they were outstanding for all periods presented. To date, the Company has not had any issuances or grants for nominal consideration.

  Pro forma basic and diluted net loss per share is presented to reflect per share data assuming the conversion of all outstanding shares of redeemable convertible preferred stock into common stock on a one-for-three basis as if the conversion had taken place at the beginning of 1997 or at the date of issuance, if later. This data is unaudited.

 RECENT ACCOUNTING PRONOUNCEMENTS

  The Financial Accounting Standards Board ("FASB") recently issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in financial statements. It does not, however, require a specific format, but requires the Company to display an amount representing total comprehensive income for the period in its financial statements. The Company is in the process of determining its preferred format. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997.

  The FASB also recently issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. The Company has determined that it does not have any separately reportable business segments.

                          EXODUS COMMUNICATIONS, INC.

(2) FINANCIAL STATEMENT COMPONENTS

 Property and Equipment

  Property and equipment consisted of the following (in thousands):

                                                                  DECEMBER 31,
                                                                 --------------
                                                                  1996   1997
                                                                 ------ -------
   Data centers and related equipment........................... $2,278 $16,316
   Furniture, fixtures, computer equipment and other............    690  12,815
   Construction in progress.....................................    974      --
                                                                 ------ -------
                                                                  3,942  29,131
   Less accumulated depreciation and amortization...............    532   3,961
                                                                 ------ -------
                                                                 $3,410 $25,170
                                                                 ====== =======

  Computer equipment and certain data center infrastructure are recorded under capital leases that aggregated $860,000 and $4,492,000 as of December 31, 1996 and 1997, respectively. Accumulated amortization on the assets recorded under capital leases aggregated $221,000 and $722,000 as of December 31, 1996 and 1997, respectively.

 Accrued Expenses

  Accrued expenses consisted of the following (in thousands):

                                                                  DECEMBER 31,
                                                                  -------------
                                                                  1996   1997
                                                                  -------------
   Accrued payroll and related expenses.......................... $ 239 $ 1,183
   Other.........................................................   342   1,625
                                                                  ----- -------
                                                                  $ 581 $ 2,808
                                                                  ===== =======

 Net Interest Expense

  Net interest expense consisted of the following (in thousands):

                                                       YEAR ENDED DECEMBER 31,
                                                       -------------------------
                                                        1995    1996      1997
                                                       ------- -------  --------
   Interest expense................................... $    38 $   107  $    699
   Interest income....................................      --     (68)    (193)
                                                       ------- -------  --------
                                                       $    38 $    39  $    506
                                                       ======= =======  ========

(3) BANK BORROWINGS AND DEBT

  During 1997, the Company had a $1,000,000 bank line of credit bearing interest at the bank's prime rate plus 1% and collateralized by accounts receivable. In December 1997, the line of credit was amended to increase the available line to $5,000,000. The Company then drew down $3,000,000 on this line. The line of credit expires in December 1998.

                          EXODUS COMMUNICATIONS, INC.

  The Company has an agreement for an $8,000,000 line of credit facility, bearing interest at 12.95% and expiring in January 1999. No amount is outstanding as of December 31, 1997 (see Note 5).

  A summary of debt follows (in thousands):

                                                                 DECEMBER 31,
                                                                --------------
                                                                 1996   1997
                                                                ------ -------
   $850,000 equipment term loan with a financial institution;
    prime rate plus 2.5% (11.0% as of December 31, 1997);
    principal and interest due monthly for 42 months........... $  267 $   178
   $1,800,000 equipment line of credit facility; effective
    interest rate of approximately 16.4%; principal and
    interest due April 2000 through September 2000;
    collateralized by equipment (see Note 5)...................  1,029   1,393
   $3,000,000 equipment line of credit facility--April 1997;
    effective interest rate of approximately 12.9%; principal
    and interest due monthly through July 2001; collateralized
    by equipment (see Note 5)..................................     --   2,756
   $6,500,000 equipment line of credit facility; effective
    interest rate of approximately 15.9%; principal and
    interest due monthly through July 2001; collateralized by
    equipment (see Note 5).....................................     --   6,312
   $3,000,000 equipment line of credit facility--August 1997;
    effective interest rate of approximately 16.2%; principal
    and interest due monthly through May 2001; collateralized
    by equipment (see Note 5)..................................     --   2,787
   $5,000,000 equipment line of credit facility; effective
    interest rate of 16.4%; principal and interest due monthly through July 2001; collateralized by equipment (see Note
    5).........................................................     --   3,044
                                                                ------ -------
                                                                 1,296  16,470
     Less current portion......................................    296   3,777
                                                                ------ -------
     Debt, less current portion................................ $1,000 $12,693
                                                                ====== =======

  Aggregate maturities for 1998, 1999, 2000 and 2001 are $3,777,000,
$4,478,000, $4,979,000 and $3,236,000, respectively.

(4) NOTE PAYABLE TO STOCKHOLDER

  As of December 31, 1995, the Company had a $200,000 note payable to a stockholder bearing interest at the prime rate plus 2.5%. During 1996, this note was converted into 484,378 shares of Series A preferred stock.

                          EXODUS COMMUNICATIONS, INC.

(5) REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' (DEFICIT) EQUITY


  The Company is authorized to issue 53,281,579 shares of common stock, 7,798,483 shares each of Series A and A1, 8,600,000 shares each of Series B and B1, 17,850,000 shares each of Series C and C1 and 3,231,579 shares each of Series D and D1 redeemable convertible preferred stock.

 Redeemable Convertible Preferred Stock

  In February and March 1996, the Company issued 7,798,483 shares of Series A redeemable convertible preferred stock at $0.413 per share. In October 1996, the Company issued 7,738,095 shares of Series B redeemable convertible preferred stock at $0.84 per share. In March and June 1997, the Company received a total of approximately $3,975,000 in cash in exchange for bridge financing convertible promissory notes. In June 1997, the Company issued 15,789,868 shares of Series C redeemable convertible preferred stock for $1.362 per share in exchange for approximately $17,500,000 in cash and the conversion of the bridge financing notes. In December 1997, the Company issued 2,631,579 shares of Series D redeemable convertible preferred stock at $2.85 per share for aggregate cash proceeds of $7,500,000.

  The rights, preferences, privileges and restrictions of the redeemable convertible preferred stock are as follows:

  . Shares of Series A, A1, B, B1, C, C1, D and D1 preferred stock are convertible at the option of the holder into an equal number of shares of common stock subject to certain price-based antidilution adjustments for the Series A, B, C and D redeemable convertible preferred stock. Such price-based antidilution adjustments will be made on a weighted average formula basis upon certain issuances of Common Stock by the Company made below the respective conversion price of the Series A, B, C or D preferred stock, as applicable.

  . Conversion is automatic upon either (i) the closing of a public offering of the Company's common stock at an offering price of not less than $8.55 per share and aggregate proceeds of at least $30,000,000 (a "Qualified IPO") or (ii) the election of the majority of the stockholders of Series A, A1, B and B1 and two-thirds of the stockholders of Series C, C1, D and D1 redeemable convertible preferred stock, with the A and A1, B and B1, C and C1 and D and D1 voting as four separate classes.

  . The holders of Series A, A1, B and B1 redeemable convertible preferred stock are entitled to noncumulative dividends at annual rates of $0.04, $0.04, $0.084 and $0.084 per share, respectively, when and if declared by the Board of Directors. The holders of Series C, C1, D and D1 redeemable convertible preferred stock are entitled to cumulative dividends at the annual rate of $0.095, $0.095, $0.20 and $0.20 per share, respectively. In the event of a Qualified IPO or conversion, all accrued but unpaid dividends with respect to the Series C, C1, D and D1 preferred stock will be forfeited.

  . Shares of Series A, A1, B, B1, C, C1, D and D1 redeemable convertible preferred stock have liquidation preferences of $0.413, $0.413, $0.84, $0.84, $1.362, $1.362, $2.85 and $2.85 per share, respectively, plus all declared but unpaid dividends.

  . After payment has been made to the holders of redeemable convertible preferred stock of the full preferential amounts, holders of common stock will receive all remaining assets pro rata based on the number of shares of common stock held.

  . At any time after June 25, 2002, upon notification by not less than a majority of the holders of Series A, A1, B and B1 redeemable convertible preferred stock, the Company must redeem up to 50% of the outstanding shares of Series A, A1, B and B1 redeemable convertible preferred

                          EXODUS COMMUNICATIONS, INC.

   stock by paying in cash a sum per share equal to the original issue price (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared but unpaid dividends. The holders of Series A, A1, B and B1 redeemable convertible preferred stock can request redemption of any remaining shares at any time after June 25, 2003. At the option of the holders of the Series C, C1, D and D1 redeemable convertible preferred stock, up to one-half of the Series C, C1, D and D1 redeemable convertible preferred stock must be redeemed after June 25, 2002 and any remaining shares after June 25, 2003 at a redemption price equal to the greater of $1.362 and $2.85 per share, respectively, plus cumulative dividends, or their fair market values. As of December 31, 1997, the Company had accreted $663,000 towards the fair market values of the Series C and D redeemable convertible preferred stock.

  . Each share of Series A, A1, B, B1, C, C1, D and D1 redeemable convertible preferred stock has voting rights on an "as if converted" basis.

  . In the event the Company proposes to issue additional shares of any series of preferred stock, the current holders of such shares will have the right of first refusal to participate on a pro rata basis. In the event of a dilutive subsequent financing, the holders of Series A, B, C and D redeemable convertible preferred stock are provided with antidilution protection if they purchase their pro rata share of such dilutive financing. If they do not purchase their pro rata share, their Series A, B, C and D redeemable convertible preferred stock will convert to Series A1, B1, C1 and D1 redeemable convertible preferred stock, respectively, which will have no such antidilution protection.

  Redeemable convertible preferred stock and warrants issued and outstanding as of December 31, 1997 was as follows:

  Redeemable convertible preferred stock:

                                                SHARES   ISSUED AND  13CARRYING
   SERIES                                     DESIGNATED OUTSTANDING    VALUE
   ------                                     ---------- ----------- -----------
    A........................................  7,798,483  7,798,483  $ 3,168,000
    A1.......................................  7,798,483         --           --
    B........................................  8,600,000  7,775,930    6,473,000
    B1.......................................  8,600,000     65,524       55,000
    C........................................ 17,850,000 15,845,855   20,333,000
    C1....................................... 17,850,000         --           --
    D........................................  3,231,579  2,631,579    7,246,000
    D1.......................................  3,231,579         --           --
                                              ---------- ----------  -----------
                                              74,960,124 34,117,371  $37,275,000
                                              ========== ==========  ===========

  Warrants:

                                                         ISSUED AND   CARRYING
   SERIES                                                OUTSTANDING    VALUE
   ------                                                ----------- -----------
    B...................................................    160,862  $        --
    B1..................................................    466,072           --
    C...................................................  1,523,024    1,242,000
    C1..................................................    271,598           --
    D1..................................................    372,826      730,000
                                                         ----------  -----------
    Total...............................................  2,794,382  $ 1,972,000
                                                         ==========  ===========

                          EXODUS COMMUNICATIONS, INC.

 STOCK PURCHASE PLANS

  During 1995, the Company adopted a Stock Purchase Plan under which 366,667 shares of common stock are authorized. Awards totaling 96,334 and 11,034 shares of common stock were granted to individuals in 1995 and 1996, respectively, at an exercise price of $0.24 per share, the estimated fair market value of the shares on the date of the award. No awards were granted during the year ended December 31, 1997. Generally, the shares are subject to a 50-month vesting period. As of December 31, 1997, 14,434 shares remained unvested. Unvested shares are subject to repurchase, at the Company's option, at the original purchase price upon a participant's termination. Of the shares granted, 41,734 had been repurchased by the Company as of December 31, 1997.


  In January 1998, the Company adopted the 1998 Employee Stock Purchase Plan (the "Purchase Plan") and reserved a total of 600,000 shares of the Company's common stock for issuance thereunder. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions at a purchase price of 85% of the lower of the fair market value of the common stock on the first day of the offering period or on the last day of the purchase period.

 STOCK OPTIONS

  In January 1997, the Company adopted the 1997 Equity Incentive Plan (the "1997 Plan"), which serves as the successor to the Company's 1995 Stock Option Plan (the "1995 Plan"). Options granted under the 1995 Plan before its termination continue to remain outstanding in accordance with their terms, but no further options may be granted under the 1995 Plan. Options granted under the 1995 Plan were granted with exercise prices not less than fair market value at the date of grant as determined by the Board of Directors, generally vested 12% after six months from the date of grant and 2% per month thereafter, and generally are exercisable for a term of ten years after the date of grant. Under the 1997 Plan, the Company has reserved 2,200,000 shares of the Company's common stock for issuance to employees and consultants which may be granted as either incentive or nonqualified stock options. Options granted under the 1997 Plan generally vest 12% after six months from the date of grant and 2% per month thereafter and are generally exercisable for a term of ten years after the date of grant.

  In January 1998, the Company adopted the 1998 Equity Incentive Plan (the "1998 Plan"). On the effective date of the Company's IPO, the 1998 Plan will become effective as the successor to the 1997 Plan. The Company has reserved 1,500,000 shares of common stock for issuance under the 1998 Plan in addition to the shares that remain from the 1997 Plan. The 1998 Plan permits the grant of either incentive or nonqualified stock options. Options granted under the 1998 Plan will have a maximum term of ten years and generally will vest over four years. The 1998 Plan will terminate in January 2008.

  In January 1998, the Company adopted the 1998 Directors Stock Option Plan (the "Directors Plan") and reserved a total of 200,000 shares of the Company's common stock for issuance thereunder. Each nonemployee director who is or becomes a member of the Board of Directors on or after the effective date of the Company's IPO, with certain limited exceptions, will initially be granted an option for 20,000 shares of the Company's common stock and, thereafter, an option to purchase an additional 5,000 shares of the Company's common stock annually. Initial options granted under the Directors Plan will vest as to 33 1/3% of the shares on each annual anniversary of the date of grant. Annual grants will vest 25% on each annual anniversary of the date of grant. The exercise price of the options granted under the Directors Plan will be at the fair market value of the Company's common stock on the date of grant.

                          EXODUS COMMUNICATIONS, INC.

  The Company uses the intrinsic value method in accounting for its plans. Accordingly, no compensation cost has been recognized for any of its stock options because the exercise price of each option equaled or exceeded the fair value of the underlying common stock as of the grant date for each stock option, except for options granted subsequent to March 1997. With respect to the options granted subsequent to March 1997, the Company has recorded deferred stock compensation of $3,482,000 for the difference at the grant date between the exercise price and the fair value of the common stock underlying the options. This amount is being amortized consistent with the method described in FASB Interpretation No. 28 over the vesting period of the individual options, generally 50 months. Had compensation cost been determined in accordance with SFAS No. 123, the Company's 1995, 1996 and 1997 net loss would not have been significantly affected.

  The fair value of each option is estimated on the date of grant using the minimum value method with the following weighted average assumptions:

                                                    YEAR ENDED DECEMBER 31,
                                                --------------------------------
                                                   1995       1996       1997
                                                ---------- ---------- ----------
   Dividends...................................    None       None       None
   Expected life............................... 3.20 years 2.55 years 2.59 years
   Risk free interest rates....................   5.71%      6.28%      5.91%

  A summary of the status of the Company's stock option plans is as follows:

                                               DECEMBER 31,
                          ----------------------------------------------------------
                                1995               1996                1997
                          ------------------ ------------------ --------------------
                                   WEIGHTED-          WEIGHTED-            WEIGHTED-
                                    AVERAGE            AVERAGE              AVERAGE
                                   EXERCISE           EXERCISE             EXERCISE
                          SHARES     PRICE   SHARES     PRICE    SHARES      PRICE
                          -------  --------- -------  --------- ---------  ---------
Outstanding at beginning
 of year................       --    $  --   125,083    $0.24     292,033   $ 0.25
  Granted...............  131,467     0.24   224,734     0.26   1,611,800     0.82
  Forfeited.............   (6,384)    0.24   (52,850)    0.24    (105,860)    0.64
  Exercised.............       --       --    (4,934)    0.25     (88,687)    0.32
                          -------            -------            ---------
Outstanding at end of
 period.................  125,083     0.24   292,033     0.25   1,709,286     0.76
                          =======            =======            =========
Options exercisable at
 end of year............   35,667     0.24    80,667     0.25     223,950     0.45
                          =======            =======            =========
Weighted-average fair
 value of options
 granted during the year
 at market..............  131,407     0.05   224,734     0.04     333,267     0.04
Weighted-average fair
 value of options
 granted during the year
 at less than market....                --                 --   1,278,533     2.30

                          EXODUS COMMUNICATIONS, INC.

  The following table summarizes information about stock options outstanding as of December 31, 1997:

                                                                     OPTIONS
                                     OPTIONS OUTSTANDING           EXERCISABLE
                              --------------------------------- -----------------
                                           WEIGHTED-
                                            AVERAGE   WEIGHTED-         WEIGHTED-
                               NUMBER OF   REMAINING   AVERAGE  NUMBER   AVERAGE
                                OPTIONS   CONTRACTUAL EXERCISE    OF    EXERCISE
   RANGE OF EXERCISE PRICES   OUTSTANDING    LIFE       PRICE   OPTIONS   PRICE
   ------------------------   ----------- ----------- --------- ------- ---------
     $0.24 to 0.30.........    1,003,228  9.14 years    $0.29   186,423   $0.28
     $0.75.................      569,725  9.79           0.75    30,860    0.75
     $3.75 to 5.25.........      136,333  9.86           4.32     6,667    3.75
                               ---------                        -------
                               1,709,286  9.42           0.77   223,950    0.45
                               =========                        =======

 WARRANTS

  In 1995, in connection with various financing arrangements and the appointment of a director, the Company issued warrants to purchase an aggregate of 85,173 shares of the Company's common stock at prices ranging from $2.40 to $4.50 per share. These warrants expire at various dates through December 1997.

  In 1996, in connection with various financing arrangements, the Company issued warrants to purchase an aggregate of 17,157 shares of the Company's common stock at prices ranging from $2.40 to $2.67 per share. These warrants expire at various dates in 2001. Also in 1996, in connection with various lease agreements and other matters, the Company issued warrants to purchase 329,167 shares of the Company's Series B1 redeemable convertible preferred stock at $0.84 per share. These warrants expire at various dates from June 2003 through August 2004.

  In March and June 1997, in connection with the bridge financing convertible promissory notes discussed above, the Company issued warrants to purchase 198,697 shares of the Company's Series B redeemable convertible preferred stock at $0.84 per share. The warrants expire in 2002 or upon the closing of an IPO. In April 1997, in connection with the $3,000,000 equipment line of credit (see Note 3), the Company issued warrants to purchase 196,429 shares of the Company's Series B1 redeemable convertible preferred stock at $0.84 per share. These warrants expire in April 2007. In June 1997, in connection with the issuance of the Company's Series C redeemable convertible preferred stock, the Company issued warrants to purchase 1,579,011 shares of the Company's Series C redeemable convertible preferred stock at $1.362 per share. These warrants expire the earlier of June 2002 or immediately prior to the closing of a Qualified IPO. In August and September 1997, in connection with the $3,000,000 and the $6,500,000 equipment lines of credit (see Note 3), the Company issued warrants to purchase a total of 271,598 shares of the Company's Series C1 redeemable convertible preferred stock at $1.362 per share. These warrants expire through September 2004.

  In December 1997, in connection with the $8,000,000 line of credit facility and the $5,000,000 equipment line of credit (see Note 3), the Company issued warrants to purchase 247,826 and 125,000 shares, respectively, of the Company's Series D1 redeemable convertible preferred stock at $2.85 per share, expiring in December 2007 and June 2003, respectively.

                          EXODUS COMMUNICATIONS, INC.

  The fair value of all warrant issuances, calculated using the Black-Scholes option pricing module, using the following assumptions: dividends--none; expected life--contractual term; risk free interest rates--5.7% to 6.7%; volatility--60%, was not material except as follows:

  . The 1,579,011 warrants issued in connection with the sale of the Series C redeemable convertible preferred stock for which the fair value was determined to be $1,200,000. This amount was recorded as a reduction in the carrying value of the Series C redeemable convertible preferred stock and recorded as the carrying value of the Series C warrants as reflected in the accompanying December 31, 1997 balance sheet, to be accreted to the redemption price through June 2003.

  . The 247,826 and 125,000 warrants issued in connection with the $8,000,000 line of credit facility and $5,000,000 equipment line of credit, respectively, for which the values were determined to be $530,000 and $200,000, respectively. These amounts will be amortized on a straight-line basis through the commitment periods of the credit facilities.

(6) COMMITMENTS AND CONTINGENCIES

 Leases

  The Company has entered into a number of operating leases for its facilities. The leases expire from 1998 through 2007. The Company has collateralized letters of credit with certificates of deposit aggregating $1,753,000 for these leases. The Company also leases certain data center infrastructure and equipment under capital leases (see Note 5). Certain of these capital leases were entered into as sales-leaseback transactions. No gain or loss was recorded in any such transaction due to the short holding period from the time the assets was purchased until the time of the sale-leaseback. Future minimum lease payments as of December 31, 1997 were as follows (in thousands):

   YEAR ENDING                                                 CAPITAL OPERATING
   DECEMBER 31,                                                LEASES   LEASES
   ------------                                                ------- ---------
     1998..................................................... $1,543    $3,160
     1999.....................................................  1,476     3,282
     2000.....................................................  1,357     3,366
     2001.....................................................     --     3,316
     2002.....................................................     --     2,702
     Thereafter...............................................     --    10,910
                                                               ------   -------
     Total minimum lease payments.............................  4,376   $26,736
                                                                        =======
     Less amount representing imputed interest................    791
                                                               ------
     Present value of minimum lease payments..................  3,585
     Less current portion.....................................  1,143
                                                               ------
     Capital lease obligations, less current portion.......... $2,442
                                                               ======

  In December 1997, the Company entered into an agreement for a 42-month $4,000,000 equipment lease facility for equipment delivered no later than March 31, 1998. No related equipment had been delivered as of December 31, 1997.

  The Company's rent expense was $85,000, $248,000, and $1,764,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

                          EXODUS COMMUNICATIONS, INC.

 Telecommunications Agreement

  In September 1997, the Company entered into an agreement to obtain telecommunications services for a period of 60 months with a minimum commitment of $230,000 per month.

 Royalty Agreement

  In April 1997, the Company entered into an agreement with a software company under which the Company licensed certain software for a royalty based on 1% of the Company's gross revenues. Royalty expenses related to this agreement were not significant for the year ended December 31, 1997.

 Contingencies

  The Company is engaged in certain legal actions arising in the ordinary course of business. The Company believes that it has adequate legal defenses and that the ultimate outcome of these actions will not have a material effect on the Company's financial position and results of operations.

(7) INCOME TAXES

  As of December 31, 1997, the Company had federal and California net operating loss carryforwards of approximately $29,600,000 and $14,800,000, respectively, which can be used to offset the Company's future tax liabilities. The federal and California net operating loss carryforwards will begin expiring in 2011 and 2001, respectively.

  Federal and California tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of a shift in the ownership of the Company that constitutes an "ownership change" as defined by
Section 382 of the Internal Revenue Code. As stated in Note 5, the Company has had numerous equity transactions. These transactions most likely have subjected its net operating loss to the aforementioned restrictions. The Company plans to compute exact limitations upon realization of taxable earnings and associated utilization of the net operating loss carryforwards.

  The Company has deferred tax assets as of December 31, 1996 and 1997 of approximately $2,000,000 and $11,700,000, respectively, which have been fully offset by valuation allowances. The deferred tax assets principally resulted from the net operating loss carryforwards. The Company has provided a valuation allowance due to the uncertainty of generating future profits that would allow for the realization of such deferred tax assets. Accordingly, no tax benefit was recorded in the accompanying statements of operations.





(8) SUBSEQUENT EVENTS

 Reincorporation and Reverse Stock Split

  In January 1998, the Board of Directors approved the Company's reincorporation in the state of Delaware. Following the closing of the Company's IPO, the Certificate of Incorporation of the Delaware successor corporation will authorize 50,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. The Board of Directors also approved a one-for-three reverse stock split of the Company's common stock. The accompanying financial statements have been retroactively restated to give effect to the reincorporation and reverse stock split but the numbers of shares of redeemable convertible preferred stock have not been adjusted as the reverse stock split adjusts the conversion ratio but not the number of outstanding preferred shares.

                          EXODUS COMMUNICATIONS, INC.

 Leases

  In February 1998, the Company entered into an additional facility operating lease with a 120-month term. Future minimum lease payments commence at approximately $20,000 per month and increases to approximately $60,000 per month upon completion of construction of the related facility.

  In February 1998, the Company increased its collateralized letters of credit to $2,178,000.

 Stock Options

  In February 1998, the Company granted stock options to purchase 333,334 shares of Common Stock to an officer of the Company, of which half have an exercise price of $9.00 per share and vest 100% after three years and half have an exercise price of $18.00 per share and vest 100% after five years. The stock options accelerate and become fully vested if the company is acquired or sells all or substantially all of its assets.

 Debt

  In February 1998, the Company borrowed an additional $822,000 under the $5,000,000 equipment line of credit facility.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of such Underwriters, for whom Goldman, Sachs & Co., BT Alex. Brown Incorporated and NationsBanc Montgomery Securities LLC are acting as representatives, has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite its name below:

                                                                     NUMBER OF
                                                                     SHARES OF
                             UNDERWRITER                            COMMON STOCK
                             -----------                            ------------
   Goldman, Sachs & Co. ...........................................
   BT Alex. Brown Incorporated.....................................
   NationsBanc Montgomery Securities LLC ..........................
                                                                     ---------
       Total.......................................................  4,000,000
                                                                     =========

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

  The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at
such price less a concession of $   per share. The Underwriters may allow, and
such dealers may reallow, a concession of not in excess of $   per share to
certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

  The Company and the Selling Stockholders have granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 600,000 additional shares of Common Stock at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 4,000,000 shares of Common Stock offered hereby.

  The Company has agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, it will not offer, sell, contract to sell or otherwise dispose of any securities of the Company (other than pursuant to employee stock option or stock purchase plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) which are substantially similar to the Common Stock or which are convertible into or exchangeable for securities which are substantially similar to the Common Stock without the prior written consent of the representatives, except for the shares of Common Stock offered in connection with the offering.

  In addition, the Company's officers and directors and all holders of shares of capital stock and warrants of the Company have agreed that they will not offer, sell or otherwise dispose of any shares of Common Stock owned of record or beneficially as of the date of the Prospectus, including securities convertible into or exercisable or exchangeable for shares of Common Stock as of said date, as well as any shares of Common Stock later acquired by reason of the conversion, exercise or exchange of such securities, or enter into any swap or other transaction with respect to the shares that would transfer the economic consequences of ownership of the Common Stock to another person, for a period of 180 days following the date of this Prospectus, except that such persons may dispose of shares of Common Stock as bona fide gifts if the recipient of any such gift agrees in writing with the Underwriters to be bound by the terms of this 180-day transfer restriction.

  At the request of the Company, the Underwriters have reserved up to 300,000 shares of Common Stock for sale, at the initial public offering price, to directors, officers, employees and friends of the Company through a directed share program. The number of shares of Common Stock available for sale to the general public in the public offering will be reduced to the extent such persons purchase such reserved shares.

  The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed 5% of the total number of shares of Common Stock offered by them.

  First Analysis Corporation is the beneficial owner of securities convertible into 2,079,712 shares of Common Stock, which will be 11.9% of the Common Stock outstanding after the offering. See "Principal and Selling Stockholders." First Analysis Securities Corporation is a subsidiary of First Analysis Corporation. Under Rule 2720 of the National Association of Securities Dealers, Inc. (the "NASD"), the Company may be deemed an affiliate of First Analysis Securities Corporation. This offering is being conducted in accordance with Rule 2720, which provides that, among other things, when an NASD member participates in the underwriting of an affiliate's equity securities, the initial public offering price can be no higher than that recommended by a "qualified independent underwriter"' meeting certain standards. In accordance with this requirement, Goldman, Sachs & Co. will serve in such role and will recommend a price in compliance with the requirements of Rule 2720. Goldman, Sachs & Co. will receive compensation in the amount of $10,000 for serving in such role. In connection with the offering, Goldman, Sachs & Co. in its role as qualified independent underwriter has performed due diligence investigations and reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part.

  Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among the Company, the representatives of the Underwriters and the representatives of the Selling Stockholders. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related business.

  In connection with the offering, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if such shares of Common Stock are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

  The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "EXDS" subject to official notice of issuance. The Company and, to the extent the over-allotment option is exercised, the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

                             [LOGO OF EXODUS]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN
OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................   20
Dividend Policy...........................................................   20
Capitalization............................................................   21
Dilution..................................................................   22
Selected Financial Data...................................................   23
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   25
Business..................................................................   34
Management................................................................   53
Certain Transactions......................................................   62
Principal and Selling Stockholders........................................   66
Description of Capital Stock..............................................   68
Shares Eligible for Future Sale...........................................   70
Legal Matters.............................................................   72
Experts...................................................................   72
Additional Information....................................................   72
Index to Financial Statements.............................................  F-1
Underwriting..............................................................  U-1

 THROUGH AND INCLUDING    , 1998 (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             4,000,000 SHARES

                          EXODUS COMMUNICATIONS, INC.

                                 COMMON STOCK
                         (PAR VALUE, $0.001 PER SHARE)

                               ----------------

                               [LOGO OF EXODUS]

                               ----------------

                             GOLDMAN, SACHS & CO.

                                BT ALEX. BROWN

                     NATIONSBANC MONTGOMERY SECURITIES LLC

                      REPRESENTATIVES OF THE UNDERWRITERS

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the costs and expenses to be paid by the Company in connection with the sale of the shares of Common Stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market filing fee.

   Securities and Exchange Commission registration fee.............. $   14,927
   NASD filing fee..................................................      5,560
   Nasdaq National Market filing fee................................     90,000
   Accounting fees and expenses.....................................    450,000
   Legal fees and expenses..........................................    550,000
   Road show expenses...............................................     50,000
   Printing and engraving expenses..................................    180,000
   Blue sky fees and expenses.......................................      5,000
   Transfer agent and registrar fees and expenses...................      5,000
   Custodian fees...................................................      5,000
   Miscellaneous....................................................     44,513
                                                                     ----------
     Total.......................................................... $1,400,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law; (ii) the Registrant may, in its discretion, indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law; (iii) upon receipt of an undertaking to repay such advances if indemnification is determined to be unavailable, the Registrant is required to advance expenses, as incurred, to its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law in connection with a proceeding (except if a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding or, in certain circumstances, by independent legal counsel in a written opinion that the facts known to the decision-making party demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in, or not opposed to, the best interests of the corporation); (iv) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with its directors, officers and employees and agents; (v) the Registrant may not retroactively amend the Bylaw provisions relating to indemnity; and (vi) to the fullest extent permitted by the Delaware General Corporation Law, a director or executive officer will be deemed to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal action or proceeding, to have had no reasonable cause to believe that his or her conduct was unlawful if his or her action is based on the records or books of account of the corporation or on information supplied to him or her by officers of the corporation in the course of their duties or on the advice of legal counsel for the corporation or on information or records given or reports made to the corporation by independent certified public accountants or appraisers or other experts.

  The Registrant's policy is to enter into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that directors and executive officers will be indemnified and held harmless to the fullest possible extent permitted by law including against all expenses (including attorneys' fees), judgments, fines and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors, officers, employees or agents of the Registrant or as directors, officers, employees or agents of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims (i) initiated or brought voluntarily by the indemnified party and not by way of defense, except with respect to a proceeding to establish or enforce a right to indemnify under the indemnification agreements or any other agreement or insurance policy or under the Registrant's Certificate of Incorporation or Bylaws now or hereafter in effect relating to indemnification, or authorized by the Board of Directors or as otherwise required under Delaware statute or law, regardless of whether the indemnified party is ultimately determined to be entitled to such indemnification, (ii) for expenses and the payment of profits arising from the purchase and sale by the indemnified party of securities in violation of Section 16(b) of the Securities Exchange Act of 1934 or any similar successor statute or (iii) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

  The indemnification agreement also provides for contribution in certain situations in which the Registrant and a director or executive officer are jointly liable but indemnification is unavailable, such contribution to be based on the relative benefits received and the relative fault of the Registrant and the director or executive officer. No contribution is allowed to a person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933) from any person who was not found guilty of such fraudulent misrepresentation.

  The indemnification agreement requires a director or executive officer to reimburse the Registrant for all expenses advanced only to the extent it is ultimately determined that the director or executive officer is not entitled, under Delaware law, the Bylaws, the indemnification agreement or otherwise, to be indemnified for such expenses. The form of indemnification agreement provides that it is not exclusive of any rights a director or executive officer may have under the Certificate of Incorporation, Bylaws, other agreements, any majority-in-interest vote of the stockholders or vote of disinterested directors, Delaware law or otherwise.

  The indemnification provision in the Bylaws, and the form of indemnification agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's executive officers and directors for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

  As authorized by the Registrant's Bylaws, the Registrant, with approval by the Board, expects to purchase director and officer liability insurance.

  In addition, Mr. Mocarski is indemnified in certain circumstances by Fleet Financial Group, Inc.

  See also the undertakings set out in response to Item 17.

  Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

   DOCUMENT                                                     EXHIBIT NUMBER
   --------                                                     --------------
   Underwriting Agreement .....................................      1.01
   Form of Registrant's Amended and Restated Certificate of
    Incorporation to be filed immediately following the
    offering...................................................      3.04
   Registrant's Bylaws.........................................      3.06
   Form of Indemnification Agreement...........................     10.08

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  The following table sets forth information regarding all securities sold by the Registrant since January 1, 1995.

                                                                  AGGREGATE
                                                        NUMBER OF  PURCHASE          FORM OF
CLASS OF PURCHASERS   DATE OF SALE  TITLE OF SECURITIES  SHARES     PRICE         CONSIDERATION
-------------------  -------------- ------------------- --------- ---------- ------------------------
Fouress, Inc. (1)    February 16,   Common Stock               33 $      100            Cash
                     1995
K.B. Chandrasekhar   May 15, 1995   Common Stock        1,000,000        --              --  (2)
 and B.V.
 Jagadeesh,
 officers/founders
 of Registrant
K.B. Chandrasekhar   June 20, 1995  Common Stock          333,332     80,000           Notes (3)
 and B.V. Jagadeesh
Semi-Custom Logic,   August 15,     Warrant to purchase       N/A        --              --  (5)
 Inc.                1995           66,666 shares of
                                    Common Stock (4)
Richard S. Stoltz,   October 3,     Common Stock          400,000     96,000           Notes (3)
 an officer of       1995
 Registrant, and
 Fred R. Sibayan,
 Jr.
Prasad Kaipa         December 1,    Warrant to purchase       N/A        --              --  (7)
                     1995           333 shares of
                                    Common Stock (6)
First Portland       December 20,   Warrant to purchase       N/A        --              --  (5)
 Leasing             1995           1,506 shares of
 Corporation                        Common Stock
Kanwal Rekhi, a      December 21,   Warrant to purchase       N/A        --              --  (9)
 director of         1995           16,666 shares of
 Registrant                         Common Stock (8)
Suhas Patil          February 1,    Warrant to purchase       N/A        --              --  (7)
                     1996           16,667 shares of
                                    Common Stock
First Portland       February 14,   Warrant to purchase       N/A        --              --  (5)
 Leasing             1996           490 shares of
 Corporation                        Common Stock
22 investors         February 29    Series A Preferred  2,599,481  3,219,994   Cash and con-
                     and March 15,  Stock                                    version of out-
                     1996                                                     standing notes (3) (10)
3 trusts for which   March 30, 1996 Common Stock           94,333     22,640            Cash (3)
 Kanwal S. Rekhi is
 a trustee
John R. Dougery, a   April 29, 1996 Common Stock           40,000      9,600            Cash (3)
 director of
 Registrant
3 individuals        August 30,     Warrants to               N/A        --              --  (5)
                     1996           purchase 20,834
                                    shares of
                                    Series B1 Preferred
                                    Stock
24 investors         October 2,     Series B Preferred  2,579,355  6,500,000            Cash (3)
                     1996           Stock

                                                                  AGGREGATE
                                                        NUMBER OF  PURCHASE             FORM OF
CLASS OF PURCHASERS   DATE OF SALE  TITLE OF SECURITIES  SHARES     PRICE            CONSIDERATION
-------------------  -------------- ------------------- --------- ---------- ------------------------------
Peter A. Howley, a   October 2,     Warrant to purchase       N/A        --               --  (9)
 director of         1996           19,841 shares
 Registrant                         of Series B1
                                    Preferred Stock
                                    (11)
Venture Lending and  October 2,     Warrant to purchase       N/A        --               --  (5)
 Leasing             1996           57,143 shares of
 Corporation                        Series B1 Preferred
                                    Stock
3 individuals        November 6,    Warrants to               N/A        --               --  (5)
                     1996           purchase 11,906
                                    shares of Series B1
                                    Preferred Stock
27 investors         March 31, 1997 Convertible               N/A  2,473,866              --  (3) (12)
                                    Promissory Notes
27 investors         March 31, 1997 Warrants to               N/A      1,039             Cash (3) (16)
                                    purchase 41,240
                                    shares of Series B
                                    Preferred Stock
                                    (13)(14)(15)
MMC/GATX             April 11, 1997 Warrants to               N/A        --               --  (5)
 Partnership No. 1                  purchase 65,477
 and Silicon                        shares of Series B1
 Valley Bank                        Preferred Stock
25 investors         June 4 and     Convertible               N/A  1,500,000              --  (3) (17)
                     June 19, 1997  Promissory Notes
25 investors         June 4 and     Warrants to               N/A        630              --  (3) (21)
                     June 19, 1997  purchase 25,008
                                    shares of Series B
                                    Preferred Stock
                                    (18)(19)(20)
43 investors         June 25, 1997  Series C Preferred  5,263,270 21,510,537    Cash and con-
                                    Stock                                    version of notes (3) (12) (17)
43 investors         June 25, 1997  Warrants to               N/A         37             Cash (3)
                                    purchase 526,349
                                    shares of Series C
                                    Preferred Stock
                                    (22)(23)(24)
David A. Sabey       July 21, 1997  Series B1 Preferred     2,000      5,040             Cash (5)
                                    Stock
Venture Lending and  August 31,     Warrant to purchase       N/A        --               --  (5)
 Leasing             1997           58,724 shares of
 Corporation                        Series C1 Preferred
                                    Stock
Meier Mitchell &     September 30,  Warrants to            31,810        --               --  (5)
 Company and         1997           purchase 31,810
 Transamerica                       shares of Series C1
 Business Credit                    Preferred Stock
 Corporation
Peter A. Howley      October 10,    Series B1 Preferred    19,841     50,000             Cash (3)
                     1997           Stock (11)
Peter A. Howley      October 10,    Series B Preferred      1,033      2,603             Cash (3)
                     1997           Stock (14)(19)
Peter A. Howley      October 10,    Series C Preferred      1,534      6,269             Cash (3)
                     1997           Stock (23)
Rekhi Family Trust   November 19,   Common Stock (8)       16,666     40,000             Cash (3)
 dated 12/15/89,     1997
 for which Kanwal
 S. Rekhi is
 trustee
Rekhi Family Trust   November 19,   Series B Preferred      3,761      9,479             Cash (3)
 dated 12/15/89      1997           Stock (13)(18)
Rekhi Family Trust   November 19,   Series C Preferred      5,552     22,692             Cash (3)
 dated 12/15/89      1997           Stock (22)
40 investors         December 17,   Series D Preferred    877,180  7,500,000             Cash (3)
                     1997           Stock

                                                                     AGGREGATE
                                                        NUMBER OF    PURCHASE       FORM OF
CLASS OF PURCHASERS   DATE OF SALE  TITLE OF SECURITIES  SHARES        PRICE     CONSIDERATION
-------------------  -------------- ------------------- ---------    --------- ------------------
ITV Partnerships     December 23,   Series B Preferred     7,814       19,699            Cash (3)
                     1997           Stock (15)(20)
ITV Partnerships     December 23,   Series C Preferred    11,574       47,310            Cash (3)
                     1997           Stock (24)
Prasad Kaipa         December 30,   Common Stock (6)         333        1,500            Cash
                     1997
3 individuals        December 30,   Common Stock (4)      66,666      160,000            Cash
                     1997
4 entities           December 23    Warrants to              N/A          --              --  (5)
                     and 31, 1997   purchase 124,277
                                    shares of Series D1
                                    Preferred Stock
13 employee          January 1,     Common Stock         107,363(25)   25,768  Cash and Notes
 participants in     1995--
 1995 Employee       December 31,
 Stock Purchase      1997
 Plan
12 employee          January 1,     Common Stock          93,614       29,298  Cash and Notes
 optionees           1995--
                     December 31,
                     1997
Meier Mitchell &     January 27,    Warrant to puchase       N/A           --              -- (5)
 Co.                 1998           6,667 shares of
                                    Series D1 Preferred
                                    Stock
2 directors          February 5,    Series D Preferred    39,181      334,998            Cash (3)
                     1998           Stock

  In connection with the planned Delaware reincorporation of the Company, the Company plans to issue shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series B1 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and options and warrants in exchange for shares, options and warrants, respectively, in the predecessor California entity. Each of the individual and entities listed above will receive the number of shares of such class or series identified above.

--------
 (1) Purchased in connection with the incorporation of the Registrant as a wholly-owned subsidiary of Fouress, Inc., the predecessor of the Registrant ("Fouress"). These shares were canceled in May 1995 upon the closing of the merger of Fouress with and into the Registrant.
 (2) Represents shares of the Registrant exchanged for an aggregate of 5,000 shares originally purchased from Fouress for an aggregate purchase price of $4,000 in connection with the merger of Fouress with and into the Registrant.
 (3) See "Certain Transactions."
 (4) The warrant was exercised by the three principals of the leasing company on December 30, 1997 at an exercise price of $2.40 per share.
 (5) Issued as additional consideration for an equipment lease line of credit.
 (6) The warrant was exercised on December 30, 1997 at an exercise price of $4.50 per share.
 (7) The warrant was issued as additional consideration for a loan to the Registrant.
 (8) The warrant was exercised on November 19, 1997 at an exercise price of $2.40 per share.
 (9) The warrant was issued as consideration for serving as a member of the Board of Directors.
(10) In December 1995, Kanwal S. Rekhi loaned Exodus California $200,000, all of which was converted into Series A Preferred Stock on February 29, 1996.
(11) The warrant was exercised on October 10, 1997 at an exercise price of $2.52 per share.
(12) The entities and individuals loaned an aggregate of $2,473,866, all of which was converted into Series C Preferred Stock on June 25, 1997.
(13) One trust, for which Kanwal S. Rekhi is a trustee, exercised one such warrant for 1,034 shares of Series B Preferred Stock on November 19, 1997 at an exercise price of $2.52 cents per share.
(14) Peter A. Howley exercised one such warrant for 833 shares of Series B Preferred Stock on October 10, 1997 at an exercise price of $2.52 per share.
(15) The ITV Partnerships exercised two such warrants for 4,466 shares of Series B Preferred Stock on December 23, 1997 at an exercise price of $2.52 per share.
(16) Issued in connection with the March 31, 1997 bridge financing of $2,473,866.

(17) The entities and individuals loaned an aggregate of $1,500,000, all of which was converted into Series C Preferred Stock on June 25, 1997.
(18) One trust, for which Kanwal S. Rekhi is a trustee, exercised two such warrants for 2,727 shares of Series B Preferred Stock on November 19, 1997 at an exercise price of $2.52 cents per share.
(19) Peter A. Howley exercised two such warrants for 200 shares of Series B Preferred Stock on October 10, 1997 at an exercise price of $2.52 per share.
(20) The ITV Partnerships exercised four such warrants for 3,348 shares of Series B Preferred Stock on December 23, 1997 at an exercise price of $2.52 per share.
(21) Issued in connection with the June 4 and June 19, 1997 bridge financing of $1,500,000.
(22) One trust, for which Kanwal S. Rekhi is a trustee, exercised one such warrant for 5,552 shares of Series C Preferred Stock on November 19, 1997 at an exercise price of $4.0869 per share.
(23) Peter A. Howley exercised one such warrant for 1,534 shares of Series C Preferred Stock on October 10, 1997 at an exercise price of $4.0869 per share.
(24) The ITV Partnerships exercised six such warrants for 11,574 shares of Series C Preferred Stock on December 23, 1997 at an exercised price of $4.0869 per share.
(25) Includes 41,732 shares subsequently repurchased from certain terminated employees pursuant to the terms of the 1995 Employee Stock Purchase Plan.
--------

  The securities acquired by the Registrant's officers, directors, employees and consultants were made in reliance on Rule 701 under the Securities Act. All sales of Preferred Stock, warrants and notes were made in reliance on
Section 4(2) of the Securities Act and/or Regulation D promulgated or Rule 701 under the Securities Act. The securities were sold to a limited number of people with no general solicitation or advertising.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The following exhibits are filed herewith:

 EXHIBIT
 NUMBER  EXHIBIT TITLE
 ------- -------------
   1.01  Form of Underwriting Agreement.
  +2.01  Agreement and Plan of Merger between Fouress, Inc. and Registrant dated April 26, 1995.
   2.02  Form of Agreement and Plan of Merger by and between Registrant and
         Exodus Communications, Inc., a California Corporation.
  +3.01  Amended and Restated Articles of Incorporation of Exodus
         Communications, Inc., a California corporation.
  +3.02  Registrant's Certificate of Incorporation, as currently in effect.
   3.03  Registrant's Certificate of Designation.
   3.04  Form of Registrant's Amended and Restated Certificate of Incorporation
         to be filed immediately following the offering.
  +3.05  Bylaws of Exodus Communications, Inc., a California Corporation.
   3.06  Registrant's Bylaws.
   4.01  Form of Specimen Certificate for Registrant's Common Stock.
   5.01  Opinion of Fenwick & West LLP regarding legality of the securities being registered.
 +10.01  Amended and Restated Investors Rights Agreement, dated as of June 25,
         1997 between the Registrant and certain investors, as amended December
         15, 1997.
 +10.02  Registrant's 1995 Stock Option Plan and related forms of agreements.
 +10.03  Registrant's 1995 Stock Purchase Plan and related forms of agreements.
 +10.04  Registrant's 1997 Equity Incentive Plan and related forms of agreements.
  10.05  Registrant's 1998 Equity Incentive Plan and related forms of agreements.
  10.06  Registrant's 1998 Directors Stock Option Plan and related forms of agreements.
  10.07  Registrant's 1998 Employee Stock Purchase Plan.
 +10.08  Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers, as amended.
 +10.09  Facility Lease between Washcop Associates Limited Partnership and the
         Registrant dated April 18, 1996.
  10.10  Facility Lease between Cal-Harbor II & III Urban Renewal Associates and Registrant dated December 30, 1996, as amended April 29, 1997 and
         January 27, 1998.
 +10.11  Facility Lease between McCandless-San Tomas N. 2 and Registrant dated
         April 18, 1997.
 +10.12  Facility Lease between Sabey Corporation and Registrant dated April
         24, 1997.
 +10.13  Facility Lease between The Manufacturers Life Insurance Company and
         Registrant dated June 27, 1997.
 +10.14  Facility Lease between JBG/Spring Park Limited Partnership and
         Registrant dated June 30, 1997.
 +10.15  Application for Data Services between WorldCom, Inc. and the
         Registrant dated September 18, 1997.
 +10.16  Software License and Marketing Agreement between Computer Associates
         International, Inc. and the Registrant dated April 1997.
 +10.17  Form of Executive Employment Policy to be entered into between the
         Registrant and certain officers.
 +10.18  Equipment Lease Line of Credit between Transamerica Business Credit
         Corporation and Registrant dated August 28, 1997.
 +10.19  Loan and Security Agreement between Silicon Valley Bank and Registrant dated June 14, 1996, as amended on March 25, 1997, June 13, 1997,
         November 24, 1997 and December 8, 1997.
 +10.20  Loan and Security Agreement among MMC/GATX Partnership No. 1,
         Transamerica Business Credit Corporation and Registrant dated December
         31, 1997.

 EXHIBIT
 NUMBER  EXHIBIT TITLE
 ------- -------------
 +10.21  Equipment Lease Line of Credit between Venture Lending & Leasing II,
         Inc. and Registrant dated December 23, 1997.
  10.22  Equipment Lease Line of Credit Commitment ("Commitment Letter")
         between Finova Technology Finance, Inc. ("Finova") and Registrant
         dated December 17, 1997; Master Lease Agreement ("Master Lease")
         between Finova and Registrant dated December 19, 1997; and
         Modification to Commitment Letter and Master Lease between Finova and
         Registrant dated February 6, 1998.
  10.23  Sublease Agreement dated January 12, 1998 between Amdahl Corporation and Registrant.
  10.24  Nonqualified Stock Option Agreements between Registrant and K.B.
         Chandrasekhar dated January 27, 1998.
  23.01  Consent of Fenwick & West LLP (included in Exhibit 5.01).
  23.02  Consent of KPMG Peat Marwick LLP, independent accountants.
  24.01  Power of Attorney (see Page II-10 of this Registration Statement).
  27.01  Financial Data Schedule.

--------
*  To be supplied by amendment.

+  Previously filed.

  (b) Financial statement schedules are omitted because the information called for is not required or is shown either in the Financial Statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SANTA CLARA, STATE OF CALIFORNIA, ON THE 23RD DAY OF FEBRUARY, 1998.

                                          Exodus Communications, Inc.

                                          By      /s/ K.B. Chandrasekhar
                                              -------------------------------
                                               K.B. CHANDRASEKHAR PRESIDENT,
                                                CHIEF EXECUTIVE OFFICER AND
                                            CHAIRMAN OF THE BOARD OF DIRECTORS



  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                NAME                           TITLE                 DATE
                -----                          -----                 ----
PRINCIPAL EXECUTIVE OFFICER:

                                       President, Chief       February 23, 1998
     /s/ K.B. Chandrasekhar             Executive Officer
-------------------------------------   and Chairman of the
         K.B. CHANDRASEKHAR             Board of Directors

PRINCIPAL FINANCIAL OFFICER AND PRINCIPAL ACCOUNTING OFFICER:


                                       Chief Financial        February 23, 1998
     /s/ Richard S. Stoltz              Officer and Chief
-------------------------------------   Operating Officer
          RICHARD S. STOLTZ


ADDITIONAL DIRECTORS:


               *                             Director         February 23, 1998
-------------------------------------
           KANWAL S. REKHI


               *                             Director         February 23, 1998
-------------------------------------
           PETER A. HOWLEY


               *                             Director         February 23, 1998
-------------------------------------
          THADEUS MOCARSKI


               *                             Director         February 23, 1998
-------------------------------------
           JOHN R. DOUGERY


               *                             Director         February 23, 1998
-------------------------------------
            MARK DUBOVOY


               *                             Director         February 23, 1998
-------------------------------------
       FREDERICK W.W. BOLANDER

*By  /s/ Richard S. Stoltz
  ----------------------------------
       RICHARD S. STOLTZ
        ATTORNEY-IN-FACT

                             POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints K.B. Chandrasekhar and Richard S. Stoltz, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


             NAME                         TITLE                 DATE
             ----                         -----                 ----

ADDITIONAL DIRECTORS:

        /s/ Max D. Hopper               Director              February 24, 1998
------------------------------------
         MAX D. HOPPER


         /s/ Daniel C. Lynch             Director              February 23, 1998
------------------------------------
           DANIEL C. LYNCH

                                 EXHIBIT INDEX

 EXHIBIT NO. EXHIBIT TITLE
 ----------- -------------
   1.01      Form of Underwriting Agreement.
  +2.01      Agreement and Plan of Merger between Fouress, Inc. and Registrant dated April 26, 1995.
   2.02      Form of Agreement and Plan of Merger by and between Registrant and
             Exodus Communications, Inc., a California Corporation.
  +3.01      Amended and Restated Articles of Incorporation of Exodus
             Communications, Inc., a California corporation.
  +3.02      Registrant's Certificate of Incorporation, as currently in effect.
   3.03      Registrant's Certificate of Designation.
   3.04      Form of Registrant's Amended and Restated Certificate of
             Incorporation to be filed immediately following the offering.
  +3.05      Bylaws of Exodus Communications, Inc., a California Corporation.
   3.06      Registrant's Bylaws.
   4.01      Form of Specimen Certificate for Registrant's Common Stock.
   5.01      Opinion of Fenwick & West LLP regarding legality of the securities being registered.
 +10.01      Amended and Restated Investors Rights Agreement, dated as of June
             25, 1997 between the Registrant and certain investors, as amended
             December 15, 1997.
 +10.02      Registrant's 1995 Stock Option Plan and related forms of
             agreements.
 +10.03      Registrant's 1995 Stock Purchase Plan and related forms of agreements.
 +10.04      Registrant's 1997 Equity Incentive Plan and related forms of agreements.
  10.05      Registrant's 1998 Equity Incentive Plan and related forms of agreements.
  10.06      Registrant's 1998 Directors Stock Option Plan and related forms of agreements.
  10.07      Registrant's 1998 Employee Stock Purchase Plan.
 +10.08      Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers, as amended.
 +10.09      Facility Lease between Washcop Associates Limited Partnership and the Registrant dated April 18, 1996.
  10.10      Facility Lease between Cal-Harbor II & III Urban Renewal
             Associates and Registrant dated December 30, 1996, as amended
             April 29, 1997 and January 27, 1998.
 +10.11      Facility Lease between McCandless-San Tomas N. 2 and Registrant dated April 18, 1997.
 +10.12      Facility Lease between Sabey Corporation and Registrant dated
             April 24, 1997.
 +10.13      Facility Lease between The Manufacturers Life Insurance Company and Registrant dated June 27, 1997.
 +10.14      Facility Lease between JBG/Spring Park Limited Partnership and
             Registrant dated June 30, 1997.
 +10.15      Application for Data Services between WorldCom, Inc. and the
             Registrant dated September 18, 1997.
 +10.16      Software License and Marketing Agreement between Computer
             Associates International, Inc. and the Registrant dated April
             1997.
 +10.17      Form of Executive Employment Policy to be entered into between the
             Registrant and certain officers.
 +10.18      Equipment Lease Line of Credit between Transamerica Business
             Credit Corporation and Registrant dated August 28, 1997.
 +10.19      Loan and Security Agreement between Silicon Valley Bank and
             Registrant dated June 14, 1996, as amended on March 25, 1997, June
             13, 1997, November 24, 1997 and December 8, 1997.
 +10.20      Loan and Security Agreement among MMC/GATX Partnership No. 1,
             Transamerica Business Credit Corporation and Registrant dated
             December 31, 1997.

 EXHIBIT NO. EXHIBIT TITLE
 ----------- -------------
 +10.21      Equipment Lease Line of Credit between Venture Lending & Leasing
             II, Inc. and Registrant dated December 23, 1997.
  10.22      Equipment Lease Line of Credit Commitment ("Commitment Letter")
             between Finova Technology Finance, Inc. ("Finova") and Registrant
             dated December 17, 1997; Master Lease Agreement ("Master Lease")
             between Finova and Registrant dated December 19, 1997; and
             Modification to Commitment Letter and Master Lease between Finova and Registrant dated February 6, 1998.
  10.23      Sublease Agreement dated January 12, 1998 between Amdahl
             Corporation and Registrant.
  10.24      Nonqualified Stock Option Agreements between Registrant and K.B.
             Chandrasekhar dated January 27, 1998.
  23.01      Consent of Fenwick & West LLP (included in Exhibit 5.01).
  23.02      Consent of KPMG Peat Marwick LLP, independent accountants.
  24.01      Power of Attorney (see Page II-10 of this Registration Statement).
  27.01      Financial Data Schedule.

--------
*  To be supplied by amendment.

+  Previously filed.